Exhibit 99.12
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
NORTHSTAR REALTY FINANCE CORP.

Report of Independent Certified Public Accountants

Board of Directors
Colony NorthStar, Inc.
We have audited the accompanying consolidated financial statements of NRF Holdco, LLC (formerly known as NorthStar Realty Finance Corp. prior to January 10, 2017) and subsidiaries, which comprise the consolidated balance sheet as of December 31, 2016, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for the year then ended and the related notes to the financial statements.
Management’s responsibility for the financial statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NRF Holdco, LLC (formerly known as NorthStar Realty Finance Corp. prior to January 10, 2017) and subsidiaries as of December 31, 2016, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.
Other Matter
We also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of NRF Holdco, LLC (formerly known as NorthStar Realty Finance Corp. prior to January 10, 2017) and subsidiaries as of December 31, 2015 and for the years ended December 31, 2015 and 2014, and our report dated February 29, 2016 expressed an unqualified opinion on those financial statements.

/s/ GRANT THORNTON LLP
New York, New York
February 28, 2017

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands, Except Per Share Data)

	December 31,
	2016	2015
Assets
Cash and cash equivalents	$1,104,950	$224,101
Restricted cash	166,394	299,288
Operating real estate, net	7,397,231	8,702,259
Real estate debt investments, net (refer to Note 4)	296,544	501,474
Real estate debt investments, held for sale (refer to Note 4)	34,000	224,677
Investments in private equity funds, at fair value (refer to Note 5)	416,919	1,101,650
Investments in unconsolidated ventures (refer to Note 6)	167,778	155,737
Real estate securities, available for sale (refer to Note 7)	445,363	702,110
Receivables, net of allowance of $4,497 and $4,318 as of December 31, 2016 and 2015, respectively	52,548	66,197
Receivables, related parties	1,058	2,850
Intangible assets, net	333,000	527,277
Assets of properties held for sale (refer to Note 3)	1,668,305	2,742,635
Other assets	132,799	154,146
Total assets(1)	$12,216,889	$15,404,401
Liabilities
Mortgage and other notes payable	$6,290,200	$7,164,576
Credit facilities and term borrowings	421,584	654,060
CDO bonds payable, at fair value	256,544	307,601
Exchangeable senior notes	27,410	29,038
Junior subordinated notes, at fair value	194,980	183,893
Accounts payable and accrued expenses	106,120	170,120
Due to related party (refer to Note 10)	874	50,903
Derivative liabilities, at fair value	123,472	103,293
Intangible liabilities, net	110,661	149,642
Liabilities of properties held for sale (refer to Note 3)	1,291,275	2,209,689
Other liabilities	59,934	165,856
Total liabilities(1)	8,883,054	11,188,671
Commitments and contingencies
Equity
NorthStar Realty Finance Corp. Stockholders’ Equity
Preferred stock, $986,640 aggregate liquidation preference as of December 31, 2016 and 2015	939,118	939,118
Common stock, $0.01 par value, 500,000,000 shares authorized, 180,620,485 and 183,239,708 shares issued and outstanding as of December 31, 2016 and 2015, respectively	1,806	1,832
Additional paid-in capital	5,120,061	5,149,349
Retained earnings (accumulated deficit)	(2,901,966)	(2,309,564)
Accumulated other comprehensive income (loss)	(77,523)	18,485
Total NorthStar Realty Finance Corp. stockholders’ equity	3,081,496	3,799,220
Non-controlling interests	252,339	416,510
Total equity	3,333,835	4,215,730
Total liabilities and equity	$12,216,889	$15,404,401
_______________________

(1)
Represents the consolidated assets and liabilities of NorthStar Realty Finance Limited Partnership (the “Operating Partnership”). The Operating Partnership is a consolidated variable interest entity (“VIE”), of which the Company is the sole general partner and owns approximately 99%. As of December 31, 2016, the assets and liabilities of the Operating Partnership include $9.0 billion and $6.8 billion of assets and liabilities, respectively, of certain VIEs that are consolidated by the Operating Partnership. Refer to Note 17 for further disclosure.

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Data)

	Years Ended December 31,
	2016(1)	2015(1)	2014(1)
Property and other revenues
Rental and escalation income	$678,909	$732,425	$349,951
Hotel related income	826,147	784,151	237,039
Resident fee income	293,006	271,394	77,516
Other revenue	19,727	29,466	14,994
Total property and other revenues	1,817,789	1,817,436	679,500
Net interest income
Interest income (refer to Note 10)	144,208	227,483	310,116
Interest expense on debt and securities	6,804	8,678	11,977
Net interest income on debt and securities	137,404	218,805	298,139
Expenses
Management fee, related party (refer to Note 10)	186,765	198,695	82,756
Interest expense—mortgage and corporate borrowings	468,080	486,408	231,894
Real estate properties—operating expenses	935,702	915,701	318,477
Other expenses	24,444	26,607	8,920
Transaction costs	21,475	31,427	172,416
Impairment losses	79,869	31,951	—
Provision for (reversal of) loan losses, net	10,594	4,201	3,769
General and administrative expenses
Compensation expense(2)	32,508	41,437	47,009
Other general and administrative expenses	18,539	16,658	12,357
Total general and administrative expenses	51,047	58,095	59,366
Depreciation and amortization	337,935	456,916	184,689
Total expenses	2,115,911	2,210,001	1,062,287
Other income (loss)
Unrealized gain (loss) on investments and other	(183,570)	(204,112)	(231,697)
Realized gain (loss) on investments and other	10,689	14,407	(77,064)
Gain (loss) from deconsolidation of N-Star CDOs (refer to Note 17)	—	—	(31,423)
Income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax benefit (expense)	(333,599)	(363,465)	(424,832)
Equity in earnings (losses) of unconsolidated ventures	124,718	219,077	165,053
Income tax benefit (expense)	(13,835)	(14,325)	(16,606)
Income (loss) from continuing operations	(222,716)	(158,713)	(276,385)
Income (loss) from discontinued operations (refer to Note 9)(3)	—	(108,554)	(44,701)
Net income (loss)	(222,716)	(267,267)	(321,086)
Net (income) loss attributable to non-controlling interests	7,426	24,008	22,879
Preferred stock dividends	(84,238)	(84,238)	(73,300)
Net income (loss) attributable to NorthStar Realty Finance Corp. common stockholders	$(299,528)	$(327,497)	$(371,507)
Earnings (loss) per share:(4)
Income (loss) per share from continuing operations	$(1.66)	$(1.25)	$(3.33)
Income (loss) per share from discontinued operations	—	(0.62)	(0.46)
Basic	$(1.66)	$(1.87)	$(3.79)
Diluted	$(1.66)	$(1.87)	$(3.79)
Weighted average number of shares:(4)
Basic	180,590,010	174,873,074	98,035,886
Diluted	182,449,426	176,345,121	98,995,229
____________________

(1)
The consolidated financial statements for the year ended December 31, 2016 represent the Company’s results of operations following the NRE Spin-off on October 31, 2015. The years ended December 31, 2015 and 2014 include a carve-out of revenues and expenses attributable to NorthStar Europe recorded in discontinued operations.

(2)	The years ended December 31, 2016, 2015 and 2014 includes $24.2 million, $27.7 million and $24.9 million of equity-based compensation expense, respectively. Refer to Note 11 for further disclosure.

(3)	The six months ended June 30, 2014 includes $13.7 million of equity-based compensation recorded in discontinued operations.

(4)	The years ended December 31, 2015 and 2014 is adjusted for the one-for-two reverse stock split completed on November 1, 2015. Refer to Note 12. “Stockholders’ Equity” for additional disclosure.

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Dollars in Thousands)

	Years Ended December 31,
	2016	2015	2014
Net income (loss)	$(222,716)	$(267,267)	$(321,086)
Other comprehensive income (loss):
Unrealized gain (loss) on real estate securities, available for sale, net	(92,264)	(35,218)	58,872
Amortization of swap (gain) loss into interest expense—mortgage and corporate borrowings (refer to Note 15)	775	934	915
Foreign currency translation adjustment, net	(6,443)	17,042	(5,155)
Total other comprehensive income (loss)	(97,932)	(17,242)	54,632
Comprehensive income (loss)	(320,648)	(284,509)	(266,454)
Comprehensive (income) loss attributable to non-controlling interests	9,350	24,537	22,121
Comprehensive income (loss) attributable to NorthStar Realty Finance Corp.	$(311,298)	$(259,972)	$(244,333)

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY
(Dollars and Shares in Thousands)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total NorthStar Stockholders’ Equity	Non-controlling Interests
										Total Equity
	Shares	Amount	Shares	Amount
Balance as of December 31, 2013	29,466	$697,352	77,202	$772	$2,650,222	$(685,936)	$(4,334)	$2,658,076	$39,387	$2,697,463
Net proceeds from offering of common stock	—	—	27,625	276	1,191,031	—	—	1,191,307	—	1,191,307
Net proceeds from offering of preferred stock	10,000	241,766	—	—	—	—	—	241,766	—	241,766
Common stock related to transactions	—	—	30,854	308	1,082,423	—	—	1,082,731	—	1,082,731
Issuance of common stock in connection with exercise of warrants	—	—	399	4	12	—	—	16	—	16
Non-controlling interests—contributions	—	—	—	—	—	—	—	—	321,455	321,455
Non-controlling interests—distributions	—	—	—	—	—	—	—	—	(13,593)	(13,593)
Dividend reinvestment plan	—	—	4	—	239	—	—	239	—	239
Amortization of equity-based compensation	—	—	—	—	21,053	—	—	21,053	16,322	37,375
Equity component of exchangeable senior notes	—	—	—	—	(296,382)	—	—	(296,382)	—	(296,382)
Conversion of exchangeable senior notes	—	—	12,454	125	320,179	—	—	320,304	—	320,304
Other comprehensive income (loss)	—	—	—	—	—	—	53,874	53,874	758	54,632
Conversion of LTIP Units	—	—	2,304	23	18,588	—	—	18,611	(18,611)	—
Spin-off of NSAM	—	—	—	—	(158,437)	—	—	(158,437)	—	(158,437)
Dividends on common stock and equity-based awards (refer to Note 11)	—	—	—	—	—	(364,956)	—	(364,956)	(5,878)	(370,834)
Dividends on preferred stock	—	—	—	—	—	(73,300)	—	(73,300)	—	(73,300)
Net income (loss)	—	—	—	—	—	(298,207)	—	(298,207)	(22,879)	(321,086)
Balance as of December 31, 2014	39,466	$939,118	150,842	$1,508	$4,828,928	$(1,422,399)	$49,540	$4,396,695	$316,961	$4,713,656
Net proceeds from offering of common stock	—	—	38,000	380	1,325,860	—	—	1,326,240	—	1,326,240
Non-controlling interests—contributions	—	—	—	—	—	—	—	—	126,484	126,484
Non-controlling interests—distributions	—	—	—	—	—	—	—	—	(36,661)	(36,661)
Non-controlling interests—reallocation of interest in Operating Partnership (refer to Note 13)	—	—	—	—	(14,548)	—	—	(14,548)	14,548	—
Dividend reinvestment plan	—	—	7	—	194	—	—	194	—	194
Amortization of equity-based compensation	—	—	—	—	13,757	—	—	13,757	11,935	25,692
Conversion of exchangeable senior notes	—	—	829	8	13,582	—	—	13,590	—	13,590
Other comprehensive income (loss)	—	—	—	—	—	—	(16,713)	(16,713)	(529)	(17,242)
Conversion of Deferred LTIP Units to LTIP Units	—	—	—	—	(18,730)	—	—	(18,730)	18,730	—
Retirement of shares of common stock	—	—	(6,470)	(64)	(117,983)	—	—	(118,047)	—	(118,047)
Issuance of restricted stock, net of tax withholding	—	—	32	—	(3,602)	—	—	(3,602)	—	(3,602)
Spin-off of NorthStar Europe (refer to Note 9)	—	—	—	—	(878,109)	—	(14,342)	(892,451)	(7,450)	(899,901)
Dividends on common stock and equity-based awards (refer to Note 11)	—	—	—	—	—	(559,668)	—	(559,668)	(3,500)	(563,168)
Dividends on preferred stock	—	—	—	—	—	(84,238)	—	(84,238)	—	(84,238)
Net income (loss)	—	—	—	—	—	(243,259)	—	(243,259)	(24,008)	(267,267)
Balance as of December 31, 2015	39,466	$939,118	183,240	$1,832	$5,149,349	$(2,309,564)	$18,485	$3,799,220	$416,510	$4,215,730
Non-controlling interests—contributions	—	—	—	—	—	—	—	—	2,116	2,116
Non-controlling interests—distributions	—	—	—	—	—	—	—	—	(49,219)	(49,219)
Non-controlling interest – sale or deconsolidation of subsidiary	—	—	—	—	—	—	—	—	(104,906)	(104,906)
Non-controlling interests—reallocation of interest in Operating Partnership (refer to Note 13)	—	—	—	—	8,760	—	—	8,760	(8,760)	—
Dividend reinvestment plan	—	—	16	—	221	—	—	221	—	221
Amortization of equity-based compensation	—	—	—	—	14,412	—	—	14,412	8,520	22,932
Conversion of exchangeable senior notes	—	—	200	2	1,869	—	—	1,871	—	1,871
Other comprehensive income (loss)	—	—	—	—	—	—	(96,008)	(96,008)	(1,924)	(97,932)
Retirement of shares of common stock	—	—	(3,890)	(39)	(49,994)	—	—	(50,033)	—	(50,033)
Issuance of restricted stock, net of tax withholding	—	—	1,054	11	(4,556)	—	—	(4,545)	—	(4,545)
Dividends on common stock and equity-based awards (refer to Note 11)	—	—	—	—	—	(292,874)	—	(292,874)	(2,572)	(295,446)
Dividends on preferred stock	—	—	—	—	—	(84,238)	—	(84,238)	—	(84,238)
Net income (loss)	—	—	—	—	—	(215,290)	—	(215,290)	(7,426)	(222,716)
Balance as of December 31, 2016	39,466	$939,118	180,620	$1,806	$5,120,061	$(2,901,966)	$(77,523)	$3,081,496	$252,339	$3,333,835

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	Years Ended December 31,
	2016	2015	2014
Cash flows from operating activities:
Net income (loss)	$(222,716)	$(267,267)	$(321,086)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in (earnings) losses of PE Investments	(93,568)	(198,159)	(150,801)
Equity in (earnings) losses of unconsolidated ventures	(31,150)	(20,918)	(14,252)
Depreciation and amortization	337,935	499,347	185,222
Amortization of premium/accretion of discount on investments	(55,997)	(51,247)	(76,040)
Interest accretion on investments	(3,009)	(13,841)	(22,064)
Amortization of deferred financing costs	53,232	48,411	18,400
Amortization of equity-based compensation	22,932	25,692	37,375
Unrealized (gain) loss on investments and other	175,801	202,832	214,815
Realized (gain) loss on investments and other	(10,689)	(14,407)	77,234
(Gain) loss on deconsolidation of N-Star CDOs	—	—	31,423
Impairment from discontinued operations	—	—	555
Impairment losses	79,869	31,951	—
Distributions from PE Investments (refer to Note 5)	91,692	198,159	150,801
Distributions from unconsolidated ventures	9,914	7,531	3,514
Distributions from equity investments	10,932	26,469	19,453
Amortization of capitalized above/below market leases	6,534	14,015	1,189
Straight line rental income, net	(26,794)	(34,676)	(9,263)
Deferred income taxes, net	(17,647)	(27,742)	—
Provision for (reversal of) loan losses, net	10,594	4,201	3,769
Allowance for uncollectible accounts	4,737	5,457	10,858
Other	—	912	502
Discount received	—	—	3,223
Changes in assets and liabilities:
Restricted cash	(16,371)	(11,313)	(83,159)
Receivables	9,584	29,632	(34,997)
Receivables, related parties	1,888	(657)	6,323
Other assets	12,679	7,147	(37,169)
Accounts payable and accrued expenses	(22,202)	26,931	56,284
Due to related party	(50,525)	1,973	47,430
Other liabilities	(7,620)	30,225	25,317
Net cash provided by operating activities	270,035	520,658	144,856
Cash flows from investing activities:
Acquisition of operating real estate	—	(3,367,580)	(3,466,610)
Acquisition of Griffin-American, net of cash	—	—	(2,947,856)
Acquisition of manufactured homes, held for sale	(13,384)	—	—
Improvements of real estate	(144,325)	(150,197)	(37,955)
Improvements of real estate, held for sale	(13,404)	—	—
Proceeds from sale of real estate	1,171,940	22,487	27,630
Origination of or fundings for real estate debt investments	(20,054)	(72,596)	(282,181)
Acquisition of real estate debt investments	—	(72,950)	(997)
Proceeds from sale of real estate debt investments	312,585	—	28,500
Repayment of real estate debt investments	82,707	589,694	196,034
Investment in PE Investments (refer to Note 5)	(7,069)	(609,616)	(557,719)
Distributions from PE Investments (refer to Note 5)	156,032	455,207	230,598
Proceeds from sale of PE Investments (refer to Note 5)	422,642	—	—
Investment in unconsolidated ventures	(5,236)	(4,005)	(73,254)
Distributions from unconsolidated ventures	6,410	23,403	11,873
Acquisition of real estate securities, available for sale	(1,150)	(38,822)	(36,519)
Proceeds from sale of real estate securities, available for sale	53,886	95,664	94,763
Repayment of real estate securities, available for sale	51,853	116,410	63,902
Change in restricted cash	81,683	35,849	(201,135)
Payment of leasing costs	(4,743)	(4,809)	(21,597)
Investment deposits and pending deal costs	(4,864)	(13,226)	—
Other assets	(12,921)	(11,487)	(81,704)
Net cash provided by (used in) investing activities	2,112,588	(3,006,574)	(7,054,227)
Refer to accompanying notes to consolidated financial statements.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Dollars in Thousands)

	Years Ended December 31,
	2016	2015	2014
Cash flows from financing activities:
Borrowings from mortgage and other notes payable	$215,941	$2,201,141	$5,932,208
Repayment of mortgage and other notes payable	(924,526)	(56,711)	(383,018)
Repayment of CDO bonds	(77,277)	(90,069)	(87,859)
Repurchase of CDO bonds	—	(25,531)	(15,320)
Repayment of securitization bonds payable	—	(41,831)	(40,505)
Borrowings from credit facilities	—	1,141,150	922,540
Repayment of credit facilities	(237,053)	(1,211,877)	(259,798)
Proceeds from senior notes	—	340,000	—
Repayment of 2014 senior notes	—	—	(481,118)
Payment of financing costs	(10,824)	(105,445)	(139,937)
Purchase of derivative instruments	(375)	(29,599)	(4,159)
Settlement of derivative instruments	—	—	2,995
Change in restricted cash	16,877	1,781	22,843
Net proceeds from common stock offering	—	1,326,240	1,191,307
Repurchase of common stock	(52,034)	(116,046)	—
Net proceeds from preferred stock offering	—	—	241,766
Proceeds from dividend reinvestment plan	221	194	239
NSAM Spin-off (refer to Note 9)	—	—	(118,728)
NRE Spin-off (refer to Note 9)	—	(360,410)	—
Dividends (common and preferred)	(379,056)	(643,858)	(438,256)
Repurchase of shares related to equity-based awards and tax withholding	(6,400)	—	—
Contributions from non-controlling interests	2,116	125,023	246,027
Distributions to non-controlling interests	(49,219)	(36,661)	(18,709)
Net cash provided by (used in) financing activities	(1,501,609)	2,417,491	6,572,518
Effect of foreign currency translation on cash and cash equivalents	(165)	(4,438)	(2,173)
Net increase (decrease) in cash and cash equivalents	880,849	(72,863)	(339,026)
Cash and cash equivalents—beginning of period	224,101	296,964	635,990
Cash and cash equivalents—end of period	$1,104,950	$224,101	$296,964

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Business and Organization
NorthStar Realty Finance Corp. was a diversified commercial real estate company (the “Company” or “NorthStar Realty”).  The Company invested in multiple asset classes across commercial real estate (“CRE”) in the form of real estate, senior or subordinate loans, as well as opportunistic CRE investments. The Company was a Maryland corporation and completed its initial public offering in October 2004. The Company conducted its operations to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. The Company was externally managed and advised by an affiliate of NorthStar Asset Management Group Inc. (NYSE: NSAM), which together with its affiliates was referred to as NSAM.
Substantially all of the Company’s assets, directly or indirectly, were held by, and the Company conducted its operations, directly or indirectly, through NorthStar Realty Finance Limited Partnership, a Delaware limited partnership and the operating partnership of the Company (the “Operating Partnership”). All references herein to the Company refer to NorthStar Realty Finance Corp. and its consolidated subsidiaries, including the Operating Partnership, collectively, unless the context otherwise requires.
Mergers of NorthStar Realty Finance Corp. with Colony Capital, Inc. and NorthStar Asset Management Group Inc.
On January 10, 2017, the Company completed the tri-party merger with Colony Capital, Inc. (“Colony”) and NSAM under which the companies combined in an all-stock merger of equals transaction to create an internally-managed, diversified real estate and investment management company (referred to as the “Mergers”). The Mergers create a leading global equity REIT with an embedded investment management platform with increased scale and capabilities.
Under the terms of the merger agreement NSAM redomesticated to Maryland and elected to be treated as a REIT beginning in 2017 and Colony and the Company, through a series of transactions, merged with and into the redomesticated NSAM, which was renamed Colony NorthStar, Inc. (“Colony NorthStar”). The Company’s common stockholders received 1.0996 shares of Colony NorthStar’s common stock for each share of the Company’s common stock they owned. Holders of preferred stock received shares of preferred stock of Colony NorthStar that were substantially similar to the preferred stock held prior to the closing of the transaction. NSAM’s stockholders received approximately 32.85%, Colony stockholders received approximately 33.25% and the Company’s stockholders received approximately 33.90% of the combined company on a fully diluted basis, excluding the effect of certain equity-based awards issued in 2017 in connection with the Mergers.
In addition, pursuant to the terms of the merger agreement and immediately prior to the Mergers, the Company engaged in a series of internal reorganization transactions, which included the merger of the Operating Partnership with and into the Company, with the Company surviving the merger and the merger of one of the Company’s indirect wholly owned subsidiaries with and into the Company, with the Company surviving. Immediately following these mergers, the Company converted to a Delaware limited liability company and changed its name to NRF Holdco, LLC.

2.	Summary of Significant Accounting Policies
Basis of Accounting
The accompanying consolidated financial statements and related notes of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).
The year ended December 31, 2015 includes: (i) the Company’s results of operations for the two months ended December 31, 2015 which represents the activity following the NRE Spin-off; and (ii) the Company’s results of operations for the ten months ended October 31, 2015 which includes a carve-out of revenues and expenses attributable to NRE recorded in discontinued operations. The year ended December 31, 2014 includes: (i) the Company’s results of operations for the six months ended December 31, 2014 which represents the activity following the NSAM Spin-off; and (ii) the Company’s results of operations for the six months ended June 30, 2014 which includes a carve-out of revenues and expenses attributable to NSAM recorded in discontinued operations.
Periods prior to June 30, 2014 and October 31, 2015 present a carve out of revenues and expenses presented in discontinued operations associated with NSAM and NorthStar Europe, related to the Company’s historical asset management and European real estate business. Expenses also included an allocation of indirect expenses of the Company to NSAM and NRE, including salaries, equity based compensation and other general and administrative expenses (primarily occupancy and other cost) based on an estimate had the asset management and European real estate business been run as an independent entity. This allocation method was principally based on relative headcount and management’s knowledge of the Company’s operations.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company, the Operating Partnership and their consolidated subsidiaries. The Company consolidates variable interest entities (“VIE”) where the Company is the primary beneficiary and

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

voting interest entities which are generally majority owned or otherwise controlled by the Company. All significant intercompany balances are eliminated in consolidation.
Variable Interest Entities
A VIE is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes both a qualitative and quantitative analysis. The Company bases its qualitative analysis on its review of the design of the entity, its organizational structure including decision-making ability and relevant financial agreements and the quantitative analysis on the forecasted cash flow of the entity.
The Company reassesses its initial evaluation of an entity as a VIE upon the occurrence of certain reconsideration events.
A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s economic performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. The Company determines whether it is the primary beneficiary of a VIE by considering qualitative and quantitative factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for the Company or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of the Company and the other interests. The Company reassesses its determination of whether it is the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the current and future fair value and performance of investments held by these VIEs and general market conditions.
The Company evaluates its CRE debt and securities, investments in unconsolidated ventures and securitization financing transactions, such as its collateralized debt obligations (“CDOs”) and its liabilities to subsidiary trusts issuing preferred securities (“junior subordinated notes”) to determine whether they are a VIE. The Company analyzes new investments and financings, as well as reconsideration events for existing investments and financings, which vary depending on type of investment or financing.
Voting Interest Entities
A voting interest entity is an entity in which the total equity investment at risk is sufficient to enable it to finance its activities independently and the equity holders have the power to direct the activities of the entity that most significantly impact its economic performance, the obligation to absorb the losses of the entity and the right to receive the residual returns of the entity. The usual condition for a controlling financial interest in a voting interest entity is ownership of a majority voting interest. If the Company has a majority voting interest in a voting interest entity, the entity will generally be consolidated. The Company does not consolidate a voting interest entity if there are substantive participating rights by other parties and/or kick-out rights by a single party or through a simple majority vote.
The Company performs on-going reassessments of whether entities previously evaluated under the voting interest framework have become VIEs, based on certain events, and therefore subject to the VIE consolidation framework.
Investments in Unconsolidated Ventures
A non-controlling, unconsolidated ownership interest in an entity may be accounted for using the equity method, at fair value or the cost method.
Under the equity method, the investment is adjusted each period for capital contributions and distributions and its share of the entity’s net income (loss). Capital contributions, distributions and net income (loss) of such entities are recorded in accordance with the terms of the governing documents. An allocation of net income (loss) may differ from the stated ownership percentage interest in such entity as a result of a preferred return and allocation formula, if any, as described in such governing documents.
The Company may account for an investment in an unconsolidated entity at fair value by electing the fair value option. The Company elected the fair value option for its investments (directly or indirectly in joint ventures) that own limited partnership interests in real estate private equity funds (“PE Investments”) and certain investments in unconsolidated ventures (refer to Note 6). The Company records the change in fair value for its share of the projected future cash flow of such investments from one period to another in equity in earnings (losses) from unconsolidated ventures in the consolidated statements of operations. Any change in fair value attributed to market related assumptions is considered unrealized gain (loss).

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company may account for an investment in an unconsolidated entity that does not qualify for equity method accounting or for which the fair value option was not elected using the cost method if the Company determines that it does not have significant influence. Under the cost method, equity in earnings is recorded as dividends are received to the extent they are not considered a return of capital, which is recorded as a reduction of cost of the investment.
Non-controlling Interests
A non-controlling interest in a consolidated subsidiary is defined as the portion of the equity (net assets) in a subsidiary not attributable, directly or indirectly, to the Company. A non-controlling interest is required to be presented as a separate component of equity on the consolidated balance sheets and presented separately as net income (loss) and other comprehensive income (loss) (“OCI”) attributable to non-controlling interests. An allocation to a non-controlling interest may differ from the stated ownership percentage interest in such entity as a result of a preferred return and allocation formula, if any, as described in such governing documents.
Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that could affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could materially differ from those estimates and assumptions.
Reclassifications
Certain prior period amounts have been reclassified in the consolidated financial statements to conform to current period presentation including amounts related to discontinued operations (refer to Note 9).
Comprehensive Income (Loss)
The Company reports consolidated comprehensive income (loss) in separate statements following the consolidated statements of operations. Comprehensive income (loss) is defined as the change in equity resulting from net income (loss) and OCI. The components of OCI principally include: (i) unrealized gain (loss) on real estate securities available for sale for which the fair value option is not elected; (ii) the reclassification of unrealized gain (loss) on real estate securities available for sale for which the fair value option was not elected to realized gain (loss) upon sale or realized event; (iii) the amortization of unrealized gain (loss) to interest expense on derivative instruments that are or were deemed to be effective hedges; and (iv) foreign currency translation adjustment.
Cash and Cash Equivalents
The Company considers all highly-liquid investments with an original maturity date of three months or less to be cash equivalents. Cash, including amounts restricted, may at times exceed the Federal Deposit Insurance Corporation deposit insurance limit of $250,000 per institution. The Company mitigates credit risk by placing cash and cash equivalents with major financial institutions. To date, the Company has not experienced any losses on cash and cash equivalents.
Restricted Cash
Restricted cash primarily consists of amounts related to operating real estate. The following table presents a summary of restricted cash as of December 31, 2016 and 2015 (dollars in thousands):

	December 31,
	2016	2015
Capital expenditures reserves(1)	$100,917	$196,421
Operating real estate escrow reserves(2)	55,176	82,690
CRE debt escrow deposits	27	8,815
Cash in N-Star CDOs(3)	10,274	11,362
Total	$166,394	$299,288
__________________________________________________

(1)	Primarily represents capital improvements, furniture, fixtures and equipment, tenant improvements, lease renewal and replacement reserves related to operating real estate.

(2)	Primarily represents insurance, real estate tax, repair and maintenance, tenant security deposits and other escrows related to operating real estate.

(3)	Represents proceeds from repayments and/or sales pending distribution in consolidated N-Star CDOs.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fair Value Option
The fair value option provides an election that allows a company to irrevocably elect to record certain financial assets and liabilities at fair value on an instrument-by-instrument basis at initial recognition. The Company may elect to apply the fair value option for certain investments due to the nature of the instrument. Any change in fair value for assets and liabilities for which the election is made is recognized in earnings.
Operating Real Estate
Operating real estate is carried at historical cost less accumulated depreciation. Ordinary repairs and maintenance are expensed as incurred. Major replacements and improvements which improve or extend the life of the asset are capitalized and depreciated over their useful life. Operating real estate is depreciated using the straight-line method over the estimated useful lives of the assets, summarized as follows:

Category:	Term:
Building (fee interest)	15 to 40 years
Building improvements	Lesser of the useful life or remaining life of the building
Building leasehold interests	Lesser of 40 years or remaining term of the lease
Land improvements	10 to 30 years
Tenant improvements	Lesser of the useful life or remaining term of the lease
The Company accounts for purchases of operating real estate that qualify as business combinations using the acquisition method, where the purchase price is allocated to tangible assets such as land, building, tenant and land improvements and other identified intangibles, such as goodwill. Costs directly related to an acquisition deemed to be a business combination are expensed and included in transaction costs in the consolidated statements of operations. The Company evaluates whether real estate acquired in connection with a foreclosure, UCC/deed in lieu of foreclosure or a consentual modification of a loan (herein collectively referred to as taking title to collateral) (“REO”) constitutes a business and whether business combination accounting is appropriate. Any excess upon taking title to collateral between the carrying value of a loan over the estimated fair value of the property is charged to provision for loan losses.
Operating real estate, including REO, which has met the criteria to be classified as held for sale, is separately presented on the consolidated balance sheets. Such operating real estate is recorded at the lower of its carrying value or its estimated fair value less the cost to sell. Once a property is determined to be held for sale, depreciation is no longer recorded. The Company records a gain (loss) on sale of real estate when title is conveyed to the buyer and the Company has no substantial economic involvement with the property. If the sales criteria for the full accrual method are not met, the Company defers some or all of the gain (loss) recognition by applying the finance, leasing, profit sharing, deposit, installment or cost recovery method, as appropriate, until the sales criteria are met.
Minimum rental amounts due under leases are generally either subject to scheduled fixed increases or adjustments. The following table presents approximate future minimum rental income under noncancelable operating leases to be received over the next five years and thereafter as of December 31, 2016 (dollars in thousands):

Years Ending December 31:(1)
2017	$283,551
2018	264,584
2019	247,029
2020	239,642
2021	215,453
Thereafter	998,416
Total	$2,248,675
_______________________

(1)
Excludes rental income from healthcare and hotel properties permitted by the REIT Investment Diversification and Empowerment Act of 2007 (“RIDEA”) and manufactured housing communities, multifamily and independent living properties that are subject to short-term leases.

Real Estate Debt Investments
CRE debt investments are generally intended to be held to maturity and, accordingly, are carried at cost, net of unamortized loan fees, premium and discount. CRE debt investments that are deemed to be impaired are carried at amortized cost less a loan loss reserve, if deemed appropriate, which approximates fair value. CRE debt investments where the Company does not have the intent

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

to hold the loan for the foreseeable future or until its expected payoff are classified as held for sale and recorded at the lower of cost or estimated value.
The Company may syndicate a portion of the CRE debt investments that it originates or sell the CRE debt investments individually. When a transaction meets the criteria for sale accounting, the Company will derecognize the CRE debt investment sold and recognize gain or loss based on the difference between the sales price and the carrying value of the CRE debt investment sold.
Any related unamortized deferred origination fee, original issue discount, loan origination costs, discount or premium at the time of sale are recognized as an adjustment to the gain (loss) on sale, which is included in interest income on the consolidated statement of operations. Any fees received at the time of sale or syndication are recognized as part of interest income.
Real Estate Securities
The Company classifies its CRE securities investments as available for sale on the acquisition date, which are carried at fair value.
The Company historically elected to apply the fair value option for its CRE securities investments. For those CRE securities for which the fair value option was elected, any unrealized gains (losses) from the change in fair value is recorded in unrealized gains (losses) on investments and other in the consolidated statements of operations.
The Company may decide to not elect the fair value option for certain CRE securities due to the nature of the particular instrument. For those CRE securities for which the fair value option was not elected, any unrealized gain (loss) from the change in fair value is recorded as a component of accumulated OCI in the consolidated statements of equity, to the extent impairment losses are considered temporary.
Deferred Costs
Deferred costs primarily include deferred financing costs and deferred lease costs. Deferred financing costs represent commitment fees, legal and other third-party costs associated with obtaining financing. Costs related to revolving credit facilities are recorded in other assets and are amortized to interest expense using the straight-line basis over the term of the facility. Costs related to other borrowings are recorded net against the carrying value of such borrowings and are amortized to interest expense using the effective interest method. Unamortized deferred financing costs are expensed to realized gain (loss) when the associated facility is repaid before maturity. Costs incurred in seeking financing transactions, which do not close, are expensed in the period in which it is determined that the financing will not occur. Deferred lease costs consist of fees incurred to initiate and renew operating leases, which are amortized on a straight-line basis over the remaining lease term and are recorded to depreciation and amortization in the consolidated statements of operations.
Intangible Assets and Intangible Liabilities
The Company records acquired identified intangibles, which includes intangible assets (such as value of the above-market leases, in-place leases, below-market ground leases, goodwill and other intangibles) and intangible liabilities (such as the value of below-market leases), based on estimated fair value. The value allocated to the identified intangibles are amortized over the remaining lease term. Above/below-market leases are amortized into rental income, below-market ground leases are amortized into real estate properties-operating expense and in-place leases are amortized into depreciation and amortization expense.
Goodwill represents the excess of the purchase price over the fair value of net tangible and intangible assets acquired in a business combination and is not amortized. The Company analyzes goodwill for impairment on an annual basis and whenever events or changes in circumstances indicate that the carrying value of goodwill may not be fully recoverable. The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit, related to such goodwill, is less than the carrying amount as a basis to determine whether the two-step impairment test is necessary. The first step in the impairment test compares the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds fair value, the second step is required to determine the amount of the impairment loss, if any, by comparing the implied fair value of the reporting unit goodwill with the carrying amount of such goodwill. The implied fair value of goodwill is derived by performing a hypothetical purchase price allocation for the reporting unit as of the measurement date, allocating the reporting unit’s estimated fair value to its net assets and identifiable intangible assets. The residual amount represents the implied fair value of goodwill. To the extent this amount is below the carrying value of goodwill, an impairment loss is recorded in the consolidated statements of operations.
Estimates of fair value used in the evaluation of goodwill (if necessary based on the Company’s qualitative assessment) are based upon discounted future cash flow projections or other acceptable valuation techniques that are based, in turn, upon all available evidence including level three inputs, such as EBITDAR, EBITDAR margins, revenue growth rates and capital spending requirements, estimates of future cash flows discount rates, general economic conditions and trends or other available market data.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company’s ability to accurately predict future operating results and cash flows and to estimate and allocate fair values impacts the timing and recognition of impairments. While the Company believes its assumptions are reasonable, changes in these assumptions may have a material impact on its financial results.
For the three months ended March 31, 2016, the Company completed step two of the impairment test related to a healthcare portfolio acquired in May 2014 and finalized its estimated preliminary impairment charge of $25.5 million, which was recorded in impairment losses in the fourth quarter 2015.
Summary
The following table presents identified intangibles as of December 31, 2016 and 2015 (dollars in thousands):

	December 31, 2016			December 31, 2015
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Intangible assets:
In-place leases	$164,665	$(64,937)	$99,728	$289,124	$(82,089)	$207,035
Above-market leases	191,997	(38,851)	153,146	268,426	(35,940)	232,486
Goodwill(1)	43,432	NA	43,432	48,635	NA	48,635
Other(2)	40,390	(3,696)	36,694	41,149	(2,028)	39,121
Total	$440,484	$(107,484)	$333,000	$647,334	$(120,057)	$527,277

Intangible liabilities:
Below-market leases	$145,330	$(36,796)	$108,534	$177,931	$(30,462)	$147,469
Above-market ground leases	2,236	(109)	2,127	2,236	(63)	2,173
Total	$147,566	$(36,905)	$110,661	$180,167	$(30,525)	$149,642
_______________________
(1) Represents goodwill associated with an acquisition of a healthcare portfolio that operates through the REIT Investment Diversification and Empowerment Act of 2007 (“RIDEA”) structure and goodwill associated with a share-based acquisition of a healthcare portfolio in the United Kingdom. The goodwill and a corresponding deferred tax liability were recorded at acquisition based on a tax basis difference. The change in goodwill for the year ended December 31, 2016 relates to foreign currency translation associated with a healthcare portfolio in the United Kingdom.

(2)
Primarily represents the value associated with certificates of need associated with certain healthcare properties, franchise agreements associated with certain hotel properties and other intangible assets.

The following table presents a rollforward of goodwill for the year ended December 31, 2016 (dollars in thousands):

Balance as of December 31, 2015	$48,635
Adjustments from foreign currency translation	(5,203)
Balance as of December 31, 2016	$43,432

The Company recorded amortization of acquired above-market leases, net of acquired below-market leases of $6.3 million, $(11.3) million and $(1.2) million for the years ended December 31, 2016, 2015 and 2014, respectively. Amortization of other intangible assets was $38.4 million, $74.1 million and $20.3 million for the years ended December 31, 2016, 2015 and 2014, respectively.
The following table presents annual amortization of intangible assets and liabilities (dollars in thousands):

	Intangible Assets(1)			Intangible Liabilities(1)
Years Ending December 31:	In-place Leases, Net	Above-market Leases, Net	Other, Net(2)	Below-market Leases, Net	Other, Net
2017	$19,585	$16,925	$2,394	$11,597	$48
2018	15,484	16,107	1,721	10,851	48
2019	12,177	15,349	1,678	10,235	48
2020	10,342	14,674	1,678	9,862	48
2021	8,249	12,940	1,678	9,225	48
Thereafter	33,891	77,151	13,278	56,764	1,887
Total	$99,728	$153,146	$22,427	$108,534	$2,127
______________________________________________________

(1)	Identified intangibles will be amortized through periods ending December 2026.

(2)	Excludes $14.5 million of certificates of need associated with certain healthcare properties that are not amortized.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Other Assets and Other Liabilities
The following tables present a summary of other assets and other liabilities as of December 31, 2016 and 2015 (dollars in thousands):

	December 31,
	2016	2015
Other assets:
Unbilled rent receivable, net of allowance of $116 as of December 31, 2016 and 2015	$52,603	$46,262
Hotel-related reserves	28,502	47,380
Investment-related prepaid expenses	17,062	22,573
Deferred tax assets, net	15,141	24,435
Investment deposits and pending deal costs	8,531	568
Deferred costs	8,393	9,461
Derivative assets (refer to Note 15)	99	116
Other	2,468	3,351
Total	$132,799	$154,146

	December 31,
	2016	2015
Other liabilities:
Deferred tax liabilities	$20,201	$50,341
Prepaid rent and unearned revenue	16,500	24,697
Tenant security deposits	10,410	30,327
PE Investment deferred purchase price	3,161	44,212
Investment-related escrow deposits payable	2,766	11,753
Other	6,896	4,526
Total	$59,934	$165,856
Revenue Recognition
Operating Real Estate
Rental and escalation income from operating real estate is derived from leasing of space to various types of tenants and healthcare operators. Rental revenue recognition commences when the tenant takes possession of the leased space and the leased space is substantially ready for its intended use. The leases are for fixed terms of varying length and generally provide for annual rentals and expense reimbursements to be paid in monthly installments. Rental income from leases is recognized on a straight-line basis over the term of the respective leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are included in unbilled rent receivable in other assets on the consolidated balance sheets. The Company amortizes any tenant inducements as a reduction of revenue utilizing the straight-line method over the term of the lease. Escalation income represents revenue from tenant/operator leases which provide for the recovery of all or a portion of the operating expenses and real estate taxes paid by the Company on behalf of the respective property. This revenue is accrued in the same period as the expenses are incurred.
The Company generates operating income from healthcare and hotel properties permitted by RIDEA. Revenue related to healthcare properties includes resident room and care charges and other resident charges. Revenue related to operating hotel properties primarily consists of room and food and beverage sales. Revenue is recognized when such services are provided, generally defined as the date upon which a resident or guest occupies a room or uses the healthcare property or hotel services and is recorded in resident fee income for healthcare properties and hotel related income for hotel properties in the consolidated statements of operations.
In a situation in which a lease(s) associated with a significant tenant have been, or are expected to be, terminated early, the Company evaluates the remaining useful life of depreciable or amortizable assets in the asset group related to the lease that will be terminated (i.e., tenant improvements, above- and below-market lease intangibles, in-place lease value and deferred leasing costs). Based upon consideration of the facts and circumstances surrounding the termination, the Company may write-off or accelerate the depreciation and amortization associated with the asset group. Such amounts are included within rental and escalation income for above-and below-market lease intangibles and depreciation and amortization in the consolidated statements of operations.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Real Estate Debt Investments
Interest income is recognized on an accrual basis and any related premium, discount, origination costs and fees are amortized over the life of the investment using the effective interest method. The amortization is reflected as an adjustment to interest income in the consolidated statements of operations. The amortization of a premium or accretion of a discount is discontinued if such loan is reclassified to held for sale.
Real Estate Securities
Interest income is recognized using the effective interest method with any premium or discount amortized or accreted through earnings based on expected cash flow through the expected maturity date of the security. Changes to expected cash flow may result in a change to the yield which is then applied retrospectively for high-credit quality securities that cannot be prepaid or otherwise settled in such a way that the holder would not recover substantially all of the investment or prospectively for all other securities to recognize interest income.
Credit Losses and Impairment on Investments
Operating Real Estate
The Company’s real estate portfolio is reviewed on a quarterly basis, or more frequently as necessary, to assess whether there are any indicators that the value of its operating real estate may be impaired or that its carrying value may not be recoverable. A property’s value is considered impaired if the Company’s estimate of the aggregate expected future undiscounted cash flow to be generated by the property is less than the carrying value of the property. In conducting this review, the Company considers U.S. and global macroeconomic factors and real estate sector conditions together with investment specific and other factors. To the extent an impairment has occurred, the loss is measured as the excess of the carrying value of the property over the estimated fair value of the property and recorded in impairment losses in the consolidated statements of operations.
An allowance for a doubtful account for a receivable is established based on a periodic review of aged receivables resulting from estimated losses due to the inability of such tenant/operator/resident/guest to make required rent and other payments contractually due. Additionally, the Company establishes, on a current basis, an allowance for future lessee credit losses on unbilled rent receivable based on an evaluation of the collectability of such amounts.
Real Estate Debt Investments
Loans are considered impaired when based on current information and events, it is probable that the Company will not be able to collect principal and interest amounts due according to the contractual terms. The Company assesses the credit quality of the portfolio and adequacy of loan loss reserves on a quarterly basis or more frequently as necessary. Significant judgment of the Company is required in this analysis. The Company considers the estimated net recoverable value of the loan as well as other factors, including but not limited to the fair value of any collateral, the amount and the status of any senior debt, the quality and financial condition of the borrower and the competitive situation of the area where the underlying collateral is located. Because this determination is based on projections of future economic events, which are inherently subjective, the amount ultimately realized may differ materially from the carrying value as of the balance sheet date. If upon completion of the assessment, the estimated fair value of the underlying collateral is less than the net carrying value of the loan, a loan loss reserve is recorded with a corresponding charge to provision for loan losses. The loan loss reserve for each loan is maintained at a level that is determined to be adequate by management to absorb probable losses.
Income recognition is suspended for a loan at the earlier of the date at which payments become 90-days past due or when, in the opinion of the Company, a full recovery of income and principal becomes doubtful. When the ultimate collectability of the principal of an impaired loan is in doubt, all payments are applied to principal under the cost recovery method. When the ultimate collectability of the principal of an impaired loan is not in doubt, contractual interest is recorded as interest income when received, under the cash basis method until an accrual is resumed when the loan becomes contractually current and performance is demonstrated to be resumed. A loan is written off when it is no longer realizable and/or legally discharged.
Investments in Unconsolidated Ventures
The Company reviews its investments in unconsolidated ventures for which the Company did not elect the fair value option on a quarterly basis, or more frequently as necessary, to assess whether there are any indicators that the value may be impaired or that its carrying value may not be recoverable. An investment is considered impaired if the projected net recoverable amount over the expected holding period is less than the carrying value. In conducting this review, the Company considers U.S. and global macroeconomic factors, including real estate sector conditions, together with investment specific and other factors. To the extent an impairment has occurred and is considered to be other than temporary, the loss is measured as the excess of the carrying value

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

of the investment over the estimated fair value and recorded in provision for loss on equity investment in the consolidated statements of operations.
Real Estate Securities
CRE securities for which the fair value option is elected are not evaluated for other-than-temporary impairment (“OTTI”) as any change in fair value is recorded in the consolidated statements of operations. Realized losses on such securities are reclassified to realized gain (loss) on investments and other as losses occur.
CRE securities for which the fair value option is not elected are evaluated for OTTI quarterly. Impairment of a security is considered to be other-than-temporary when: (i) the holder has the intent to sell the impaired security; (ii) it is more likely than not the holder will be required to sell the security; or (iii) the holder does not expect to recover the entire amortized cost of the security. When a CRE security has been deemed to be other-than-temporarily impaired due to (i) or (ii), the security is written down to its fair value and an OTTI is recognized in the consolidated statements of operations. In the case of (iii), the security is written down to its fair value and the amount of OTTI is then bifurcated into: (a) the amount related to expected credit losses; and (b) the amount related to fair value adjustments in excess of expected credit losses. The portion of OTTI related to expected credit losses is recognized in the consolidated statements of operations. The remaining OTTI related to the valuation adjustment is recognized as a component of accumulated OCI in the consolidated statements of equity. The portion of OTTI recognized through earnings is accreted back to the amortized cost basis of the security through interest income, while amounts recognized through OCI are amortized over the life of the security with no impact on earnings. CRE securities which are not high-credit quality are considered to have an OTTI if the security has an unrealized loss and there has been an adverse change in expected cash flow. The amount of OTTI is then bifurcated as discussed above.
Troubled Debt Restructuring
CRE debt investments modified in a troubled debt restructuring (“TDR”) are modifications granting a concession to a borrower experiencing financial difficulties where a lender agrees to terms that are more favorable to the borrower than is otherwise available in the current market. Management judgment is necessary to determine whether a loan modification is considered a TDR. Troubled debt that is fully satisfied via taking title to collateral, repossession or other transfers of assets is generally included in the definition of TDR. Loans acquired as a pool with deteriorated credit quality that have been modified are not considered a TDR.
Equity-Based Compensation
The Company accounts for equity-based compensation awards, including awards granted to co-employees, using the fair value method, which requires an estimate of fair value of the award. Awards may be based on a variety of measures such as time, performance, market or a combination thereof. For time-based awards, fair value is determined based on the stock price on the grant date. The Company recognizes compensation expense over the vesting period on a straight-line basis or the attribution method depending if the grant is to an employee or non-employee. For performance-based awards, fair value is determined based on the stock price at the date of grant and an estimate of the probable achievement of such measure. The Company recognizes compensation expense over the requisite service period, net of estimated forfeitures, using the accelerated attribution expense method. For market-based measures, fair value is determined using a Monte Carlo analysis under a risk-neutral premise using a risk-free interest rate. The Company recognizes compensation expense, over the requisite service period, net of estimated forfeitures, on a straight-line basis. For awards with a combination of performance or market measures, the Company estimates the fair value as if it were two separate awards. First, the Company estimates the probability of achieving the performance measure. If it is not probable the performance condition will be met, the Company records the compensation expense based on the fair value of the market measure, as described above. This expense is recorded even if the market-based measure is never met. If the performance-based measure is subsequently estimated to be achieved, the Company records compensation expense based on the performance-based measure. The Company would then record a cumulative catch-up adjustment for any additional compensation expense.
Equity-based compensation issued to non-employees is accounted for using the fair value of the award at the earlier of the performance commitment date or performance completion date. The awards are remeasured every quarter based on the stock price as of the end of the reporting period until such awards vest, if any.
Foreign Currency
Assets and liabilities denominated in a foreign currency for which the functional currency is a foreign currency are translated using the currency exchange rate in effect at the end of the period presented and the results of operations for such entities are translated into U.S. dollars using the average currency exchange rate in effect during the period. The resulting foreign currency translation adjustment is recorded as a component of accumulated OCI in the consolidated statements of equity.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Assets and liabilities denominated in a foreign currency for which the functional currency is the U.S. dollar are remeasured using the currency exchange rate in effect at the end of the period presented and the results of operations for such entities are remeasured into U.S. dollars using the average currency exchange rate in effect during the period. The resulting foreign currency remeasurement adjustment is recorded in unrealized gain (loss) on investments and other in the consolidated statements of operations.
Earnings Per Share
The Company’s basic earnings per share (“EPS”) is calculated by dividing net income (loss) attributable to common stockholders by the weighted average number of common stock outstanding. Diluted EPS includes restricted stock and the potential dilution that could occur if outstanding restricted stock units (“RSUs”) or other contracts to issue common stock, assuming performance hurdles have been met, were converted to common stock (including limited partnership interests in the Operating Partnership which are structured as profits interests (“LTIP Units”) (refer to Note 11), where such exercise or conversion would result in a lower EPS. The dilutive effect of such RSUs and LTIP Units is calculated assuming all units are converted to common stock.
Discontinued Operations
Subsequent to the early adoption of the accounting standards update on the presentation of discontinued operations beginning in April 2014, the Company presents spin-offs of businesses and portfolios of properties that are sold or classified as held for sale as discontinued operations provided that the disposal represents a strategic shift that has (or will have) a major effect on the Company’s operations and financial results.
Income Taxes
The Company has elected to be taxed as a REIT and to comply with the related provisions of the Internal Revenue Code of 1986, as amended, the (“Code”). Accordingly, the Company generally will not be subject to U.S. federal income tax to the extent of its distributions to stockholders and as long as certain asset, income and share ownership tests are met. To maintain its qualification as a REIT, the Company must annually distribute at least 90% of its REIT taxable income to its stockholders and meet certain other requirements. The Company may also be subject to certain state, local and franchise taxes. Under certain circumstances, federal income and excise taxes may be due on its undistributed taxable income. If the Company were to fail to meet these requirements, it would be subject to U.S. federal income tax, which could have a material adverse impact on its results of operations and amounts available for distributions to its stockholders. The Company believes that all of the criteria to maintain the Company’s REIT qualification have been met for the applicable periods, but there can be no assurance that these criteria will continue to be met in subsequent periods.
The Company may invest through a taxable REIT subsidiary (“TRS”) which can be subject to U.S. federal, state and local income taxes and foreign taxes. In general, a TRS of the Company may perform non-customary services for tenants, hold assets that the REIT cannot hold directly and may engage in real estate or non-real estate-related business. The Company has established several TRSs in jurisdictions for which no taxes are assessed on corporate earnings. The Company generally must include in earnings the income from these TRSs even if it has received no cash distributions. Additionally, the Company has invested in certain real estate assets in Europe, for which local country level taxes will be due on earnings (or other measure) and in some cases withholding taxes for the repatriation of earnings back to the REIT. The REIT will not generally be subject to any additional U.S. taxes on the repatriation of its earnings.
Current and deferred taxes are recorded on the portion of earnings (losses) recognized by the Company with respect to its interest in TRSs and taxable foreign subsidiaries. Deferred income tax assets and liabilities are calculated based on temporary differences between the Company’s U.S. GAAP consolidated financial statements and the federal, state, local and foreign tax basis of assets and liabilities as of the consolidated balance sheet date. The Company evaluates the realizability of its deferred tax assets (e.g., net operating loss and capital loss carryforwards) and recognizes a valuation allowance if, based on the available evidence, it is more likely than not that some portion or all of its deferred tax assets will not be realized. When evaluating the realizability of its deferred tax assets, the Company considers estimates of expected future taxable income, existing and projected book/tax differences, tax planning strategies available and the general and industry specific economic outlook. This realizability analysis is inherently subjective, as it requires the Company to forecast its business and general economic environment in future periods. Changes in estimate of deferred tax asset realizability, if any, are included in provision for income tax expense included in income tax benefit (expense) in the consolidated statements of operations.
The Company has assessed its tax positions for all open tax years, which includes 2013 to 2016 and concluded there were no material uncertainties to be recognized. The Company’s accounting policy with respect to interest and penalties is to classify these amounts as a component of income tax expense, where applicable. The Company has not recognized any such amounts related to uncertain tax positions for the years ended December 31, 2016, 2015 and 2014. As of December 31, 2016, the tax years that remain subject to examination by major tax jurisdictions generally include 2013 through 2016.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company recorded an income tax expense of $13.8 million, $14.3 million and $16.6 million for the years ended December 31, 2016, 2015 and 2014, respectively.
Recent Accounting Pronouncements
The below represent the evaluation by Colony NorthStar of the impact of recent accounting pronouncements on its consolidated financial position, results of operations and financial statement disclosures subsequent to the Mergers as it relates to NorthStar Realty’s historical business.
In May 2014, the Financial Accounting Standards Board (“FASB”) issued an accounting update requiring a company to recognize as revenue the amount of consideration it expects to be entitled to in connection with the transfer of promised goods or services to customers. The accounting standard update will replace most of the existing revenue recognition guidance currently promulgated by U.S. GAAP. In July 2015, the FASB decided to delay the effective date of the new revenue standard by one year. The effective date of the new revenue standard for the Company will be January 1, 2018. Leases are specifically excluded from this guidance and will be governed by the applicable lease codification; however, this update may have implications in certain variable payment terms included in lease agreements and in sale and leaseback transactions. Colony NorthStar is currently assessing the potential effect of the adoption on its consolidated financial statements and related disclosures, as applicable, subsequent to the Mergers as it relates to NorthStar Realty’s historical business.
In February 2015, the FASB issued updated guidance that changes the rules regarding consolidation. The pronouncement eliminates specialized guidance for limited partnerships and similar legal entities and removes the indefinite deferral for certain investment funds. The new guidance is effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. NorthStar Realty adopted this guidance in the first quarter 2016 and determined its Operating Partnership is considered a VIE. NorthStar Realty is the primary beneficiary of the VIE, the VIE’s assets can be used for purposes other than the settlement of the VIE’s obligations and NorthStar Realty’s partnership interest is considered a majority voting interest. As such, this standard resulted in the identification of additional VIEs; however it did not have a material impact on NorthStar Realty’s historical consolidated financial position or results of operations. Refer to Note 17 for further disclosure.
In January 2016, the FASB issued an accounting update that addressed certain aspects of accounting and disclosure requirements of financial instruments, including the requirement that equity investments with readily determinable fair value be measured at fair value with changes in fair value recognized in results of operations. The new guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. NorthStar Realty does not have any equity investments with readily determinable fair value recorded as available-for-sale. Colony NorthStar does not believe that this guidance will have a material impact on its consolidated financial statements and related disclosures, as applicable, subsequent to the Mergers as it relates to NorthStar Realty’s historical business.
In February 2016, the FASB issued an accounting update that sets out the principles for the recognition, measurement, presentation, and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The update requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase of the leased asset by the lessee. This classification will determine whether the lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The update is expected to result in the recognition of a right-to-use asset and related liability to account for NorthStar Realty’s future obligations under its ground lease arrangements for which it is the lessee. As of December 31, 2016, the remaining contractual payments under NorthStar Realty’s ground lease agreements are discussed in Note 16. Additionally, the new update will require that lessees and lessors capitalize, as initial direct costs, only those costs that are incurred due to the execution of a lease. Under this guidance, allocated payroll costs and other costs that are incurred regardless of whether the lease is obtained will no longer be capitalized as initial direct costs and instead will be expensed as incurred. Lessors will continue to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. The new guidance is to be applied using a modified retrospective approach at the beginning of the earliest comparative period in the financial statements and is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Colony NorthStar continues to assess the potential effect that the adoption of the updated guidance will have on its consolidated financial statements and related disclosures, as applicable, subsequent to the Mergers as it relates to NorthStar Realty’s historical business.
In March 2016, the FASB issued guidance clarifying that an assessment of whether an embedded contingent put or call option is clearly and closely related to a borrowing requires only an analysis of the four-step decision sequence. Additionally, entities are not required to separately assess whether the contingency itself is clearly and closely related. Entities are required to apply the guidance to existing instruments in scope using a modified retrospective transition method as of the period of adoption. The

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

guidance is effective for fiscal years beginning after December 15, 2016 and interim periods within those years. Colony NorthStar does not believe that this guidance will have a material impact on its consolidated financial statements and related disclosures, as applicable, subsequent to the Mergers as it relates to NorthStar Realty’s historical business.
In March 2016, the FASB issued guidance which eliminates the requirement for an investor to retroactively apply the equity method when its increase in ownership interest (or degree of influence) in an investee triggers equity method accounting. The update requires that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment become qualified for equity method accounting. The update should be applied prospectively upon their effective date to increases in the level of ownership interests or degree of influence that results in the adoption of the equity method. The guidance is effective for fiscal years beginning after December 15, 2016 and interim periods within those fiscal years. Colony NorthStar will adopt the new guidance prospectively on January 1, 2017 and does not expect the adoption of this standard to have a material impact on its consolidated financial statements and related disclosures, as applicable, subsequent to the Mergers as it relates to NorthStar Realty’s historical business.
In March 2016, the FASB issued guidance which amends several aspects of the accounting for equity-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statements of cash flows. The guidance is effective for interim and annual reporting periods in fiscal years beginning after December 15, 2016. Colony NorthStar will adopt the new guidance prospectively on January 1, 2017 and does not expect the adoption of this standard to have a material impact on its consolidated financial statements and related disclosures, as applicable, subsequent to the Mergers as it relates to NorthStar Realty’s historical business.
In June 2016, the FASB issued guidance that changes the impairment model for most financial instruments by requiring companies to recognize an allowance for expected losses, rather than incurred losses as required currently by the other-than-temporary impairment model. The guidance will apply to most financial assets measured at amortized cost and certain other instruments, including trade and other receivables, loans, held-to-maturity debt securities, net investments in leases and off-balance-sheet credit exposures (e.g., loan commitments). The new guidance is effective for reporting periods beginning after December 15, 2019 and will be applied as a cumulative adjustment to retained earnings as of the effective date. Colony NorthStar is currently assessing the potential effect the adoption of this guidance will have on its consolidated financial statements and related disclosures, as applicable, subsequent to the Mergers as it relates to NorthStar Realty’s historical business.
In August 2016, the FASB issued guidance that makes eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. The guidance is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The new guidance requires adoption on a retrospective basis unless it is impracticable to apply, in which case the company would be required to apply the amendments prospectively as of the earliest date practicable. Colony NorthStar does not believe that this guidance will have a material impact on its consolidated financial statements and related disclosures, as applicable, subsequent to the Mergers as it relates to NorthStar Realty’s historical business.
In November 2016, the FASB issued guidance which requires entities to show the changes in the total of cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. Entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. The guidance is effective for reporting periods beginning after December 15, 2017 and will be applied retrospectively to all periods presented. Colony NorthStar does not believe that this guidance will have a material impact on its consolidated financial statements and related disclosures, as applicable, subsequent to the Mergers as it relates to NorthStar Realty’s historical business.
In January 2017 the FASB issued guidance to clarify the definition of a business under ASC 805. This new standard clarifies the definition of a business and provides a screen to determine when an integrated set of assets and activities is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. The guidance is effective for fiscal years, and interim periods within those years, beginning of December 15, 2017. The amendments in this update will be applied on a prospective basis. Colony NorthStar expects that acquisitions of real estate or in-substance real estate will not meet the revised definition of a business because substantially all of the fair value is concentrated in a single identifiable asset or group of similar identifiable assets (i.e. land, buildings, and related intangible assets).
In January 2017, the FASB issued guidance which removes Step 2 from the goodwill impairment test. The guidance is effective for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Colony NorthStar is currently assessing the potential effect the adoption of this guidance will have on its consolidated financial statements and related disclosures, as applicable, subsequent to the Mergers as it relates to NorthStar Realty’s historical business.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	Operating Real Estate
The following table presents operating real estate, net as of December 31, 2016 and 2015 (dollars in thousands):

	December 31,
	2016	2015
Land and improvements	$1,027,994	$1,195,915
Buildings and improvements	5,918,463	6,728,957
Building leasehold interests and improvements	723,185	723,573
Furniture, fixtures and equipment	405,966	346,628
Tenant improvements	112,910	165,539
Construction in progress	31,058	57,663
Subtotal	8,219,576	9,218,275
Less: Accumulated depreciation	(747,715)	(511,113)
Less: Operating real estate impairment	(74,630)	(4,903)
Operating real estate, net(1)	$7,397,231	$8,702,259
__________________

(1)	As of December 31, 2016 and 2015, operating real estate was subject to $6.4 billion and $7.3 billion of mortgage and other notes payable, respectively.
For the years ended December 31, 2016, 2015 and 2014, depreciation expense was $298.7 million, $382.1 million and $164.9 million, respectively.
Real Estate Impairment
For the year ended December 31, 2016, the Company identified an indicator of impairment at 18 of its hotels in one of its hotel portfolios, primarily due to decreased operating performance and continued economic weakness. As required by the impairment guidance, once an indicator of impairment is identified, the Company is required to perform a test of recoverability. This test compares the sum of the estimated future cash flow attributable to the hotel over its remaining anticipated holding period and from its disposition to its carrying value. Assumptions used for the individual hotels were determined by management, based on discussions with NSAM’s asset management group and its hotel management company. The Company determined that the estimated undiscounted future cash flow attributable to the hotels did not exceed their carrying value and impairment existed. As a result, the Company recorded a $69.7 million impairment charge in the consolidated statements of operations. Fair value was determined based on a discounted cash flow using third-party market data, considered Level 3 inputs. As the fair value of the properties impaired for the year ended December 31, 2016 was determined in part by management estimates, a reasonable possibility exists that future changes to inputs and assumptions could affect the accuracy of management’s estimates and such future changes could lead to recovery of impairment or further possible impairment in the future.
In addition, in connection with properties held for sale, the Company recognized a $10.1 million impairment charge to reduce the carrying value of such properties as compared to its estimated net realizable value. The impairment charges were based upon the sales price of one property and certain disposition costs incurred in connection with such sales. These inputs are classified as Level 3 of the fair value hierarchy.
Real Estate Held for Sale
The following table summarizes the Company’s operating real estate held for sale as of December 31, 2016 (dollars in thousands):

		Assets				Liabilities
Description	Properties	Operating Real Estate, Net	Intangible Assets, Net	Other Assets	Total(1)	Mortgage and Other Notes Payable, Net	Intangible Liabilities, Net	Other Liabilities	Total	WA Ownership Interest
Manufactured housing communities(2)	135	$1,445,681	$23,983	$131,114	$1,600,778	$1,252,050	$—	$24,838	$1,276,888	94%
Other	6	65,889	1,611	27	67,527	—	14,387	—	14,387	NA
Total	141	$1,511,570	$25,594	$131,141	$1,668,305	$1,252,050	$14,387	$24,838	$1,291,275
______________________________________

(1)	Represents operating real estate and intangible assets, net of accumulated depreciation and amortization of $182.9 million.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2)
In May 2016, the Company entered into an agreement to sell its manufactured housing portfolio for $2.0 billion with $1.3 billion of related mortgage financing expected to be assumed as part of the transaction. The Company expects to receive $614.8 million of net proceeds, including a $50.0 million deposit made by the buyer. The Company expects the transaction to close in the first quarter 2017. There is no assurance the transaction will close on the terms anticipated, if at all.

In March 2016, the Company sold its 60% interest in the $898.7 million independent living facility portfolio (“Senior Housing Portfolio”) for $534.5 million. The Company received $149.4 million of proceeds, net of sales costs. In connection with the sale, the Company recorded a $16.6 million realized gain in the Company’s consolidated statements of operations. Refer to Note 10. Related Party Arrangements for further disclosure.
In September 2016, the Company redeemed its interests in a net lease industrial real estate portfolio (“Industrial Portfolio”) for $169.6 million of net proceeds, including $3.1 million of acceleration of discount and fees. In connection with the sale, the Company recorded a $13.2 million realized gain in the Company’s consolidated statements of operations. Refer to Note 10. Related Party Arrangements for further disclosure.
In December 2016, the Company sold a subset of its portfolio of medical office buildings within the Griffin-American Healthcare REIT II, Inc. portfolio (“Griffin-American Portfolio”) for $767.8 million with $658.7 million of related mortgage financing paid off as part of the transaction. The Company received $78.0 million of net proceeds. In connection with the sale, the Company recorded a $12.1 million realized gain in the Company’s consolidated statements of operations. Three of the properties that were previously held for sale were not sold and the Company reclassified such properties as held for use as of December 31, 2016.
In 2016, the Company sold ten multifamily properties for $306.9 million with $209.9 million of mortgage financing assumed as part of the transaction. The Company received $84.7 million of net proceeds. In connection with the sales, the Company recorded a $39.9 million realized gain in the Company’s consolidated statements of operations. One property that was previously held for sale was not sold and the Company reclassified such property as held for use as of December 31, 2016.

4.	Real Estate Debt Investments
The following table presents CRE debt investments as of December 31, 2016 (dollars in thousands):

					Weighted Average			Floating Rate as % of Principal Amount(3)
	Number	Principal Amount	Carrying Value	Allocation by Investment Type(3)	Fixed Rate	Spread Over LIBOR(4)	Yield(5)
Asset Type:
First mortgage loans(1)	5	$106,888	$82,209	30.3%	6.97%	1.00%	6.52%	24.0%
Mezzanine loans	6	19,763	12,186	5.6%	12.16%	3.60%	10.15%	56.6%
Subordinate interests	4	168,106	167,017	47.6%	12.82%	5.76%	8.67%	59.0%
Corporate loans	4	35,968	31,431	10.2%	13.33%	—%	15.26%	—%
Subtotal/Weighted average(2)(6)	19	330,725	292,843	93.7%	10.44%	4.69%	8.83%	41.1%
CRE debt in N-Star CDOs
First mortgage loans	1	21,273	2,425	6.0%	—%	3.50%	—%	100.0%
Corporate loans	6	1,276	1,276	0.3%	6.75%	—%	6.75%	—%
Subtotal/Weighted average	7	22,549	3,701	6.3%	6.75%	3.50%	2.33%	94.3%
Total	26	$353,274	$296,544	100.0%	10.42%	4.53%	8.75%	44.5%

Real estate debt, held for sale(7)	1	$35,120	$34,000	NA	—%	13.75%	—%	100.0%
____________________________________________________________

(1)
Includes three loans that pursuant to certain terms and conditions which may or may not be satisfied, where the Company has an option to purchase the properties securing these loans. One of these three loans is a Sterling denominated loan of £66.7 million, of which £22.0 million is available to be funded as of December 31, 2016. This loan has various maturity dates depending upon the timing of advances; however, will be no later than March 2022.

(2)	Assuming that all loans that have future fundings meet the terms to qualify for such funding, the Company’s cash requirement on future fundings would be $11.1 million.

(3)	Based on principal amount.

(4)	$25.6 million principal amount (excluding CRE debt in N-Star CDOs) has a weighted average LIBOR floor of 0.50%.

(5)	Based on initial maturity and for floating-rate debt, calculated using one-month LIBOR as of December 31, 2016 and for one CRE debt investment with a LIBOR floor greater than LIBOR, using such floor.

(6)	All CRE debt investments are unleveraged.

(7)	In January 2017, the Company sold the loan for net proceeds of $34.0 million.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In 2016, the Company sold or received repayment for 15 CRE debt investments and a REO with a total principal amount of $388.6 million and used $72.1 million of proceeds to pay down the Company’s loan facility in full, resulting in $313.2 million of net proceeds.
The following table presents CRE debt investments as of December 31, 2015 (dollars in thousands):

					Weighted Average			Floating Rate as % of Principal Amount(2)
	Number	Principal Amount	Carrying Value	Allocation by Investment Type(2)	Fixed Rate	Spread Over LIBOR(3)	Yield(4)
Asset Type:
First mortgage loans(1)	11	$286,628	$260,237	51.6%	7.09%	4.95%	3.80%	55.8%
Mezzanine loans	6	22,361	18,630	4.0%	9.04%	4.00%	7.10%	39.9%
Subordinate interests	4	171,044	169,781	30.8%	13.04%	5.65%	8.72%	59.0%
Corporate loans	4	35,215	30,681	6.3%	12.93%	—%	14.84%	—%
Subtotal/Weighted average	25	515,248	479,329	92.7%	10.51%	5.26%	6.38%	52.5%
CRE debt in N-Star CDOs
First mortgage loans	2	26,957	9,321	4.9%	—%	1.27%	3.78%	100.0%
Mezzanine loans	1	11,000	10,675	2.0%	8.00%	—%	8.24%	—%
Corporate loans	6	2,149	2,149	0.4%	6.74%	—%	6.74%	—%
Subtotal/Weighted average	9	40,106	22,145	7.3%	7.79%	1.27%	6.22%	67.2%
Total	34	$555,354	$501,474	100.0%	10.33%	4.79%	6.37%	53.5%

Real estate debt, held for sale(5)	7	$225,037	$224,677	NA	13.65%	7.41%	10.89%	52.5%
____________________________________________________________

(1)
Includes three loans that pursuant to certain terms and conditions which may or may not be satisfied, where the Company has an option to purchase the properties securing these loans. One is a Sterling denominated loan of £66.7 million. This loan has various maturity dates depending upon the timing of advances; however, will be no later than March 2022.

(2)	Based on principal amount.

(3)
$63.9 million principal amount (excluding CRE debt in N-Star CDOs) has a weighted average LIBOR floor of 0.95%. Includes one first mortgage loan with a principal amount of $5.8 million with a spread over the prime rate.

(4)	Based on initial maturity and for floating-rate debt, calculated using one-month LIBOR as of December 31, 2015 and for CRE debt with a LIBOR floor, using such floor.

(5)	In the first quarter 2016, the Company sold these seven loans and used $46.9 million of proceeds to pay down the Company’s loan facility, resulting in net proceeds of $178.2 million.
The following table presents maturities of CRE debt investments based on principal amount as of December 31, 2016 (dollars in thousands):

	Current Maturity	Maturity Including Extensions(1)
Years ending December 31:
2017	$57,706	$57,706
2018	1,152	1,152
2019	—	—
2020	—	—
2021	—	—
Thereafter	266,429	266,429
Total(2)	$325,287	$325,287
____________________________________________________________

(1)	Assumes that all debt with extension options will qualify for extension at such maturity according to the conditions stipulated in the governing documents.

(2)
Excludes three non-performing loans (“NPLs”) with an aggregate principal amount of $28.0 million as of December 31, 2016 due to maturity defaults, of which $21.3 million relates to a loan in an N-Star CDO.

As of December 31, 2016, the weighted average maturity, including extensions, of CRE debt investments was 5.7 years and was 6.0 years excluding CRE debt investments within N-Star CDOs.
Actual maturities may differ from contractual maturities as certain borrowers may have the right to prepay with or without prepayment penalty. The Company may also extend certain contractual maturities in connection with loan modifications.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The principal amount of CRE debt investments differs from the carrying value primarily due to unamortized origination fees and costs, unamortized premium and discount and loan loss reserves recorded as part of the carrying value of the investment. As of December 31, 2016, the Company had $39.5 million of net unamortized discount and $1.8 million of net unamortized origination fees and costs.
Provision for Loan Losses
The following table presents activity in loan loss reserves on CRE debt investments for the years ended December 31, 2016, 2015 and 2014 (dollars in thousands):

	Years Ended December 31,
	2016		2015		2014
Beginning balance	$7,839		$5,599		$2,880
Provision for (reversal of) loan losses, net(1)	6,781	(2)	2,240	(2)	2,719
Ending balance	$14,620		$7,839		$5,599
____________________________________________________________

(1)
Excludes $0.3 million, $0.8 million and $1.0 million provision for loan losses for the years ended December 31, 2016, 2015 and 2014, respectively, relating to manufactured housing notes receivables recorded in assets of properties held for sale.

(2)	Excludes $3.5 million and $1.2 million of provision for loan losses primarily relating to exit fees on real estate debt, held for sale for the years ended December 31, 2016 and 2015, respectively.
Credit Quality Monitoring
CRE debt investments are typically loans secured by direct senior priority liens on real estate properties or by interests in entities that directly own real estate properties, which serve as the primary source of cash for the payment of principal and interest. The Company evaluates its debt investments at least quarterly and differentiates the relative credit quality principally based on: (i) whether the borrower is currently paying contractual debt service in accordance with its contractual terms; and (ii) whether the Company believes the borrower will be able to perform under its contractual terms in the future, as well as the Company’s expectations as to the ultimate recovery of principal at maturity.
The Company categorizes a debt investment for which it expects to receive full payment of contractual principal and interest payments as a “loan with no loan loss reserve.” The Company categorizes a debt investment as an NPL if it is in maturity default and/or past due at least 90 days on its contractual debt service payments. The Company considers the remaining debt investments to be of weaker credit quality and categorizes such loans as “other loans with a loan loss reserve/non-accrual status.” These loans are not considered NPLs because such loans are performing in accordance with contractual terms but the loans have a loan loss reserve and/or are on non-accrual status. Even if a borrower is currently paying contractual debt service or debt service is not due in accordance with its contractual terms, the Company may still determine that the borrower may not be able to perform under its contractual terms in the future and make full payment upon maturity. The Company’s definition of an NPL may differ from that of other companies that track NPLs.
The following table presents the carrying value of CRE debt investments, by credit quality indicator, as of each applicable balance sheet date (dollars in thousands):

	December 31,
Credit Quality Indicator:	2016	2015
Loans with no loan loss reserve:
First mortgage loans(1)	$77,528	$168,978
Mezzanine loans	8,515	29,305
Subordinate interests	167,017	169,781
Corporate loans	32,707	32,830
Subtotal	285,767	400,894
Other loans with a loan loss reserve/non-accrual status:
First mortgage loans	—	4,137
Mezzanine loans(2)	3,671	—
Subtotal	3,671	4,137
Non-performing loans(3)	7,106	96,443
Total	$296,544	$501,474
____________________________________________________________

(1)	Includes one first mortgage loan acquired with deteriorated credit quality with a carrying value of $3.0 million and $3.1 million as of December 31, 2016 and 2015, respectively.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2)
Includes one mezzanine loan with a $3.7 million carrying value which was extended in January 2017 and one mezzanine loan with a 100% loan loss reserve with no carrying value as of December 31, 2016 and 2015. The loan with no carrying value is not considered a NPL as debt service is currently being received.

(3)	Includes one first mortgage loan with a $2.4 million carrying value in an N-Star CDO.
Impaired Loans
The Company considers impaired loans to generally include NPLs, loans with a loan loss reserve, loans on non-accrual status (excluding loans acquired with deteriorated credit quality) and TDRs. The following table presents impaired loans as of December 31, 2016 and 2015 (dollars in thousands):

	December 31, 2016				December 31, 2015
	Number	Principal Amount(1)	Carrying Value(1)	Loan Loss Reserve	Number	Principal Amount(1)	Carrying Value(1)	Loan Loss Reserve
Class of Debt:
First mortgage loans(2)	3	$27,987	$7,104	$5,285	5	$119,677	$100,580	$4,073
Mezzanine loans	2	11,190	3,671	7,520	1	3,766	—	3,766
Total	5	$39,177	$10,775	$12,805	6	$123,443	$100,580	$7,839
____________________________________________________________

(1)
Principal amount differs from carrying value primarily due to unamortized origination fees and costs, unamortized premium or discount and loan loss reserves included in the carrying value of the investment. Excludes one first mortgage loan acquired with deteriorated credit quality with a carrying value of $3.0 million and $3.1 million as of December 31, 2016 and 2015, respectively.

(2)	Excludes one loan with a carrying value of $34.0 million which was sold in the first quarter 2017. Such loan is considered a TDR as of December 31, 2016.
The following table presents average carrying value of impaired loans by type and the income recorded on such loans subsequent to them being deemed impaired for the years ended December 31, 2016, 2015 and 2014 (dollars in thousands):

	December 31, 2016			December 31, 2015			December 31, 2014
	Number	Average Carrying Value	Year Ended Income	Number	Average Carrying Value	Year Ended Income	Number	Average Carrying Value	Year Ended Income
Class of Debt:
First mortgage loans	3	$61,433	$—	5	$102,107	$2,707	1	$1,133	$—
Mezzanine loans	2	1,859	—	1	—	8	1	377	6
Total/weighted average	5	$63,292	$—	6	$102,107	$2,715	2	$1,510	$6
As of December 31, 2016, the Company had three loans past due greater than 90 days. As of December 31, 2015, the Company had two loans past due greater than 90 days.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.	Investments in Private Equity Funds
The following is a description of investments in private equity funds that own PE Investments either through unconsolidated ventures (“PE Investment I” and “PE Investment II”) or consolidated ventures and direct investments (collectively “Direct PE Investments”) which are recorded as investments in private equity funds at fair value on the consolidated balance sheets. The Company elected the fair value option for PE Investments, of which certain are cost method investments and the remainder are equity method investments. As a result, the Company records equity in earnings (losses) based on the change in fair value for its share of the projected future cash flow from one period to another. All PE Investments are considered variable interest entities, except for PE Investment I and II (refer to Note 17). PE Investment I and II are considered voting interest entities and are not consolidated by the Company due to the substantive participating rights of the partners in joint ventures that own the interests in the real estate private equity funds. The Company does not consolidate any of the underlying real estate private equity funds owned in Direct PE Investments as it does not own a majority voting interest in any such funds or is not the primary beneficiary of such funds. PE Investments are not redeemable by the Company.
The following table summarizes the Company’s PE Investments as of December 31, 2016 (dollars in millions):

	PE Investments(2)(3)(6)	PE Investment Sale(4)	Total
Carrying Value
December 31, 2016	$416.9	$—	$416.9
December 31, 2015	$580.6	$521.1	$1,101.7

December 31, 2016
Income(5)	$82.8	$10.8	$93.6
Distributions	$221.8	$28.7	$250.5
Contributions(1)	$3.5	$0.5	$4.0

December 31, 2015
Income(5)	$120.1	$78.0	$198.1
Distributions	$381.8	$258.1	$639.9
Contributions	$9.0	$50.5	$59.5

December 31, 2014
Income(5)	$150.8	$—	$150.8
Distributions	$339.5	$—	$339.5
Contributions	$13.8	$—	$13.8
_____________________________________________

(1)
As of December 31, 2016, the Company’s expected future contributions to funds is $1 million with $6 million of remaining deferred purchase price. The actual amount of future contributions underlying the fund interests that may be called and funded by the Company could vary materially from the Company’s expectations.

(2)	As of December 31, 2016, the Company is invested in 126 funds. The total number of funds includes 12 funds held across multiple PE Investments.

(3)	As of December 31, 2016, cash flow is expected through June 30, 2022, with a weighted average expected remaining life of 1.1 years.

(4)
In February 2016, the Company sold substantially all of its interest in PE Investment II for proceeds of $184.1 million. In September 2016, the Company sold a portfolio of PE Investments for a gross sales price of $317.6 million with $44.7 million of deferred purchase price assumed as part of the transaction, including $5.6 million of deferred purchase price which was the obligation of an unconsolidated joint venture. The Company received $238.6 million of net proceeds. Refer to Note 10. Related Party Arrangements for further disclosure.

(5)	Recorded in equity in earnings in the consolidated statements of operations.

(6)
The Company holds a 36% ownership interest in PE Investment I with a subsidiary of NorthStar Real Estate Income Trust, Inc. (“NorthStar Income”) (together with the Company, the “NorthStar Entities”) and a third party. PE Investment I provides for all cash distributions on a priority basis to the NorthStar Entities until the NorthStar Entities receive a 1.5x multiple on all of their invested capital. The Company guaranteed all of its funding obligations that may be due and owed under PE Investment I agreements directly to PE Investment I entities. The Company and NorthStar Income each agreed to indemnify the other proportionately for any losses that may arise in connection with the funding and other obligations as set forth in the governing documents in the case of a joint default by the Company and NorthStar Income. The Company and NorthStar Income further agreed to indemnify each other for all of the losses that may arise as a result of a default that is solely caused by the Company or NorthStar Income, as the case may be.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	Investments in Unconsolidated Ventures
The following is a description of investments in unconsolidated ventures. The investments in RXR Realty LLC (“RXR Realty”), Aerium Group (“Aerium”) and SteelWave, LLC (“SteelWave”) are accounted for at fair value due to the election of the fair value option (refer to Note 14). The investments in the NSAM Retail Companies (as defined below) were accounted for under the equity method prior to the spin-off of the Company’s historical asset management business (“NSAM Spin-off”) and are accounted for under the cost method subsequent to the NSAM Spin-off. All other investments in unconsolidated ventures are accounted for under the equity method.
The following table summarizes the Company’s investments in unconsolidated ventures as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 (dollars in millions):

		Carrying Value		Equity in Earnings (Losses)
	Ownership	December 31,		Years Ended December 31,
Investment	Interest	2016	2015	2016	2015	2014
RXR Realty(1)	27%	$105.9	$89.3	$25.8	$16.0	$8.0
NSAM Retail Companies(2)	Various	17.3	14.0	0.1	0.3	0.3
Office Joint Venture(3)	10%	8.5	8.5	—	—	2.6
LandCap(4)	49%	7.6	7.7	1.3	0.9	0.7
SteelWave(5)	40%	9.9	6.8	3.1	1.9	0.4
Aerium(6)	15%	5.0	16.5	—	1.3	2.5
CS/Federal(7)	50%	5.4	5.7	(0.3)	0.3	0.1
Multifamily Joint Venture(8)	90%	4.5	3.5	1.1	0.3	(0.3)
NorthStar Realty Finance Trusts(9)	N/A	3.7	3.7	—	—	—
Total		$167.8	$155.7	$31.1	$21.0	$14.3
___________________________________________________________

(1)
In December 2013, the Company entered into a strategic transaction with RXR Realty, a leading real estate owner, developer and investment management company focused on high-quality real estate in the New York Tri-State area.

(2)
Represents the Company’s investment in NSAM retail companies: NorthStar Income, NorthStar Healthcare Income, Inc. (“NorthStar Healthcare”), NorthStar Real Estate Income II, Inc. (“NorthStar Income II”), NorthStar Corporate Income Fund (“NorthStar Corporate Fund”) and NorthStar/RXR New York Metro Real Estate, Inc. (“NorthStar/RXR New York Metro”). Affiliates of NSAM manage NorthStar Income, NorthStar Healthcare, NorthStar Income II, NorthStar Corporate Fund, NorthStar/RXR New York Metro, NorthStar Real Estate Capital Income Fund (“NorthStar Capital Fund”) which, together with any new retail company sponsored by NSAM, are collectively referred to as the “NSAM Retail Companies”. The Company’s ownership interest in NorthStar Income, NorthStar Income II and NorthStar Healthcare as of December 31, 2016 is 0.5%, 0.6% and 0.3%, respectively.

(3)
In June 2013, in connection with the restructuring of an existing mezzanine loan, the Company acquired a 9.99% equity interest for $8.5 million in a joint venture that owns two office buildings in Chicago.

(4)
In October 2007, the Company entered into a joint venture with Whitehall Street Global Real Estate Limited Partnership 2007 (“Whitehall”) to form LandCap Partners and LandCap LoanCo. (collectively referred to as “LandCap”). The joint venture is managed by a third-party management group. The Company and Whitehall agreed to no longer provide additional new investment capital in the LandCap joint venture.

(5)
In September 2014, the Company entered into an investment with SteelWave, a real estate investment manager, owner and operator with a portfolio of commercial assets focused in key markets in the western United States.

(6)
Aerium is a pan-European real estate investment manager specializing in commercial real estate properties. The Company recorded an unrealized loss on its interest in Aerium of $8.6 million for the year ended December 31, 2016.

(7)
CS Federal Drive, LLC (“CS/Federal”) owns three adjacent class A office/flex buildings in Colorado. The properties were acquired for $54.3 million and were financed with two separate non-recourse mortgages totaling $38.0 million and the remainder in cash. The mortgages matured on February 11, 2016. In January 2017, a mortgage of $24 million was repaid on one of the buildings. The joint venture is currently in negotiations with the lender on the remaining mortgage.

(8)
In July 2013, the Company through a joint venture with a private investor, acquired a multifamily property with 498 units, located in Philadelphia, Pennsylvania for an aggregate purchase price of $41.0 million, including all costs, escrows and reserves. The property was financed with a non-recourse mortgage note of $29.5 million and the remainder in cash. In April 2015, the property obtained additional non-recourse financing of $7.0 million. Both financings mature on July 1, 2023 and have a weighted average fixed interest rate of 3.87%. The joint venture is exploring the sale of the property.

(9)
The Company owns all of the common stock of NorthStar Realty Finance Trusts I through VIII (collectively, the “Trusts”). The Trusts were formed to issue trust preferred securities. Refer to Note 17 for further disclosure.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NSAM Retail Companies
The Company committed to purchase up to $10 million in shares of each of NSAM’s Retail Companies’ common stock during the period from when each offering was declared effective through the end of their respective offering period, in the event that NSAM Retail Companies’ distributions to its stockholders, on a quarterly basis, exceed certain measures of operating performance.
In addition, pursuant to the management agreement with NSAM, the Company committed up to $10 million to invest as distribution support consistent with past practice in each future public non-traded NSAM Retail Company, up to a total of five new companies per year. The following table summarizes the Company’s total shares purchased of each NSAM Retail Company as part of its current obligation under the distribution support agreement and the remaining obligations as of December 31, 2016 (dollars in millions):

	Term of	Ownership	Amount	Remaining
NSAM Retail Company	Commitment	Interest	Purchased	Commitment
NorthStar/RXR New York Metro(1)	February 2015 - February 2017	16.0%	$1.5	$6.0
NorthStar Corporate Fund(2)	February 2016 - February 2018	50.0%	1.0	4.0
NorthStar Capital Fund(3)	May 2016 - May 2018	100.0%	2.0	8.0
Total			$4.5	$18.0
___________________________________________________________

(1)
NorthStar/RXR New York Metro’s registration statement filed with the SEC seeks to offer up to $2 billion in a public offering of multiple classes of common stock. In December 2015, the Company and RXR Realty satisfied NorthStar/RXR New York Metro’s minimum offering amount as a result of the purchase of 0.2 million shares of its common stock for an aggregate $2.0 million, of which $1.5 million was invested. The Company is responsible for 75% of the distribution support commitment to NorthStar/RXR New York Metro, with RXR Realty responsible for the remaining 25%. NSAM began raising capital for NorthStar/RXR New York Metro in the second quarter 2016.

(2)
NorthStar Corporate Fund’s registration statement was declared effective by the SEC in February 2016. OZ Institutional Credit Management LP was initially engaged to serve as its sub-advisor to manage investments pursuant to a sub-advisory agreement, which has been subsequently terminated. NorthStar Corporate Fund is evaluating engaging a new sub-advisor. There is no assurance that Colony NorthStar will be able to engage a new sub-adviser on similar terms, if at all.

(3)
NorthStar Capital Fund’s registration statement on Form N-2 filed with the SEC seeks to raise up to $3 billion in a public offering of common stock. In March 2016, the Company invested $2.0 million of seed capital into NorthStar Capital Fund. In May 2016, NorthStar Capital Fund was declared effective by the SEC and expects to begin raising capital from third parties in the first half 2017. The Company currently consolidates the company based on its majority voting interest in the entity.

Summarized Financial Information
The combined balance sheets for the unconsolidated ventures, including PE Investments and excluding unconsolidated ventures accounted for under the cost method, as of December 31, 2016 and 2015 are as follows (dollars in thousands):

	As of December 31,
	2016	2015
Assets
Total assets	$5,821,859	$8,821,784

Liabilities and equity
Total liabilities	$2,680,193	$3,071,593
Equity	3,141,666	5,750,191
Total liabilities and equity	$5,821,859	$8,821,784
The combined statements of operations for the unconsolidated ventures, including PE Investments and excluding unconsolidated ventures accounted for under the cost method, from acquisition date through the years ended December 31, 2016, 2015 and 2014 are as follows (dollars in thousands):

	Years Ended December 31,
	2016(1)	2015	2014
Total revenues(2)	$767,677	$1,287,014	$907,519
Net income	229,309	781,196	443,158
___________________________________________________________

(1)	Includes summarized financial information for PE Investments for the nine months ended September 30, 2016, which is the most recent financial information available from the underlying funds.

(2)	Includes net investment income and unrealized and realized gains and losses for PE Investments.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NSAM Retail Companies and certain PE Investments, for which the Company has elected the fair value option, are accounted for under the cost method. As of December 31, 2016 and 2015 the aggregate carrying value of such cost method investments was $108.1 million and $233.8 million, respectively.

7.	Real Estate Securities, Available for Sale
The following table presents CRE securities as of December 31, 2016 (dollars in thousands):

				Cumulative Unrealized			Allocation by	Weighted	Weighted
	Number	Principal Amount(3)	Amortized Cost	Gains	(Losses)	Fair Value	Investment Type(3)	Average Coupon	Average Yield(4)
Asset Type:
N-Star CDO bonds(1)(8)	23	$371,091	$158,084	$287	$(70,148)	$88,223	34.1%	2.17%	23.03%
N-Star CDO equity(5)(8)	4	60,072	60,072	723	(39,841)	20,954	5.5%	NA	5.04%
CMBS and other securities(6)	11	58,688	42,540	16	(21,041)	21,515	5.4%	0.75%	1.38%
Subtotal(2)	38	489,851	260,696	1,026	(131,030)	130,692	45.0%	1.98%	15.36%
CRE securities in N-Star CDOs(5)(7)
CMBS	105	448,063	346,710	10,804	(101,884)	255,630	41.1%	3.50%	8.29%
Third-party CDO notes	6	49,081	47,883	—	(42,082)	5,801	4.6%	—%	—%
Agency debentures	8	87,172	33,249	7,091	(611)	39,729	8.0%	—%	4.57%
Unsecured REIT debt	1	8,000	8,168	450	—	8,618	0.7%	7.50%	5.88%
Trust preferred securities	2	7,225	7,225	—	(2,332)	4,893	0.6%	2.25%	3.40%
Subtotal	122	599,541	443,235	18,345	(146,909)	314,671	55.0%	2.74%	6.99%
Total	160	$1,089,392	$703,931	$19,371	$(277,939)	$445,363	100.0%	2.42%	10.09%
____________________________________________________________

(1)	Excludes $141.0 million principal amount of N-Star CDO bonds payable that are eliminated in consolidation and includes $2.0 million of N-Star CDO bonds owned in N-Star CDO IX.

(2)	All securities are unleveraged.

(3)	Based on amortized cost for N-Star CDO equity and principal amount for remaining securities.

(4)	Based on expected maturity and for floating-rate securities, calculated using the applicable LIBOR as of December 31, 2016.

(5)	The fair value option was elected for these securities (refer to Note 14).

(6)	The fair value option was elected for $16.4 million carrying value of these securities (refer to Note 14).

(7)	Investments in the same securitization tranche held in separate CDO financing transactions are reported as separate investments.

(8)	As of December 31, 2016, the weighted average remaining life of the N-Star CDO bonds and N-Star CDO equity is 1.1 years and 2.2 years, respectively.
The Company sponsored nine CDOs, three of which were primarily collateralized by CRE debt and six of which were primarily collateralized by CRE securities. The Company acquired equity interests of two CRE debt focused CDOs, the CSE RE 2006-A CDO (“CSE CDO”) and the CapLease 2005-1 CDO (“CapLease CDO”) sponsored by third parties. These CDOs are collectively referred to as the N-Star CDOs. All N-Star CDOs are considered VIEs (refer to Note 17). At the time of issuance of the sponsored CDOs, the Company retained the below investment grade bonds, which are referred to as subordinate bonds, and preferred shares and equity notes, which are referred to as equity interests. In addition, the Company repurchased CDO bonds originally issued to third parties at discounts to par. These repurchased CDO bonds and retained subordinate bonds are herein collectively referred to as N-Star CDO bonds.
As of December 31, 2016, the Company’s CRE securities portfolio is comprised of N-Star CDO bonds and N-Star CDO equity and other securities which are predominantly conduit commercial mortgage-backed securities (“CMBS”), meaning each asset is a pool backed by a large number of commercial real estate loans. As a result, this portfolio is typically well-diversified by collateral type and geography. As of December 31, 2016, contractual maturities of CRE securities investments ranged from one month to 37 years, with a weighted average expected maturity of 3.0 years.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents CRE securities as of December 31, 2015 (dollars in thousands):

				Cumulative Unrealized			Allocation by	Weighted	Weighted
	Number	Principal Amount(3)	Amortized Cost	Gains	Losses	Fair Value	Investment Type(3)	Average Coupon	Average Yield(4)
Asset Type:
N-Star CDO bonds(1)	26	$401,848	$194,908	$24,332	$(2,513)	$216,727	31.3%	1.98%	22.01%
N-Star CDO equity(5)	4	71,003	71,003	1,290	(27,388)	44,905	5.5%	NA	12.41%
CMBS and other securities(6)	15	116,681	61,520	15,340	(21,295)	55,565	9.1%	2.15%	5.52%
Subtotal(2)	45	589,532	327,431	40,962	(51,196)	317,197	45.9%	2.01%	16.83%
CRE securities in N-Star CDOs(5)(7)
CMBS	123	538,205	398,343	31,244	(103,076)	326,511	41.9%	3.48%	10.13%
Third-party CDO notes	8	55,509	50,047	—	(43,362)	6,685	4.3%	0.01%	—%
Agency debentures	8	87,172	31,774	6,384	(842)	37,316	6.8%	—	4.57%
Unsecured REIT debt	1	8,000	8,285	691	—	8,976	0.6%	7.50%	5.88%
Trust preferred securities	2	7,225	7,225	—	(1,800)	5,425	0.5%	2.25%	2.32%
Subtotal	142	696,111	495,674	38,319	(149,080)	384,913	54.1%	2.80%	8.56%
Total	187	$1,285,643	$823,105	$79,281	$(200,276)	$702,110	100.0%	2.46%	11.85%
_________________________________________________________

(1)	Excludes $142.9 million principal amount of N-Star CDO bonds payable that are eliminated in consolidation.

(2)	All securities are unleveraged.

(3)	Based on amortized cost for N-Star CDO equity and principal amount for remaining securities.

(4)	Based on expected maturity and for floating-rate securities, calculated using the applicable LIBOR as of December 31, 2015.

(5)	The fair value option was elected for these securities (refer to Note 14).

(6)	The fair value option was elected for $48.7 million carrying value of these securities (refer to Note 14).

(7)	Investments in the same securitization tranche held in separate CDO financing transactions are reported as separate investments.
For the year ended December 31, 2016, proceeds from the sale of CRE securities was $53.9 million, resulting in a net realized loss of $5.6 million. The Company recognized a $9.7 million net cash gain related to acceleration of discount in connection with these sales. For the year ended December 31, 2015, proceeds from the sale of CRE securities were $95.7 million, resulting in a net realized gain of $14.1 million. For the year ended December 31, 2014, proceeds from the sale of CRE securities was $94.8 million, resulting in a net realized gain of $22.4 million.
CRE securities investments, not held in N-Star CDOs, include 24 securities for which the fair value option was not elected. As of December 31, 2016, the aggregate carrying value of these securities was $93.3 million, representing $70.5 million of accumulated net unrealized losses included in OCI. As of December 31, 2016, the Company held 19 securities with an aggregate carrying value of $93.0 million with an unrealized loss of $70.8 million, eight of which were in an unrealized loss position for a period of greater than 12 months. Based on management’s quarterly evaluation, the Company recorded OTTI of $40.6 million and $4.0 million for the years ended December 31, 2016 and 2015, respectively, which was recorded in realized gain (loss) on investments and other in the consolidated statements of operations. As of December 31, 2016, the Company does not intend to sell these securities and it is more likely than not that the Company will not be required to sell these securities prior to recovery of its amortized cost basis, which may be at maturity.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	Borrowings
The following table presents borrowings as of December 31, 2016 and 2015 (dollars in thousands):

				December 31, 2016		December 31, 2015
	Recourse vs. Non-Recourse	Final Maturity	Contractual Interest Rate(1)(2)	Principal Amount	Carrying Value(3)	Principal Amount	Carrying Value(3)
Mortgage and other notes payable:(4)
Healthcare
East Arlington, TX	Non-recourse	May-17	5.89%	$3,043	$3,043	$3,101	$3,097
Formation Portfolio(5)(11)	Non-recourse	May-19(6)/Jan-25/Feb-26	LIBOR + 4.25%(7)/4.54%/4.59%	702,686	696,345	701,819	695,060
Minnesota Portfolio	Non-recourse	Nov-19	LIBOR + 3.50%	37,766	37,310	37,800	37,171
Griffin-American - U.K.(5)	Non-recourse	Dec-19(6)	LIBOR + 4.25%(7)	269,505	267,480	327,890	322,415
Griffin-American - U.S. - Fixed(5)	Non-recourse	Dec-19(6)/ Jun-25 / Dec-35	4.68%(7)	1,762,998	1,710,645	1,763,036	1,692,098
Griffin-American - U.S. - Floating(5)(8)	Non-recourse	Dec-19(6)	LIBOR + 3.05%(7)	169,005	163,987	854,565	820,180
Wakefield Portfolio	Non-recourse	April-20	LIBOR + 4.00%	53,742	53,396	54,694	54,228
SLC Portfolio	Non-recourse	Jul-21	LIBOR + 3.00%	171,900	168,428	176,553	175,674
Healthcare Preferred(9)	Non-recourse	Jul-21	LIBOR + 7.75%	75,000	75,000	75,000	75,000
Indiana Portfolio(10)	Non-recourse	Sept-21	LIBOR + 4.50%	121,130	121,130	121,130	121,130
Subtotal Healthcare				3,366,775	3,296,764	4,115,588	3,996,053
Hotel
Innkeepers Portfolio(5)	Non-recourse	Jun-19(6)	LIBOR + 3.39%(7)	840,000	839,977	840,000	837,137
K Partners Portfolio(5)(12)	Non-recourse	Aug-19(6)	LIBOR + 3.25%(7)	211,681	211,667	211,681	210,660
Courtyard Portfolio(5)	Non-recourse	Oct-19(6)	LIBOR + 2.90%(7)	512,000	512,000	512,000	509,554
Inland Portfolio(5)	Non-recourse	Dec-19(6)	LIBOR + 3.60%(7)	817,000	816,972	817,000	811,927
NE Portfolio(5)	Non-recourse	Jun-20(6)	LIBOR + 3.85%(7)	132,250	131,809	132,250	130,824
Miami Hotel Portfolio(5)	Non-recourse	Aug-20(6)	LIBOR + 3.90%(7)	115,500	114,873	115,500	113,833
Subtotal Hotel				2,628,431	2,627,298	2,628,431	2,613,935
Net lease
Indianapolis, IN	Non-recourse	Feb-17	6.06%	25,171	25,167	25,674	25,663
Milpitas, CA	Non-recourse	Mar-17	5.95%	18,159	18,157	18,827	18,807
Fort Mill, SC	Non-recourse	Apr-17	5.63%	27,700	27,696	27,700	27,675
Fort Mill, SC - Mezzanine	Non-recourse	Apr-17	6.21%	174	174	663	663
Salt Lake City, UT	Non-recourse	Sept-17	5.16%	12,084	12,046	12,646	12,555
Green Pond, NJ	Non-recourse	Jun-21	4.00%	13,260	13,012	15,486	15,481
South Portland, ME	Non-recourse	Jul-23	LIBOR + 2.15%(7)	2,869	2,830	3,241	3,190
Aurora, CO	Non-recourse	Aug-26	4.08%	32,600	32,194	30,175	30,169
DSG Portfolio	Non-recourse	Nov-26	4.45%	30,959	29,797	30,481	30,428
Industrial Portfolio	—	—	—	—	—	221,125	224,635
Subtotal Net lease				162,976	161,073	386,018	389,266
Multi-tenant Office
SteelWave Properties(5)	Non-recourse	Nov-19/Feb-20(6)	LIBOR + 2.15%(7)	114,659	113,695	112,988	111,266
Subtotal Multi-tenant Office				114,659	113,695	112,988	111,266
Multifamily
Multifamily Property	Non-recourse	Apr-23	4.00%	39,600	39,166	—	—
Subtotal Multifamily				39,600	39,166	—	—
Other
Secured borrowing(17)	Non-recourse	May-23	LIBOR + 1.60%	52,204	52,204	54,056	54,056
Subtotal Other				52,204	52,204	54,056	54,056
Subtotal Mortgage and other notes payable				6,364,645	6,290,200	7,297,081	7,164,576
Credit facilities and term borrowings:
Corporate Revolver	Recourse	Aug-17	LIBOR + 3.50%(7)	—	—	165,000	165,000
Corporate Term Borrowing(10)	Recourse	Sept-17	4.60% / 4.55%	425,000	421,584	425,000	417,039
Loan Facility(13)	—	—	—	—	—	72,053	72,021
Subtotal Credit facilities and term borrowings				425,000	421,584	662,053	654,060
CDO bonds payable:
N-Star I	Non-recourse	Aug-38	7.01%	7,665	7,665	10,869	10,814
N-Star IX	Non-recourse	Aug-52	LIBOR + 0.53%(7)	351,548	248,879	425,622	296,787
Subtotal CDO bonds payable				359,213	256,544	436,491	307,601

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

				December 31, 2016		December 31, 2015
	Recourse vs. Non-Recourse	Final Maturity	Contractual Interest Rate(1)(2)	Principal Amount	Carrying Value(3)	Principal Amount	Carrying Value(3)
Exchangeable senior notes:
7.25% Notes	Recourse	Jun-27	7.25%	12,955	12,955	12,955	12,955
5.375% Notes	Recourse	Jun-33	5.375%	16,405	14,455	17,405	15,116
8.875% Notes	—	—	—	—	—	1,000	967
Subtotal Exchangeable senior notes				29,360	27,410	31,360	29,038
Junior subordinated notes:
Trust I	Recourse	Mar-35	LIBOR + 3.25%(7)	41,240	30,782	41,240	29,033
Trust II	Recourse	Jun-35	LIBOR + 3.25%(7)	25,780	19,245	25,780	18,152
Trust III	Recourse	Jan-36	LIBOR + 2.83%(7)	41,238	28,673	41,238	27,003
Trust IV	Recourse	Jun-36	LIBOR + 2.80%(7)	50,100	34,499	50,100	33,446
Trust V	Recourse	Sept-36	LIBOR + 2.70%(7)	30,100	20,338	30,100	18,978
Trust VI	Recourse	Dec-36	LIBOR + 2.90%(7)	25,100	17,467	25,100	16,348
Trust VII	Recourse	Apr-37	LIBOR + 2.50%(7)	31,459	20,410	31,459	18,960
Trust VIII	Recourse	Jul-37	LIBOR + 2.70%(7)	35,100	23,566	35,100	21,973
Subtotal Junior subordinated notes				280,117	194,980	280,117	183,893
Subtotal				7,458,335	7,190,718	8,707,102	8,339,168
Borrowings of properties, held for sale:(4)
Manufactured Housing Communities	Non-recourse	Dec-21 / Dec-25	4.32%(7)	1,262,509	1,252,050	1,274,643	1,262,726
Multifamily(14)	—	—	—	—	—	249,709	247,019
Senior Housing Portfolio(15)	—	—	—	—	—	648,211	644,486
Net lease properties(16)	—	—	—	—	—	41,742	41,742
Subtotal Borrowings of properties held for sale				1,262,509	1,252,050	2,214,305	2,195,973
Grand Total				$8,720,844	$8,442,768	$10,921,407	$10,535,141
____________________________________________________________

(1)	Refer to Note 15 for further disclosure regarding derivative instruments which are used to manage interest rate exposure.

(2)	For borrowings with a contractual interest rate based on LIBOR, represents three-month LIBOR for the SLC and Wakefield Portfolio and one-month LIBOR for the other borrowings.

(3)
Carrying value represents fair value with respect to CDO bonds payable and junior subordinated notes due to the election of the fair value option (refer to Note 14) and amortized cost, net of deferred financing costs for the other borrowings.

(4)	Mortgage and other notes payable are subject to customary non-recourse carveouts.

(5)	An aggregate principal amount of $5.6 billion is comprised of 20 senior mortgage notes totaling $4.4 billion and 16 mezzanine mortgage notes totaling $1.2 billion.

(6)	Represents final maturity taking into consideration the Company’s extension options.

(7)	Contractual interest rate represents a weighted average.

(8)
In December 2016, the Company sold a subset of its portfolio of medical office buildings within the Griffin-American Portfolio and the Company paid off $658.7 million of such borrowings, a portion of which represents a pay down above the assets aggregate allocated borrowing amount.

(9)	Represents borrowings in unconsolidated N-Star CDOs.

(10)	In connection with the Mergers, the Corporate Term Borrowing was repaid.

(11)
As of December 31, 2016, the borrower was not in compliance with certain operating covenants a result of the tenant’s failure to satisfy the portfolio coverage covenant under the master lease.  The Company expects to receive a waiver from the lenders for such default.

(12)
As of December 31, 2016, as a result of a debt yield test, the Company is currently funding net operating cash of the hotel portfolio collateral related to this borrowing into a lender controlled escrow account to fund debt service.  The Company may need to fund additional amounts until the test is satisfied.  The Company does not believe the impact will be material.

(13)	In November 2016, the Company terminated the Loan Facility.

(14)	Refer to Note 3 for further disclosure.

(15)	Refer to Note 10 for further disclosure.

(16)
In October 2015, the mortgage matured and in 2016, the Company conveyed all properties back to the lender. The Company recorded a realized gain of $41.1 million upon extinguishment related to such borrowing.

(17)
Represents a secured borrowing financing transaction in connection with a first mortgage loan recorded in real estate debt investments, net that was transferred in 2013 to a securitization entered into by NorthStar Income.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents a reconciliation of principal amount to carrying value of the Company’s mortgage and other notes payable by asset class as of December 31, 2016 and 2015 (dollars in thousands):

	December 31, 2016				December 31, 2015
Asset Class:	Principal Amount	Discount (Premium), Net	Deferred Financing Costs, Net	Carrying Value	Principal Amount	Discount (Premium), Net	Deferred Financing Costs, Net	Carrying Value
Healthcare	$3,366,775	$(29,948)	$(40,063)	$3,296,764	$4,115,588	$(55,441)	$(64,094)	$3,996,053
Hotel	2,628,431	—	(1,133)	2,627,298	2,628,431	—	(14,496)	2,613,935
Net lease	162,976	—	(1,903)	161,073	386,018	4,389	(1,141)	389,266
Multi-tenant office	114,659	—	(964)	113,695	112,988	—	(1,722)	111,266
Multifamily	39,600	—	(434)	39,166	—	—	—	—
Other	52,204	—	—	52,204	54,056	—	—	54,056
Total	$6,364,645	$(29,948)	$(44,497)	$6,290,200	$7,297,081	$(51,052)	$(81,453)	$7,164,576
The following table presents scheduled principal maturities on borrowings, based on final maturity as of December 31, 2016 (dollars in thousands):

	Total	Mortgage and Other Notes Payable	Credit Facilities and Term Borrowings	CDO Bonds Payable	Exchangeable Senior Notes(1)	Junior Subordinated Notes	Borrowings of Properties, Held for Sale(2)
Years ending December 31:
2017	$548,246	$94,690	$425,000	$—	$12,955	$—	$15,601
2018	30,586	11,718	—	—	—	—	18,868
2019	4,989,359	4,968,584	—	—	—	—	20,775
2020	379,934	357,962	—	—	—	—	21,972
2021	412,417	374,726	—	—	—	—	37,691
Thereafter	2,360,302	556,965	—	359,213	16,405	280,117	1,147,602
Total	$8,720,844	$6,364,645	$425,000	$359,213	$29,360	$280,117	$1,262,509
____________________________________________________________

(1)
The 7.25% Notes and 5.375% Notes have a final maturity date of June 15, 2027 and June 15, 2033, respectively. The above table reflects the holders’ repurchase rights which may require the Company to repurchase the 7.25% Notes and 5.375% Notes on June 15, 2017 and June 15, 2023, respectively.

(2)	Borrowings of properties held for sale are expected to be paid off or assumed by buyers of the assets being sold.
As of December 31, 2016, with the exception of the covenants disclosed above, the Company was in compliance with all of its financial covenants.
Credit Facilities and Term Borrowings
Corporate Borrowings
In August 2014, the Company obtained a corporate revolving credit facility (as amended, the “Corporate Revolver”) with certain commercial bank lenders, with a three-year term. The Corporate Revolver is secured by collateral relating to a borrowing base and guarantees by certain subsidiaries of the Company. In May 2015, the Company amended and restated the Corporate Revolver to substitute the Operating Partnership as the borrower, with the Company becoming a guarantor. In February 2016, the Company amended the agreement and decreased the aggregate amount of the revolving commitment to $250.0 million, subject to certain conditions. In connection with such amendment, the Company wrote off a proportionate amount of deferred financing costs to realized gain (loss) in the consolidated statements of operations. In February 2016, the Corporate Revolver was repaid and there is currently no outstanding balance.
In September 2014, the Company entered into a corporate term borrowing agreement (as amended, the “Corporate Term Borrowing”) with a commercial bank lender to establish term borrowings. In March 2015, the Company amended and restated the Corporate Term Borrowing to substitute the Operating Partnership as the borrower, with the Company becoming a guarantor. Borrowings may be prepaid at any time subject to customary breakage costs. In September and December 2014, the Company entered into a credit agreement providing for a term borrowing under the Corporate Term Borrowing in a principal amount of $275.0 million and $150.0 million, respectively, with a fixed interest rate of 4.60% and 4.55%, respectively, with each maturing on September 19, 2017. In connection with the Mergers in January 2017, the Company paid off the Corporate Term Borrowing in full.
The Corporate Revolver and the Corporate Term Borrowing and related agreements contain representations, warranties, covenants, conditions precedent to funding, events of default and indemnities that are customary for agreements of these types.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Loan Facility
In March 2013, a subsidiary of the Company entered into a master repurchase agreement (“Loan Facility”) of $200.0 million to finance first mortgage loans and senior interests secured by commercial real estate. In connection with Loan Facility, the Company entered into a guaranty agreement under which the Company guaranteed certain of the obligations under Loan Facility. Loan Facility and related agreements contain representations, warranties, covenants, conditions precedent to funding, events of default and indemnities that are customary for agreements of these types. In addition, the Company has agreed to guarantee certain customary obligations under Loan Facility if the Company or an affiliate of the Company engage in certain customary bad acts. In April 2016, Loan Facility was repaid in full. In November 2016, the Company terminated the loan facility.
Exchangeable Senior Notes
In 2007, the Company issued $172.5 million of 7.25% exchangeable senior notes (“7.25% Notes”) which were offered in accordance with Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”), of which $13.0 million remains outstanding as of December 31, 2016. The 7.25% Notes may be exchangeable upon the occurrence of specified events, and at any time on or after June 15, 2017, and prior to the close of business on the second business day immediately preceding the maturity date, into cash or common stock of the Company, or a combination thereof, if any, at the Company’s option. The exchange price as of December 31, 2016 was $24.14 per share.
In 2012, the Company issued $82.0 million of 8.875% exchangeable senior notes (“8.875% Notes”) which were offered in accordance with Rule 144A. In July 2016, holders exchanged the remaining $1.0 million of principal outstanding and the Company issued 126,915 shares of common stock in exchange.
In 2013, the Company issued $345.0 million of 5.375% exchangeable senior notes (“5.375% Notes”) which were offered in accordance with Rule 144A, of which $16.4 million remains outstanding as of December 31, 2016. The 5.375% Notes may be exchangeable upon the occurrence of specified events, and at any time on or after June 15, 2023, and prior to the close of business on the second business day immediately preceding the maturity date, into cash or common stock of the Company, or a combination thereof, if any, at the Company’s option. The exchange price as of December 31, 2016 was $13.23 per share. In 2016, $1.0 million principal amount of 5.375% Notes were exchanged for 0.1 million shares of common stock.
All of the Company’s outstanding exchangeable senior notes contain unconditional guarantees by the Company on an unsecured and unsubordinated basis.
The following table presents the components of outstanding exchangeable senior notes as of December 31, 2016 and 2015 (dollars in thousands):

	December 31, 2016			December 31, 2015
	Principal Amount	Unamortized Discount(1)	Carrying Value	Principal Amount	Unamortized Discount	Carrying Value
7.25% Notes	$12,955	$—	$12,955	$12,955	$—	$12,955
8.875% Notes	—	—	—	1,000	(33)	967
5.375% Notes	16,405	(1,950)	14,455	17,405	(2,289)	15,116
Total	$29,360	$(1,950)	$27,410	$31,360	$(2,322)	$29,038
______________________

(1)	The remaining amortization period for the 5.375% Notes is 6.5 years.
As of December 31, 2016 and 2015, the aggregate carrying value of the equity components of the exchangeable senior notes is $1.9 million and $13.5 million, respectively, which is recorded as a component of additional paid-in capital. The following table presents the components of interest expense related to outstanding exchangeable senior notes for the years ended December 31, 2016, 2015 and 2014 (dollars in thousands):

	Interest and Amortization Expense
Years Ended	Interest Expense	Amortization Expense(1)	Total Interest Expense
2016	$1,870	$223	$2,093
2015	1,998	275	2,273
2014	15,812	7,542	23,354
_________________________

(1)	The effective interest rate of the 5.375% Notes was 7.1% for the year ended December 31, 2016.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.	Spin-offs
Spin-off of Asset Management Business
Upon completion of the NSAM Spin-off, the asset management business of the Company was owned and operated by NSAM and the Company was externally managed by an affiliate of NSAM through a management contract with an initial term of 20 years. Subsequent to the NSAM Spin-off, the Company continued to operate its CRE debt origination business. Most of the employees of the Company at the time of the NSAM Spin-off became employees of NSAM and executive officers, employees engaged in the Company’s loan origination business at the time of the NSAM Spin-off and certain other employees became co-employees of both the Company and NSAM. In connection with the NSAM Spin-off, the advisory agreements between the Company and each of the NSAM Retail Companies were terminated and affiliates of NSAM entered into new advisory agreements with each of the NSAM Retail Companies on substantially the same terms as those in effect at the time of the NSAM Spin-off.
Spin-off of European Real Estate Business
On October 31, 2015, the Company completed the NRE Spin-off into a separate publicly-traded REIT, NorthStar Europe, in the form of a taxable distribution. In connection with the NRE Spin-off, each of the Company’s common stockholders received shares of NorthStar Europe’s common stock on a one-for-six basis, before giving effect to a one-for-two reverse stock split of the Company’s common stock (the “Reverse Split”). The Company contributed to NorthStar Europe approximately $2.6 billion of European real estate, at cost (excluding the Company’s European healthcare properties), comprised of 52 properties spanning across some of Europe’s top markets and $250 million of cash. In connection with the NRE Spin-off, $2.8 billion of assets were transferred and $1.9 billion of liabilities were assumed by NorthStar Europe.
Summary
The following table presents a carve-out of revenues and expenses associated with NSAM and NRE and included in discontinued operations in the Company’s consolidated statements of operations (dollars in thousands):

	Years Ended December 31,
NSAM	2015(1)	2014(2)
Total revenues(3)	$—	$56,013
Total expenses(4)	—	63,216
NSAM income (loss) in discontinued operations	—	(7,203)
NorthStar Europe
Total revenues	89,600	1,647
Total expenses(5)(6)	205,406	38,050
Unrealized gain (loss) on investments and other	(10,812)	—
Realized gain (loss) on investments and other	5	(170)
Income (loss) before income tax benefit (expense) provision	(126,613)	(36,573)
Income tax benefit (expense)	18,070	—
NRE income (loss) in discontinued operations	(108,543)	(36,573)
Income (loss) from operating real estate in discontinued operations	(11)	(925)
Total income (loss) from discontinued operations	$(108,554)	$(44,701)
___________________________________

(1)	Represents ten months of total revenues and expenses of NorthStar Europe included in discontinued operations prior to the NRE Spin-off on October 31, 2015.

(2)	Represents six months of total revenues and expenses of NSAM included in discontinued operations prior to the NSAM Spin-off on June 30, 2014.

(3)
Includes asset management and other fee income from NSAM Retail Companies earned prior to the NSAM Spin-off and selling commissions and dealer manager fees earned by selling equity in the NSAM Retail Companies through NorthStar Securities. Additionally, revenues exclude the effect of any fees that NSAM began earning in connection with the management agreement with the Company upon completion of the NSAM Spin-off.

(4)
Includes an allocation of indirect expenses of the Company to NSAM related to managing the NSAM Retail Companies and owning NorthStar Securities, including salaries, equity-based compensation and other general and administrative expenses (primarily occupancy and other costs) based on an estimate had the asset management business been run as an independent entity.

(5)	Includes $109.5 million and $27.5 million of transaction costs related to acquisitions for the years ended December 31, 2015 and 2014, respectively.

(6)	Includes $42.4 million and $1.4 million of depreciation and amortization for the years ended December 31, 2015 and 2014, respectively.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents certain data for operating real estate of discontinued operations related to NorthStar Europe and NSAM (dollars in thousands):

	Years Ended December 31,
	2015	2014
Depreciation and amortization	$42,431	$1,378
Amortization of equity-based compensation(1)	—	13,745
Unrealized gain (loss) on investments and other	(10,812)	—
Realized gain (loss) on investments and other	5	(170)
Acquisition of operating real estate	1,873,607	94,169
Improvements of operating real estate	1,286	82
___________________________________
(1)    Represents an allocation to NSAM prior to the NSAM Spin-off for the six months ended June 30, 2014.

10.	Related Party Arrangements
NorthStar Asset Management Group
Management Agreement
Upon completion of the NSAM Spin-off, the Company entered into a management agreement with an affiliate of NSAM for an initial term of 20 years. As asset manager, NSAM was responsible for the Company’s day-to-day operations, subject to supervision and management by the Company’s board of directors. Through its global network of subsidiaries and branch offices, NSAM performed services and engaged in activities relating to, among other things, investments and financing, portfolio management and other administrative services, such as accounting and investor relations, to the Company and its subsidiaries other than the Company’s CRE loan origination business. The management agreement with NSAM provided for a base management fee and incentive fee.
In connection with the NRE Spin-off, NorthStar Europe entered into a management agreement with NSAM with an initial term of 20 years on terms substantially consistent with the terms of the Company’s management agreement with NSAM. The Company’s management agreement with NSAM was amended and restated in connection with the NRE Spin-off to, among other things, adjust the annual base management fee and incentive fee hurdles for the NRE Spin-off.
Upon completion of the Mergers, the management agreement with NSAM ceased to exist. The following is a summary of the terms of the management agreement that were in place for the year ended December 31, 2016.
Base Management Fee
For the years ended December 31, 2016 and 2015 and the six months ended December 31, 2014, the Company incurred $186.8 million, $190.0 million and $79.4 million, respectively, related to the base management fee.
Incentive Fee
For the year ended December 31, 2016, the Company did not incur an incentive fee. For the year ended December 31, 2015 and six months ended December 31, 2014, the Company incurred $8.7 million and $3.3 million, respectively, related to the incentive fee. The incentive fee was calculated and payable quarterly in arrears in cash, equal to:

•
the product of: (a) 15% and (b) the Company’s CAD before such incentive fee, divided by the weighted average shares outstanding for the calendar quarter, of any amount in excess of $0.68 per share and up to $0.78 per share, after giving effect to the Reverse Split and the NRE Spin-off (“15% Hurdle”); plus

•
the product of: (a) 25% and (b) the Company’s CAD before such incentive fee, divided by the weighted average shares outstanding for the calendar quarter, of any amount in excess of $0.78 per share, after giving effect to the Reverse Split and the NRE Spin-off (“25% Hurdle”);

•	multiplied by the Company’s weighted average shares outstanding for the calendar quarter.
Weighted average shares represent the number of shares of the Company’s common stock, LTIP Units or other equity-based awards (with some exclusions), outstanding on a daily weighted average basis. With respect to the base management fee, all equity issuances are allocated on a daily weighted average basis during the fiscal quarter of issuance. With respect to the incentive fee, such amounts will be appropriately adjusted from time to time to take into account the effect of any stock split, reverse stock split, stock dividend, reclassification, recapitalization or other similar transaction.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Payment of Costs and Expenses and Expense Allocation
The Company is responsible for all of its direct costs and expenses and reimburses NSAM for costs and expenses incurred by NSAM on the Company’s behalf. In addition, NSAM may allocate indirect costs to the Company related to employees, occupancy and other general and administrative costs and expenses in accordance with the terms of, and subject to the limitations contained in, the Company’s management agreement with NSAM (the “G&A Allocation”). The Company’s management agreement with NSAM provides that the amount of the G&A Allocation will not exceed the following: (i) 20% of the combined total of: (a) the Company’s and NorthStar Europe’s (the “NorthStar Listed Companies”) general and administrative expenses as reported in their consolidated financial statements excluding (1) equity-based compensation expense, (2) non-recurring items, (3) fees payable to NSAM under the terms of the applicable management agreement and (4) any allocation of expenses from NSAM to the NorthStar Listed Companies (“NorthStar Listed Companies’ G&A”); and (b) NSAM’s general and administrative expenses as reported in its consolidated financial statements, excluding equity-based compensation expense and adding back any costs or expenses allocated to any managed company of NSAM; less (ii) the NorthStar Listed Companies’ G&A. The G&A Allocation may include the Company’s allocable share of NSAM’s compensation and benefit costs associated with dedicated or partially dedicated personnel who spend all or a portion of their time managing the Company’s affairs, based upon the percentage of time devoted by such personnel to the Company’s affairs. The G&A Allocation may also include rental and occupancy, technology, office supplies, travel and entertainment and other general and administrative costs and expenses, which may be allocated based on various methodologies, such as weighted average employee count or the percentage of time devoted by personnel to the Company’s affairs. In addition, the Company will pay directly or reimburse NSAM for an allocable portion of any severance paid pursuant to any employment, consulting or similar service agreements in effect between NSAM and any of its executives, employees or other service providers.
In connection with the NRE Spin-off and the related agreements, the NorthStar Listed Companies’ obligations to reimburse NSAM for the G&A Allocation and any severance are shared among the NorthStar Listed Companies, at NSAM’s discretion, and the 20% cap on the G&A Allocation, as described above, applies on an aggregate basis to the NorthStar Listed Companies. NSAM currently determined to allocate these amounts based on total investments.
For the year ended December 31, 2016, NSAM allocated $2.0 million to the Company. For the year ended December 31, 2015, NSAM allocated $10.0 million, of which $1.4 million is recorded in discontinued operations related to NorthStar Europe, to the Company. For the six months ended December 31, 2014, NSAM allocated $5.2 million, of which $1.7 million is recorded in discontinued operations related to NorthStar Europe, to the Company. Such amounts are recorded in general and administrative expenses in the consolidated statements of operations.
In addition, the Company, together with NorthStar Europe and any company spun-off from the Company or NorthStar Europe, was obligated to pay directly or reimburse NSAM for up to 50% of any long-term bonus or other compensation that NSAM’s compensation committee determines shall be paid and/or settled in the form of equity and/or equity-based compensation to executives, employees and service providers of NSAM during any year. Subject to this limitation and limitations contained in any applicable management agreement between NSAM and NorthStar Europe or any company spun-off from the Company or NorthStar Europe, the amount paid by the Company, NorthStar Europe and any company spun-off from the Company or NorthStar Europe will be determined by NSAM in its discretion. At the discretion of NSAM’s compensation committee, this compensation may be granted in shares of the Company’s restricted stock, restricted stock units, LTIP Units or other forms of equity compensation or stock-based awards; provided that if at any time a sufficient number of shares of the Company’s common stock are not available for issuance under the Company’s equity compensation plan, such compensation shall be paid in the form of RSUs, LTIP Units or other securities that may be settled in cash. The Company’s equity compensation for each year may be allocated on an individual-by-individual basis at the discretion of the NSAM compensation committee and, as long as the aggregate amount of the equity compensation for such year does not exceed the limits set forth in the management agreement, the proportion of any particular individual’s equity compensation may be greater or less than 50%.
In connection with the above obligation, the Company was responsible for paying approximately 50% of the 2016 and 2015, along with NorthStar Europe, and 50% of the 2014 long-term bonuses earned under the NorthStar Asset Management Group Inc. Executive Incentive Bonus Plan (“NSAM Bonus Plan”). Long-term bonuses were paid to executives in the form of equity-based awards of both the Company and NSAM, subject to performance-based and time-based vesting conditions over the four-year performance period ending December 31. The long-term bonuses paid in the form of equity-based awards of the Company were adjusted for the NRE Spin-off and Reverse Split in the same manner as all other equity-based awards of the Company.
Investment Opportunities
Under the management agreement, the Company agreed to make available to NSAM for the benefit of NSAM and its managed companies, including the Company, all investment opportunities sourced by the Company. NSAM agreed to fairly allocate such

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

opportunities among NSAM’s managed companies, including the Company and NSAM in accordance with an investment allocation policy. Pursuant to the management agreement, the Company is entitled to fair and reasonable compensation for its services in connection with any loan origination opportunities sourced by the Company, which may include first mortgage loans, subordinate mortgage interests, mezzanine loans and preferred equity interests, in each case relating to commercial real estate. For the years ended December 31, 2016 and 2015 and the six months ended December 31, 2014, the Company earned $1.0 million, $1.4 million and $1.6 million, respectively, from NSAM, recorded in other revenue, for services in connection with loan origination opportunities.
NSAM provided services with regard to such areas as payroll, human resources and employee benefits, financial systems management, treasury and cash management, accounts payable services, telecommunications services, information technology services, property management services, legal and accounting services and various other corporate services to the Company as it related to its loan origination business for CRE debt.
Credit Agreement
In connection with the NSAM Spin-off, the Company entered into a revolving credit agreement with NSAM pursuant to which the Company makes available to NSAM, on an “as available basis,” up to $250 million of financing with a maturity of June 30, 2019 at LIBOR plus 3.50%. The revolving credit facility is unsecured. The terms of the revolving credit facility contained various representations, warranties, covenants and conditions, including the condition that the Company’s obligation to advance proceeds to NSAM is dependent upon the Company and its affiliates having at least $100 million of either unrestricted cash and cash equivalents or amounts available under committed lines of credit, after taking into account the amount NSAM seeks to draw under the facility. As of December 31, 2016, NSAM had no borrowings outstanding under the credit agreement. In January 2017, NSAM borrowed $40 million under the credit agreement which was eliminated in connection with the Mergers.
Loan Agreements
Separately, in January 2017 and prior to the Mergers, affiliates of NSAM entered into loan agreements with affiliates of the Company in the aggregate amount of $500.9 million with a maturity of January 10, 2027 at 8.0%.  Such intercompany loans remain outstanding between subsidiaries of Colony NorthStar subsequent to the Mergers.
Healthcare Strategic Joint Venture
In January 2014, NSAM entered into a long-term strategic partnership with James F. Flaherty III, former Chief Executive Officer of HCP, Inc., focused on expanding the Company’s healthcare business into a preeminent healthcare platform (“Healthcare Strategic Partnership”). In connection with the partnership, Mr. Flaherty oversees both the Company’s healthcare real estate portfolio and the portfolio of NorthStar Healthcare. In connection with entering into the partnership, the Company granted Mr. Flaherty certain RSUs. The Healthcare Strategic Partnership is entitled to incentive fees ranging from 20% to 25% above certain hurdles for new and existing healthcare real estate investments held by the Company. For the years ended December 31, 2016, 2015 and 2014, the Company did not incur any incentive fees related to the Healthcare Strategic Partnership.
N-Star CDOs
The Company earns certain collateral management fees from the N-Star CDOs primarily for administrative services. Such fees are recorded in other revenue in the consolidated statements of operations. For the years ended December 31, 2016, 2015 and 2014, the Company earned $2.6 million, $5.2 million and $5.9 million in fee income, respectively, of which $0.7 million and $2.3 million and $2.6 million, respectively, were eliminated in consolidation.
Additionally, the Company earns interest income from the N-Star CDO bonds and N-Star CDO equity in deconsolidated N-Star CDOs. For the years ended December 31, 2016, 2015 and 2014 the Company earned $45.6 million, $57.5 million and $71.6 million, respectively, of interest income from such investments related to deconsolidated N-Star CDOs. Refer to Note 7 and Note 17 for additional disclosure regarding the N-Star CDOs.
American Healthcare Investors
In December 2014, NSAM acquired a 43% interest in American Healthcare Investors LLC (“AHI”) and James F. Flaherty III, a strategic partner of NSAM, acquired a 12% interest in AHI. AHI is a healthcare-focused real estate investment management firm that co-sponsored and advised Griffin-American Healthcare REIT II, Inc. until it was acquired by the Company and NorthStar Healthcare. In connection with this acquisition, AHI provides certain management and related services, including property management, to NSAM, NorthStar Healthcare and the Company in order to assist NSAM in managing the current and future healthcare assets (excluding any joint venture assets) acquired by the Company and, subject to certain conditions, other NSAM managed companies. For the years ended December 31, 2016 and 2015 and from acquisition date (December 8, 2014) to

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014, the Company incurred $1.7 million, $1.7 million and $0.2 million, respectively, of property management fees to AHI. These fees are recorded in real estate properties - operating expenses in the consolidated statements of operations.
Island Hospitality Management
In January 2015, NSAM acquired a 45% interest in Island Hospitality Management Inc. (“Island”). Island provides certain asset management, property management and other services to the Company to assist in managing the Company’s hotel properties. Island receives a base management fee of 2.5% to 3.0% of the current monthly revenue of the hotel properties it manages for the Company. For the year ended December 31, 2016 and for the period from NSAM’s acquisition date (January 9, 2015) through December 31, 2015, the Company incurred $17.6 million and $16.6 million, respectively, of base property management and other fees to Island. These fees are recorded in real estate properties - operating expenses in the consolidated statements of operations. In December 2016, in connection with the Mergers, NSAM sold its interest in Island to a third party for a note receivable of $28.5 million and cash of $3.2 million.
NSAM purchase of common stock
In 2015, NSAM purchased 2.7 million shares of the Company’s common stock in the open market for $49.9 million.
Recent Sales or Commitments to Sell to NSAM Retail Companies
The Company sold or entered into agreements to sell certain assets to NSAM Retail Companies:

•
In February 2016, the Company sold substantially all of its 70% interest in PE Investment II to the existing owners of the remaining 30% interest, one a third party which purchased approximately 80% of the interest sold and the other, NorthStar Income which purchased the other approximate 20% of the interest sold. NorthStar Income paid $37.3 million for its respective interest. As part of the transaction, both buyers assumed the deferred purchase price obligation, on a pro rata basis, of the PE Investment II joint venture.

•
In February 2016, the Company sold a 49% interest in one loan with a total principal amount of $40.3 million to a third party, at par, with the remaining 51% interest sold to NorthStar Income II, also at par.

•	In February 2016, the Company sold one CRE security with a carrying value of $12.5 million to NorthStar Income II.

•
In March 2016, the Company sold its 60% interest in the Senior Housing Portfolio to NorthStar Healthcare, which owned the remaining 40% interest, for $534.5 million. NorthStar Healthcare assumed the Company’s portion of the $648.2 million of related mortgage financing and the Company received approximately $149.4 million of proceeds, net of sales costs.

•
In September 2016, the Company sold a portfolio of PE Investments to NorthStar Income II for a gross sales price of $317.6 million with $44.7 million of deferred purchase price assumed as part of the transaction, including $5.6 million of deferred purchase price which was the obligation of an unconsolidated joint venture. The Company received $238.6 million of net proceeds.

•
In connection with the redemption of the Company’s interest in the Industrial Portfolio, the third party equity obtained a preferred loan of $98.4 million from NorthStar Income II to finance the transaction.

The board of directors of each NSAM Retail Company, including all of the independent directors, approved each of the respective transactions, with the exception of the Industrial Portfolio which did not warrant board approval, after considering, among other matters, third-party pricing support.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.	Compensation Expense
Summary
The following table presents a summary of compensation expense for the years ended December 31, 2016, 2015 and 2014 (dollars in thousands):

	Years Ended December 31,
	2016	2015	2014
Salaries and related expenses	$8,321	$13,744	$22,124
Equity-based compensation expense	24,187	27,693	24,885
Total	$32,508	$41,437	$47,009
Equity-based compensation expense for the years ended December 31, 2016 and 2015 represents the Company’s equity-based compensation expense following the NSAM Spin-off. Equity-based compensation expense for the year ended December 31, 2014 represents: (i) the Company’s expense for the six months ended December 31, 2014 following the NSAM Spin-off; and (ii) the Company’s equity-based compensation expense for the six months ended June 30, 2014 after an allocation to NSAM related to our historical asset management business had it been run as an independent entity.
As of December 31, 2016, equity-based compensation expense to be recognized over the remaining vesting period through August 2019 is $19.6 million, provided there are no forfeitures.
In connection with the Mergers, substantially all outstanding time-based equity awards issued to executives and non-executive employees vested in accordance with their terms. In addition, all or a portion of the outstanding performance-based awards issued to executives vested in accordance with their terms subject to forfeiture and reduction. As such, substantially all remaining unrecognized compensation cost was recognized immediately.
Equity Plans
The Company has issued equity-based awards to directors, officers, employees and advisors pursuant to the NorthStar Realty Finance Corp. 2004 Omnibus Stock Incentive Plan (the “Stock Plan”) and the NorthStar Realty Executive Incentive Bonus Plan, as amended (the “Plan” and collectively the “NorthStar Realty Equity Plans”) based in whole or in part on the fair value of the restricted stock, LTIP Units or RSUs which may contain certain service or performance requirements. The performance hurdles are based on achieving cumulative performance hurdles and/or total stockholder return hurdles for a four-year period, subject to the participant’s continued employment through the payment date. Upon the conclusion of the applicable performance period, each executive officer received a payout equal to the value of one share of common stock at the time of such payout, including the dividends paid with respect to a share of common stock following the first year of the applicable performance period, for each RSU actually earned (the “Long-Term Amount Value”). The Long-Term Amount Value other than the portion related to dividends paid, was paid in the form of shares of common stock of the Company or LTIP Units, to the extent available under the NorthStar Realty Equity Plans, or in cash to the extent shares of common stock of the Company or LTIP Units are unavailable under the NorthStar Realty Equity Plans, and, pursuant to adjustments made in connection with the NSAM Spin-Off and the NRE Spin-Off, shares of NSAM’s common stock or LTIP Units in NSAM’s operating partnership and shares of NorthStar Europe’s common stock or LTIP Units in NorthStar Europe’s operating partnership (the “Long-Term Amount Payout”). These performance-based RSUs were adjusted to refer to combined total stockholder return of the Company and NSAM and the Company, NSAM and NRE after the NSAM Spin-Off and NRE Spin-Off, respectively.
In connection with the NSAM Bonus Plan, for 2014 and 2015, approximately 31.65% of the long-term bonus was paid in Deferred LTIP Units/restricted shares of common stock and approximately 18.35% of the long-term bonus was paid by the Company by issuing RSUs. Such Deferred LTIP Units were settled as LTIP Units in the Operating Partnership or shares of restricted stock, which remain subject to the same vesting terms that applied to the Deferred LTIP Units. In connection with the NSAM Bonus Plan for 2016, as amended by the letter agreements that the Company entered into with its executives in connection with the Mergers, the number of shares of common stock eligible to be granted as long-term bonus, the portions of the performance-based equity awards that were to vest in connection with the Mergers and the size of the bonus pool for 2016 under the NSAM Bonus Plan were fixed. In January 2017, the Company issued 516,853 restricted shares of common stock to NSAM’s executive officers as long-term bonuses for 2016 related to time-based and performance-based awards, which reflected the fixed number of shares previously agreed to in connection with the Mergers.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A portion of these shares were vested upon grant and the remainder vested in connection with the Mergers. In addition, in January 2017, the Company granted 526,554 restricted shares of common stock to certain of its non-executive employees, which vested in accordance with their terms in connection with the Mergers and were otherwise subject to vesting based on continued employment through specified dates. In connection with the issuance and vesting of these shares, in January 2017, the Company retired 58,003 of the vested shares of common stock to satisfy the minimum statutory withholding requirements.
As of December 31, 2016, 528,176 unvested shares of restricted stock issued under the Stock Plan were outstanding and 3,377,874 shares of common stock remained available for issuance pursuant to the Stock Plan, which includes shares reserved for issuance upon settlement of outstanding LTIP Units and RSUs.
The following table presents activity related to the issuance, vesting and forfeitures of restricted stock, LTIP Units and RSUs. The balance as of December 31, 2016 represents unvested shares of restricted stock, vested and unvested LTIP Units and unvested RSUs (grants in thousands):

	December 31, 2016
	Restricted Stock(1)	LTIP Units	Restricted Stock Units(2)	Performance RSUs(3)	Total Grants	Weighted Average Grant Price
December 31, 2015	81	1,868	250	895	3,094	$33.44
New Grants	1,040	—	505	583	2,128	8.26
Vesting	(593)	—	(122)	(352)	(1,067)	10.63
Converted	—	(1)	—	—	(1)	24.82
Forfeited	—	(12)	(13)	—	(25)	20.08
December 31, 2016	528	1,855	620	1,126	4,129	$22.66
______________________

(1)	Represents restricted stock included in common stock outstanding.

(2)
Represents employee and non-employee grants subject to time-based vesting conditions. Included previous time-based grants of 0.25 million to Mr. Jay Flaherty. In connection with entering into the Healthcare Strategic Partnership, NorthStar Realty granted Mr. Flaherty 0.25 million on January 22, 2014, adjusted to reflect NorthStar Realty’s reverse stock split and the NSAM Spin-Off, which vest on January 22, 2019, unless certain conditions are met. The RSUs are entitled to dividend equivalents prior to vesting and may be settled either in shares of common stock of NSAM or in cash at the option of NSAM.

(3)
December 31, 2015 represents 0.9 million performance based RSUs granted to non-executive employees as part of NorthStar Realty and NSAM bonus plans. The grant date share price ranged from $9.86 to $21.57, which was determined using a risk free interest rate that ranged from .44% to 1.00%. 0.3 million RSUs related to NorthStar Realty’s bonus plan for 2012 were settled by the Company by issuing 158,191shares of common stock, net of the minimum statutory tax withholding requirements, in January 2016. 0.25 million RSUs related to NorthStar Realty’s bonus plan for 2013 were settled by the Company by issuing 113,924 shares of common stock, net of the minimum statutory tax withholding requirements, in January 2017. During 2016, 0.6 million performance based RSUs were issued to executives as part of NSAM’s 2015 bonus plan. The grant price per share for the performance-based RSUs was $1.70, which was determined using a risk free interest rate of 0.88%.

Impact of Spin-Offs
In connection with the NSAM Spin-Off and NRE Spin-Off, equity and equity-based awards, such as RSUs and LTIP Units, were adjusted to relate to an equal number of shares of NSAM common stock and one share of NorthStar Europe common stock for each six shares of the Company’s common stock, respectively. Historically, the Company conducted substantially all of its operations and made its investments through an operating partnership which issued LTIP Units as equity-based compensation. Additionally, prior to the NSAM Spin-Off, the Company completed an internal corporate reorganization whereby the Company collapsed its three tier holding company structure, including its operating partnership, into a single tier (the “Reorganization”). Pursuant to the Reorganization, such LTIP Units were converted into an equal number of shares of common stock of the Company (refer to Note 12), which are referred to as restricted stock. Vesting conditions for outstanding awards were adjusted to reflect the impact of NSAM and NRE in terms of employment for service based on awards and total stockholder return for performance-based awards with respect to periods after the NSAM Spin-Off and NRE Spin-Off, respectively. Appropriate adjustments were also made to all awards to reflect the Reverse Split.
In connection with the formation of the Operating Partnership in March 2015, the Operating Partnership issued LTIP Units to each holder of the Company’s outstanding Deferred LTIP Units, which were equity awards representing the right to receive either LTIP units in the Company’s successor operating partnership or, if such LTIP units were not available upon settlement of the award, shares of common stock of the Company, in settlement of such Deferred LTIP Units on a one for one basis in accordance with the terms of the outstanding Deferred LTIP Units. Conditioned upon minimum allocations to the capital account of the LTIP Unit for federal income tax purposes, each LTIP Unit were convertible, at the election of the holder, into one common unit of limited partnership interest in the Operating Partnership (“OP Unit”). Each of the OP Units underlying these LTIP Units were redeemable

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

at the election of the OP Unit holder for: (i) cash equal to the then fair market value of one share of the Company’s common stock; or (ii) at the option of the Company in its capacity as general partner of the Operating Partnership, one share of the Company’s common stock. LTIP Units issued remain subject to the same vesting terms as the Deferred LTIP Units.
Following the Spin-offs, the Company and the compensation committee of its board of directors (the “Committee”) continued to administer all awards issued under the NorthStar Realty Equity Plans but NSAM and NorthStar Europe are obligated to issue shares of their common stock or other equity awards of their subsidiaries or make cash payments in lieu thereof with respect to dividend or distribution equivalent obligations to the extent required by such awards previously issued under the NorthStar Realty Equity Plans. These awards were governed by the NorthStar Realty Equity Plans, as applicable, and shares of NSAM’s common stock or NorthStar Europe’s common stock issued pursuant to these awards were not issued pursuant to, or reduce availability, under the NorthStar Realty Equity Plans.
All of the adjustments made in connection with the Reorganization, the Spin-offs and the Reverse Splits were deemed to be equitable adjustments pursuant to anti-dilution provisions in accordance with the terms of the NorthStar Realty Equity Plans. As a result, there was no incremental value attributed to these adjustments and these adjustments do not impact the amount recorded for equity-based compensation expense for the years ended December 31, 2016, 2015 and 2014.
Restricted Stock/LTIP Units/RSUs with Service Conditions
The Company granted restricted stock/LTIP Units/RSUs to executive officers, certain non-executive officers, board of directors and non-employees. The fair value of restricted stock/LTIP Units/RSUs are based on the closing price on the date of grant, multiplied by the number of unvested awards and expensed over the assumed service period for employees with subsequent changes in fair value, through the vesting date, expensed over remaining service period with a cumulative catch-up adjustment in the period of change for non-employees. Such vesting periods range from three to four years. Certain awards vest subject to minimum statutory tax withholding requirements.
Equity-Based Awards with Performance Conditions
The Company also granted certain equity-based awards with performance requirements to executive officers and non-executives. These market based awards are subject to achieving total stockholder return hurdles for the four year period ended December 31 following the plan. Certain awards vest subject to minimum statutory tax withholding requirements.

12.	Stockholders’ Equity
Reverse Split
On November 1, 2015, the Company effected a Reverse Split of its common stock with any fractional shares settled in cash. As a result of the Reverse Split, common stock was reduced by dividing the par value prior to the Reverse Split by two (including retrospective adjustment of prior periods) with a corresponding increase to additional paid-in capital. The par value per share of common stock remained unchanged.
Share and per share amounts disclosed in the Company’s consolidated financial statements and the accompanying notes have been retrospectively adjusted to reflect the Reverse Split, including common stock outstanding, earnings per share and shares or units outstanding related to equity-based compensation, where applicable (refer to Note 11).
Preferred Stock
The following table presents classes of cumulative redeemable preferred stock issued in a public offering and outstanding as of December 31, 2016 (dollars in thousands):

	Number of Shares	Amount(1)
Series A 8.75%	2,466,689	$59,453
Series B 8.25%	13,998,905	323,757
Series C 8.875%(2)	5,000,000	120,808
Series D 8.50%(2)	8,000,000	193,334
Series E 8.75%(2)	10,000,000	241,766
Total	39,465,594	$939,118
__________________________________

(1)	250 million shares have been authorized and all shares have a $0.01 par value. All preferred shares have a $25 per share liquidation preference.

(2)	The Series C, D and E shares are currently not callable.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Share Repurchase
In September 2015, the Company’s board of directors authorized the repurchase of up to $500.0 million of its outstanding common stock. The authorization expired in September 2016. For the year ended December 31, 2016, the Company repurchased 3.9 million shares of its common stock for $50.0 million. The Company repurchased a total of 10.4 million shares for $168.0 million under the share repurchase plan.
Dividend Reinvestment Plan
In April 2007, as amended effective January 1, 2012, the Company implemented a Dividend Reinvestment Plan (the “DRP”), pursuant to which it registered with the SEC and reserved for issuance 3,569,962 shares of its common stock, after giving effect to the Reverse Split. Pursuant to the amended terms of the DRP, stockholders are able to automatically reinvest all or a portion of their dividends for additional shares of the Company’s common stock. For the year ended December 31, 2016, the Company issued 16,411 shares of its common stock pursuant to the DRP for $0.2 million of proceeds.
Dividends
The following table presents dividends declared (on a per share basis) for the years ended December 31, 2016, 2015 and 2014:

Common Stock		Preferred Stock
			Dividend Per Share
Declaration Date	Dividend Per Share	Declaration Date	Series A	Series B	Series C	Series D	Series E
2016
February 25	$0.40	January 28	$0.54688	$0.51563	$0.55469	$0.53125	$0.54688
May 4	$0.40	April 27	$0.54688	$0.51563	$0.55469	$0.53125	$0.54688
August 2	$0.40	July 28	$0.54688	$0.51563	$0.55469	$0.53125	$0.54688
November 1	$0.40	October 27	$0.54688	$0.51563	$0.55469	$0.53125	$0.54688

2015
February 25	$0.80	January 30	$0.54688	$0.51563	$0.55469	$0.53125	$0.54688
May 5	$0.80	May 5	$0.54688	$0.51563	$0.55469	$0.53125	$0.54688
August 4	$0.80	August 4	$0.54688	$0.51563	$0.55469	$0.53125	$0.54688
November 3	$0.75	October 28	$0.54688	$0.51563	$0.55469	$0.53125	$0.54688

2014
February 26	$1.00	January 29	$0.54688	$0.51563	$0.55469	$0.53125	N/A
May 7	$1.00	May 7	$0.54688	$0.51563	$0.55469	$0.53125	N/A
August 6	$1.00	August 6	$0.54688	$0.51563	$0.55469	$0.53125	$0.54688
October 29	$0.80	October 29	$0.54688	$0.51563	$0.55469	$0.53125	$0.54688

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Accumulated Other Comprehensive Income (Loss)
The following tables present the components of accumulated OCI for the years ended December 31, 2016, 2015 and 2014 (dollars in thousands):

Accumulated OCI	Unrealized Gain (Loss) on Available for Sale Securities	Interest Rate Swap Gain (Loss)	Foreign Currency Translation	Total
Balance as of December 31, 2013	$(1,736)	$(2,598)	$—	$(4,334)
Unrealized gain (loss) on real estate securities, available for sale	60,140	—	—	60,140
Reclassification of unrealized (gain) loss on real estate securities, available for sale into realized gain (loss) on investments and other	(1,268)	—	—	(1,268)
Amortization of swap (gain) loss into interest expense—mortgage and corporate borrowings (refer to Note 15)	—	915	—	915
Foreign currency translation adjustment	—	—	(5,155)	(5,155)
Non-controlling interests	(1,064)	(11)	317	$(758)
Balance as of December 31, 2014	$56,072	$(1,694)	$(4,838)	$49,540
Unrealized gain (loss) on real estate securities, available for sale	(21,091)	—	—	(21,091)
Reclassification of unrealized (gain) loss on real estate securities, available for sale into realized gain (loss) on investments and other	(14,127)	—	—	(14,127)
Amortization of swap (gain) loss into interest expense—mortgage and corporate borrowings (refer to Note 15)	—	934	—	934
Foreign currency translation adjustment	—	—	17,042	17,042
Reclassification of foreign currency translation upon NRE Spin-off	—	—	(14,342)	(14,342)
Non-controlling interests	162	(7)	374	$529
Balance as of December 31, 2015	$21,016	$(767)	$(1,764)	$18,485
Unrealized gain (loss) on real estate securities, available for sale	(92,858)	—	—	(92,858)
Unrealized (gain) loss on real estate securities, available for sale recorded to realized gain (loss) on investments and other	594	—	—	594
Amortization of swap (gain) loss into interest expense—mortgage and corporate borrowings (refer to Note 15)	—	775	—	775
Foreign currency translation adjustment	—	—	(6,443)	(6,443)
Non-controlling interests	936	(8)	996	1,924
Balance as of December 31, 2016	$(70,312)	$—	$(7,211)	$(77,523)
Earnings Per Share
The following table presents EPS for the years ended December 31, 2016, 2015 and 2014 (dollars and shares in thousands, except per share data):

	Years Ended December 31,
	2016	2015	2014
Numerator:
Net income (loss) attributable to NorthStar Realty Finance Corp. common stockholders	$(299,528)	$(327,497)	$(371,507)
Net income (loss) attributable to LTIP Units non-controlling interests	(2,904)	(3,206)	(5,296)
Net income (loss) attributable to common stockholders and LTIP Units(1)	$(302,432)	$(330,703)	$(376,803)
Denominator:(2)(3)
Weighted average shares of common stock	180,590	174,873	98,036
Weighted average LTIP Units(1)	1,859	1,472	959
Weighted average shares of common stock and LTIP Units(2)	182,449	176,345	98,995
Earnings (loss) per share:(3)
Basic	$(1.66)	$(1.87)	$(3.79)
Diluted	$(1.66)	$(1.87)	$(3.79)
____________________________________________________________

(1)
The EPS calculation takes into account LTIP Units, which receive non-forfeitable dividends from the date of grant, share equally in the Company’s net income (loss) and convert on a one-for-one basis into common stock.

(2)
Excludes the effect of exchangeable senior notes, restricted stock and RSUs outstanding that were not dilutive as of December 31, 2016. These instruments could potentially impact diluted EPS in future periods, depending on changes in the Company’s stock price and other factors.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3)	The years ended December 31, 2015 and 2014 is adjusted for the Reverse Split effected on November 1, 2015.

13.	Non-controlling Interests
Operating Partnership
Non-controlling interests include the aggregate LTIP Units held by limited partners (the “Unit Holders”) in the Operating Partnership. Net income (loss) attributable to this non-controlling interest is based on the weighted average Unit Holders’ ownership percentage of the Operating Partnership for the respective period. The issuance of additional common stock or LTIP Units changes the percentage ownership of both the Unit Holders and the Company. Since an LTIP Unit is generally redeemable for cash or common stock at the option of the Company, it is deemed to be equivalent to common stock. Therefore, such transactions are treated as capital transactions and result in an allocation between stockholders’ equity and non-controlling interests on the accompanying consolidated balance sheets to account for the change in the ownership of the underlying equity in the Operating Partnership. On a quarterly basis, the carry value of such non-controlling interest is allocated based on the number of LTIP Units held by Unit Holders in total in proportion to the number of LTIP Units in total plus the number of shares of common stock. As of December 31, 2016, LTIP Units of 1,855,046 were outstanding representing a 1.0% ownership and non-controlling interest in the Operating Partnership. Net income (loss) attributable to the Operating Partnership non-controlling interest for the years ended December 31, 2016 and 2015 was a net loss of $2.9 million and $3.2 million respectively. Net income (loss) attributable to the Company’s former operating partnership non-controlling interest for the six months ended June 30, 2014 was a loss of $5.3 million. Since the Operating Partnership was not formed until March 2015, there was no allocation of net income (loss) attributable to the Operating Partnership non-controlling interest for the six months ended December 31, 2014. In connection with the Mergers, the Operating Partnership merged with and into NorthStar Realty and each LTIP Unit outstanding as of immediately prior to such effective time converted into one share of common stock.
Other
Other non-controlling interests represent third-party equity interests in ventures that are consolidated with the Company’s financial statements. Net income (loss) attributable to the other non-controlling interests for the years ended December 31, 2016, 2015 and 2014 was a net loss of $4.5 million, $20.8 million and $17.6 million, respectively.
The following table presents net income (loss) attributable to the Company’s common stockholders for the years ended December 31, 2016, 2015 and 2014 (dollars in thousands):

	Years Ended December 31,
	2016	2015	2014
Income (loss) from continuing operations	$(299,528)	$(219,780)	$(327,051)
Income (loss) from discontinued operations	—	(107,717)	(44,456)
Net income (loss) attributable to NorthStar Realty Finance Corp. common stockholders	$(299,528)	$(327,497)	$(371,507)

14.	Fair Value
Fair Value Measurement
The fair value of financial instruments is categorized based on the priority of the inputs to the valuation technique and categorized into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.
Financial assets and liabilities are recorded at fair value on the consolidated balance sheets and are categorized based on the inputs to the valuation techniques as follows:

Level 1.	Quoted prices for identical assets or liabilities in an active market.

Level 2.	Financial assets and liabilities whose values are based on the following:

(a)	Quoted prices for similar assets or liabilities in active markets.

(b)	Quoted prices for identical or similar assets or liabilities in non-active markets.

(c)	Pricing models whose inputs are observable for substantially the full term of the asset or liability.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(d)	Pricing models whose inputs are derived principally from or corroborated by observable market data for substantially the full term of the asset or liability.

Level 3.	Prices or valuation techniques based on inputs that are both unobservable and significant to the overall fair value measurement.
Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following is a description of the valuation techniques used to measure fair value of assets and liabilities accounted for at fair value on a recurring basis and the general classification of these instruments pursuant to the fair value hierarchy.
PE Investments
The Company accounts for PE Investments at fair value which is determined based on a valuation model using assumptions for the timing and amount of expected future cash flow for income and realization events for the underlying assets in the funds and discount rate. This fair value measurement is generally based on unobservable inputs and, as such, is classified as Level 3 of the fair value hierarchy. The Company is not using the NAV (practical expedient) of the underlying funds for purposes of determining fair value.
Investments in Unconsolidated Ventures
The Company accounts for certain investments in unconsolidated ventures at fair value determined based on a valuation model using assumptions for the timing and amount of expected future cash flow for income and realization events for the underlying assets, discount rate and foreign currency exchange rates. Additionally, the Company accounts for certain CRE debt investments made in connection with an investment in unconsolidated venture at fair value, which is determined based on comparing the current yield to the estimated yield for newly originated loans with similar credit risk. These fair value measurements are generally based on unobservable inputs and, as such, are classified as Level 3 of the fair value hierarchy.
Real Estate Securities
N-Star CDO Bonds
The fair value of N-Star CDO bonds is determined using quotations from nationally recognized financial institutions that generally acted as underwriter for the transactions. These quotations are not adjusted and are generally based on a valuation model with observable inputs such as interest rate and other unobservable inputs for assumptions related to the timing and amount of expected future cash flow, discount rate, estimated prepayments and projected losses. The fair value of subordinate N-Star CDO bonds is determined using an internal price interpolated based on third-party prices of the more senior N-Star CDO bonds of the respective CDO. All N-Star CDO bonds are classified as Level 3 of the fair value hierarchy.
N-Star CDO Equity
The fair value of N-Star CDO equity is determined based on a valuation model using assumptions for the timing and amount of expected future cash flow for income and realization events for the underlying collateral of these CDOs and discount rate. This fair value measurement is generally based on unobservable inputs and, as such, is classified as Level 3 of the fair value hierarchy.
Other CRE Securities
Other CRE securities are generally valued using a third-party pricing service or broker quotations. These quotations are not adjusted and are based on observable inputs that can be validated, and as such, are classified as Level 2 of the fair value hierarchy. Certain CRE securities may be valued based on a single broker quote or an internal price which may have less observable pricing, and as such, would be classified as Level 3 of the fair value hierarchy. Management determines the prices are representative of fair value through a review of available data, including observable inputs, recent transactions as well as its knowledge of and experience in the market.
Derivative Instruments
Derivative instruments are valued using a third-party pricing service. These quotations are not adjusted and are generally based on valuation models with observable inputs such as interest rates and contractual cash flow, and as such, are classified as Level 2 of the fair value hierarchy. Derivative instruments are also assessed for credit valuation adjustments due to the risk of non-performance by the Company and derivative counterparties. If a credit valuation adjustment is applied to a derivative asset or liability, such fair value measurement is classified as Level 3 of the fair value hierarchy. For derivatives held in non-recourse CDO financing structures where, by design, the derivative contracts are senior to all the CDO bonds payable, there is no material impact of a credit valuation adjustment.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CDO Bonds Payable
CDO bonds payable are valued using quotations from nationally recognized financial institutions that generally acted as underwriter for the transactions. These quotations are not adjusted and are generally based on a valuation model with observable inputs such as interest rate and other unobservable inputs for assumptions related to the timing and amount of expected future cash flow, discount rate, estimated prepayments and projected losses. CDO bonds payable are classified as Level 3 of the fair value hierarchy.
Junior Subordinated Notes
Junior subordinated notes may be valued using quotations from nationally recognized financial institutions or an internal model. A quotation from a financial institution is not adjusted. The fair value is generally based on a valuation model with observable inputs such as interest rate and other unobservable inputs for assumptions related to the implied credit spread of the Company’s other borrowings and the timing and amount of expected future cash flow. Junior subordinated notes are classified as Level 3 of the fair value hierarchy.
Financial assets and liabilities recorded at fair value on a recurring basis are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following tables present financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2016 and 2015 by level within the fair value hierarchy (dollars in thousands):

	December 31, 2016
	Level 1	Level 2	Level 3		Total
Assets:
PE Investments	$—	$—	$416,919		$416,919
Investments in unconsolidated ventures(1)	—	—	128,718		128,718
Real estate securities, available for sale:
N-Star CDO bonds	—	—	88,223		88,223
N-Star CDO equity	—	—	20,954		20,954
CMBS and other securities	—	8,579	12,936		21,515
CRE securities in N-Star CDOs
CMBS	—	213,044	42,586		255,630
Third-party CDO notes	—	—	5,801		5,801
Agency debentures	—	39,729	—		39,729
Unsecured REIT debt	—	8,618	—		8,618
Trust preferred securities	—	—	4,893		4,893
Subtotal CRE securities in N-Star CDOs	—	261,391	53,280		314,671
Subtotal real estate securities, available for sale	—	269,970	175,393		445,363
Derivative assets	—	99	—		99
Total assets	$—	$270,069	$721,030		$991,099
Liabilities:
CDO bonds payable	$—	$—	$256,544		$256,544
Junior subordinated notes	—	—	194,980		194,980
Derivative liabilities	—	275	123,197	(2)	123,472
Total liabilities	$—	$275	$574,721		$574,996
_____________________________________________________________________

(1)	Includes a CRE debt investment made in connection with an investment in unconsolidated venture, for which the fair value option was elected.

(2)	Represents an interest rate swap in the corporate segment and includes a credit valuation adjustment.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	December 31, 2015
	Level 1	Level 2	Level 3		Total
Assets:
PE Investments	$—	$—	$1,101,650		$1,101,650
Investments in unconsolidated ventures(1)	—	—	120,392		120,392
Real estate securities, available for sale:
N-Star CDO bonds	—	—	216,727		216,727
N-Star CDO equity	—	—	44,905		44,905
CMBS and other securities	—	12,318	43,247		55,565
CRE securities in N-Star CDOs
CMBS	—	261,552	64,959		326,511
Third-party CDO notes	—	—	6,685		6,685
Agency debentures	—	37,316	—		37,316
Unsecured REIT debt	—	8,976	—		8,976
Trust preferred securities	—	—	5,425		5,425
Subtotal CRE securities in N-Star CDOs	—	307,844	77,069		384,913
Subtotal real estate securities, available for sale	—	320,162	381,948		702,110
Derivative assets	—	116	—		116
Total assets	$—	$320,278	$1,603,990		$1,924,268
Liabilities:
CDO bonds payable	$—	$—	$307,601		$307,601
Junior subordinated notes	—	—	183,893		183,893
Derivative liabilities	—	7,385	95,908	(2)	103,293
Total liabilities	$—	$7,385	$587,402		$594,787
_____________________________________________________________________

(1)	Includes CRE debt investments made in connection with certain investments in unconsolidated ventures, for which the fair value option was elected.

(2)	Represents an interest rate swap in the corporate segment and includes a credit valuation adjustment.

The following table presents the changes in fair value of financial assets and liabilities which are measured at fair value on a recurring basis using Level 3 inputs to determine fair value for the year ended December 31, 2016 (dollars in thousands):

	Assets			Liabilities(3)
	PE Investments	Investments in Unconsolidated Ventures(1)	CRE Securities	CDO Bonds Payable	Junior Subordinated Notes
January 1, 2016	$1,101,650	$120,392	$381,948	$307,601	$183,893
Transfers into Level 3(2)	—	—	44,452	—	—
Transfers out of Level 3(2)	—	—	(6,451)	—	—
Purchases / borrowings / amortization / contributions	3,983	66	43,247	—	—
Sales	(503,592)	—	(53,886)	—	—
Paydowns / distributions	(250,467)	(12,916)	(55,182)	(77,277)	—
Gains:
Equity in earnings of unconsolidated ventures	93,568	28,852	—	—	—
Unrealized gains included in earnings	—	928	16,868	(2,533)	—
Realized gains included in earnings	—	—	470	—	—
Unrealized gain on real estate securities, available for sale included in OCI	—	—	2,736	—	—
Losses:
Unrealized losses included in earnings	(27,143)	(8,604)	(51,252)	28,753	11,087
Realized losses included in earnings	(1,080)	—	(53,131)	—	—
Unrealized loss on real estate securities, available for sale included in OCI	—	—	(94,426)	—	—
December 31, 2016	$416,919	$128,718	$175,393	$256,544	$194,980
Gains (losses) included in earnings attributable to the change in unrealized gains (losses) relating to assets or liabilities still held	$(27,143)	$(7,676)	$(34,384)	$(26,220)	$(11,087)
____________________________________________________________

(1)	Includes CRE debt investments made in connection with an investment in unconsolidated venture, for which the fair value option was elected.

(2)
Transfers between Level 2 and Level 3 represent a fair value measurement from a third-party pricing service or broker quotations that have become more or less observable during the period. Transfers are assumed to occur at the beginning of the year.

(3)
Excludes one derivative instrument, which for the year ended December 31, 2016, an unrealized loss of $27.3 million was recorded. Such amount includes an unrealized loss of $17.2 million related to a credit valuation adjustment.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents the changes in fair value of financial assets and liabilities which are measured at fair value on a recurring basis using Level 3 inputs to determine fair value for the year ended December 31, 2015 (dollars in thousands):

	Assets			Liabilities(3)
	PE Investments	Investments in Unconsolidated Ventures(1)	CRE Securities	CDO Bonds Payable	Junior Subordinated Notes
January 1, 2015	$962,038	$276,437	$481,576	$390,068	$215,172
Transfers into Level 3(2)	—	—	24,170	—	—
Transfers out of Level 3(2)	—	—	(3,052)	—	—
Purchases / borrowings / amortization / contributions	614,578	(4,053)	93,477	(25,531)	—
Sales	—	—	(77,230)	—	—
Paydowns / distributions	(639,884)	(125,285)	(124,480)	(90,070)	—
Gains:
Equity in earnings of unconsolidated ventures	198,159	19,177	—	—	—
Unrealized gains included in earnings	—	—	81,532	—	(31,279)
Realized gains included in earnings	—	—	22,418	—	—
Unrealized gain on real estate securities, available for sale included in OCI	—	—	1,213	—	—
Losses:
Unrealized losses included in earnings	(33,241)	(45,884)	(75,523)	29,275	—
Realized losses included in earnings	—	—	(5,886)	3,859	—
Unrealized loss on real estate securities, available for sale included in OCI	—	—	(36,267)	—	—
December 31, 2015	$1,101,650	$120,392	$381,948	$307,601	$183,893
Gains (losses) included in earnings attributable to the change in unrealized gains (losses) relating to assets or liabilities still held	$(33,241)	$(45,884)	$6,009	$(29,275)	$31,279
____________________________________________________________

(1)	Includes CRE debt investments made in connection with certain investments in unconsolidated ventures, for which the fair value option was elected.

(2)
Transfers between Level 2 and Level 3 represent a fair value measurement from a third-party pricing service or broker quotations that have become more or less observable during the period. Transfers are assumed to occur at the beginning of the year.

(3)
Excludes one derivative instrument, which for the year ended December 31, 2015, an unrealized loss of $95.9 million was recorded. Such amount is net of an unrealized gain of $23.1 million related to a credit valuation adjustment.

There were no transfers, other than those identified in the tables above, during the periods ended December 31, 2016 and 2015.
The Company relies on the third-party pricing exception with respect to the requirement to provide quantitative disclosures about significant Level 3 inputs being used to determine fair value measurements related to CRE securities (including N-Star CDO bonds), junior subordinated notes and CDO bonds payable. The Company believes such pricing service or broker quotation for such items may be based on a market transaction of comparable securities, inputs including forecasted market rates, contractual terms, observable discount rates for similar securities and credit (such as credit support and delinquency rates).
For the year ended December 31, 2016, quantitative information about the Company’s remaining Level 3 fair value measurements on a recurring basis are as follows (dollars in thousands):

	Fair Value	Valuation Technique	Key Unobservable Inputs(2)	Weighted Average
PE Investments	$416,919	Discounted Cash Flow Model	Discount Rate	15%
Investments in unconsolidated ventures(1)	$128,718	Discounted Cash Flow Model/Credit Spread	Discount Rate/Credit Spread	25%
N-Star CDO equity	$20,954	Discounted Cash Flow Model	Discount Rate	18%
_________________________________________

(1)	Includes CRE debt investments made in connection with an investment in unconsolidated venture, for which the fair value option was elected.

(2)	Includes timing and amount of expected future cash flow.
Significant increases (decreases) in any one of the inputs described above in isolation may result in a significantly different fair value for the financial assets and liabilities using such Level 3 inputs.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Assets and Liabilities Measured at Fair Value on a Non-recurring Basis
Non-financial assets and liabilities measured at fair value on a non-recurring basis in the consolidated financial statements consist of real estate held for sale or assets for which an impairment has been recorded, such as goodwill. Such fair value measurements are generally considered to be Level 3 within the valuation hierarchy, where applicable, based on estimated sales price, adjusted for closing costs and expenses, determined by discounted cash flow analysis, direct capitalization analyses or a sales comparison approach if no contracts had been consummated. The discounted cash flow and direct capitalization analyses include all estimated cash inflows and outflows over a specific holding period and, where applicable, any estimated debt premiums. This cash flow is comprised of unobservable inputs which included forecasted rental revenues and expenses based upon existing in-place leases, market conditions and expectations for growth. Capitalization rate and discount rate used in these analyses are based upon observable rates that the Company believes to be within a reasonable range of current market rates for the respective properties.
Valuations are prepared using internally-developed valuation models. These valuations are reviewed and approved, during each reporting period, by management, as deemed necessary, including personnel from the accounting, finance and operations and the valuations are updated as appropriate. In addition, the Company may engage third-party valuation experts to assist with the preparation of certain of its valuations. Refer to Note 2 and 3 for further disclosure regarding non-recurring fair value measurement of impairment on goodwill and operating real estate.
Fair Value Option
The Company has historically elected to apply the fair value option for the following financial assets and liabilities existing at the time of adoption or at the time the Company recognizes the eligible item for the purpose of consistent accounting application: CRE securities financed in N-Star CDOs; CDO bonds payable; and junior subordinated notes. Given past market volatility the Company had observed that the impact of electing the fair value option would generally result in additional variability to the Company’s consolidated statements of operations which management believes is not a useful presentation for such financial assets and liabilities. Therefore, the Company more recently has not elected the fair value option for new investments in CRE securities and securitization financing transactions. The Company may elect the fair value option for certain of its financial assets or liabilities due to the nature of the instrument. In the case of PE Investments, certain investments in unconsolidated ventures (refer to Note 6) and N-Star CDO equity, the Company elected the fair value option because management believes it is a more useful presentation for such investments. The Company determined recording such investments based on the change in fair value of projected future cash flow from one period to another better represents the underlying economics of the respective investment.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents the fair value of financial instruments for which the fair value option was elected as of December 31, 2016 and 2015 (dollars in thousands):

	December 31,
	2016	2015
Assets:
PE Investments	$416,919	$1,101,650
Investments in unconsolidated ventures(1)	128,718	120,392
Real estate securities, available for sale:(2)
N-Star CDO equity	20,954	44,905
CMBS and other securities	16,441	48,711
CRE securities in N-Star CDOs
CMBS	255,630	326,511
Third-party CDO notes	5,801	6,685
Agency debentures	39,729	37,316
Unsecured REIT debt	8,618	8,976
Trust preferred securities	4,893	5,425
Subtotal CRE securities in N-Star CDOs	314,671	384,913
Subtotal real estate securities, available for sale	352,066	478,529
Total assets	$897,703	$1,700,571
Liabilities:
CDO bonds payable	$256,544	$307,601
Junior subordinated notes	194,980	183,893
Total liabilities	$451,524	$491,494
___________________________________________________________

(1)	Includes CRE debt investments made in connection with certain investments in unconsolidated ventures, for which the fair value option was elected.

(2)
December 31, 2016 excludes 24 CRE securities including $88.2 million of N-Star CDO bonds and $5.1 million of CRE securities, for which the fair value option was not elected. December 31, 2015 excludes 28 CRE securities including $216.7 million of N-Star CDO bonds and $6.9 million of CRE securities, for which the fair value option was not elected.

The Company attributes the change in the fair value of floating-rate liabilities to changes in instrument-specific credit spreads. For fixed-rate liabilities, the Company attributes the change in fair value to interest rate-related and instrument-specific credit spread changes.
Change in Fair Value Recorded in the Statements of Operations
The following table presents unrealized gains (losses) on investments and other related to the change in fair value of financial assets and liabilities in the consolidated statements of operations for the years ended December 31, 2016, 2015 and 2014 (dollars in thousands):

	Years Ended December 31,
	2016	2015	2014
Assets:
Real estate securities, available for sale(1)	$(51,181)	$(14,810)	$(12,324)
PE Investments(1)	(27,143)	(33,241)	32,621
Investments in unconsolidated ventures(1)	(8,604)	(40,437)	—
Foreign currency remeasurement(2)	(30,610)	(18,275)	(11,719)
Liabilities:		—
CDO bonds payable(1)	(26,220)	(29,275)	(217,608)
Junior subordinated notes(1)	(11,087)	31,279	(13,969)
Subtotal unrealized gain (loss), excluding derivatives	(154,845)	(104,759)	(222,999)
Derivatives	(20,956)	(87,475)	8,184
Subtotal unrealized gain (loss)	(175,801)	(192,234)	(214,815)
Net cash payments on derivatives (refer to Note 15)	(7,769)	(11,878)	(16,882)
Total	$(183,570)	$(204,112)	$(231,697)
____________________________________________________________

(1)	Represents financial assets and liabilities for which the fair value option was elected.

(2)	Represents foreign currency remeasurement on investments, cash and deposits primarily denominated in British Pounds.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fair Value of Financial Instruments
In addition to the above disclosures regarding financial assets or liabilities which are recorded at fair value, U.S. GAAP requires disclosure of fair value about all financial instruments. The following disclosure of estimated fair value of financial instruments was determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on estimated fair value.
The following table presents the principal amount, carrying value and fair value of certain financial assets and liabilities as of December 31, 2016 and 2015 (dollars in thousands):

	December 31, 2016			December 31, 2015
	Principal / Notional Amount	Carrying Value	Fair Value	Principal / Notional Amount	Carrying Value	Fair Value
Financial assets:(1)
Real estate debt investments, net	$353,274	$296,544	$331,480	$555,354	$501,474	$594,698
Real estate debt investments, held for sale	35,120	34,000	34,000	225,037	224,677	224,677
Real estate securities, available for sale(2)	1,089,392	445,363	445,363	1,285,643	702,110	702,110
Derivative assets(2)(3)	4,074,959	99	99	4,173,872	116	116
Financial liabilities:(1)
Mortgage and other notes payable	$6,364,645	$6,290,200	$6,218,486	$7,297,081	$7,164,576	$7,175,374
Credit facilities and term borrowings	425,000	421,584	421,584	662,053	654,060	654,060
CDO bonds payable(2)(4)	359,213	256,544	256,544	436,491	307,601	307,601
Exchangeable senior notes	29,360	27,410	32,042	31,360	29,038	50,121
Junior subordinated notes(2)(4)	280,117	194,980	194,980	280,117	183,893	183,893
Derivative liabilities(2)(3)	2,059,315	123,472	123,472	2,225,750	103,293	103,293
Borrowings of properties held for sale	1,262,509	1,252,050	1,255,992	2,214,305	2,195,973	2,200,686
____________________________________________________________

(1)	The fair value of other financial instruments not included in this table is estimated to approximate their carrying value.

(2)	Refer to “Determination of Fair Value” above for disclosures of methodologies used to determine fair value.

(3)	Derivative assets and liabilities exclude timing swaps with an aggregate notional amount of $12.6 million and $28.0 million as of December 31, 2016 and 2015, respectively.

(4)	The fair value option has been elected for these liabilities.
Disclosure about fair value of financial instruments is based on pertinent information available to management as of the reporting date. Although management is not aware of any factors that would significantly affect fair value, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein.
Real Estate Debt Investments
For CRE debt investments, fair value was approximated by comparing the current yield to the estimated yield for newly originated loans with similar credit risk or the market yield at which a third party might expect to purchase such investment. Fair value was determined assuming fully-extended maturities regardless of structural or economic tests required to achieve such extended maturities. For any CRE debt investments that are deemed impaired, carrying value approximates fair value. The fair value of CRE debt investments held for sale is determined based on the expected sales price. Fair value measurements related to CRE debt are generally based on unobservable inputs and, as such, are classified as Level 3 of the fair value hierarchy.
Mortgage and Other Notes Payable
For mortgage and other notes payable, the Company primarily uses rates currently available with similar terms and remaining maturities to estimate fair value. These measurements are determined using comparable U.S. Treasury rates as of the end of the reporting period or market credit spreads over the rate payable on fixed rate U.S. Treasury of like maturities. These fair value measurements are based on observable inputs, and as such, are classified as Level 2 of the fair value hierarchy. For the borrowings of properties held for sale, the Company uses available market information, which includes quoted market prices or recent transactions, if available, to estimate their fair value and are, therefore, based on observable inputs, and as such, are classified as Level 2 of the fair value hierarchy.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Credit Facilities and Term Borrowings
As of the reporting date, the Company believes the carrying value of its credit facilities and term borrowings approximate fair value. These fair value measurements are based on observable inputs, and as such, are classified as Level 2 of the fair value hierarchy.
Exchangeable Senior Notes
For the exchangeable senior notes, the Company uses available market information, which includes quoted market prices or recent transactions, if available, to estimate their fair value and are, therefore, based on observable inputs, and as such, are classified as Level 2 of the fair value hierarchy.

15.	Risk Management and Derivative Activities
Derivatives
The Company uses derivative instruments primarily to manage interest rate risk and such derivatives are not considered speculative. These derivative instruments are typically in the form of interest rate swap and cap agreements and the primary objective is to minimize interest rate risks associated with investment and financing activities. The counterparties of these arrangements are major financial institutions with which the Company may also have other financial relationships. The Company is exposed to credit risk in the event of non-performance by these counterparties and it monitors their financial condition; however, the Company currently does not anticipate that any of the counterparties will fail to meet their obligations.
The following tables present derivative instruments that were not designated as hedges under U.S. GAAP as of December 31, 2016 and 2015 (dollars in thousands):

	Number	Notional Amount(1)	Fair Value Net Asset (Liability)		Range of Fixed LIBOR / Forward Rate	Range of Maturity
As of December 31, 2016:
Interest rate caps	12	$4,074,959	$99		1.75% - 5.00%	March 2017 - August 2018
Interest rate swaps - N-Star CDOs	9	56,446	(244)	(2)	5.02% - 5.25%	January 2017 - July 2018
Interest rate swaps - other	2	2,002,869	(123,228)		3.39% - 4.17%	December 2019 - July 2023(3)
Total	23	$6,134,274	$(123,373)

As of December 31, 2015:
Interest rate caps	14	$4,173,872	$116		2.50% - 5.00%	January 2016 - December 2017
Interest rate swaps - N-Star CDOs	9	222,510	(7,321)	(2)	5.02% - 5.25%	January 2017 - July 2018
Interest rate swaps - other	2	2,003,240	(95,972)		3.39% - 4.17%	December 2019 - July 2023(3)
Total	25	$6,399,622	$(103,177)
____________________________________________________________

(1)	Excludes timing swaps with a notional amount of $12.6 million and $28.0 million as of December 31, 2016 and 2015, respectively.

(2)
Interest rate swaps in consolidated N-Star CDOs are liabilities and are only subject to the credit risks of the respective CDO transaction. As the interest rate swaps are senior to all the liabilities of the respective CDO and the fair value of each of the CDO’s investments exceeded the fair value of the CDO’s derivative liabilities, a credit valuation adjustment was not recorded.

(3)	Includes a $2.0 billion notional forward-starting interest rate swap with a maturity date of December 3, 2029, which requires a mandatory cash redemption by December 3, 2019 at fair value.
The change in number and notional amount of derivative instruments from December 31, 2015 relates to contractual notional amortization and the maturity of interest rate caps in the Company’s healthcare portfolio. The Company had no derivative financial instruments that were designated as hedges in qualifying hedging relationships as of December 31, 2016 and 2015.
The following table presents the fair value of derivative instruments, as well as their classification on the consolidated balance sheets, as of December 31, 2016 and 2015 (dollars in thousands):

	Balance Sheet	December 31,
	Location	2016	2015
Interest rate caps	Other assets	$99	$116
Interest rate swaps	Derivative liabilities	$123,472	$103,293

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents the effect of derivative instruments in the consolidated statements of operations for the years ended December 31, 2016, 2015 and 2014 (dollars in thousands):

		Years Ended December 31,
	Statements of Operations Location	2016	2015	2014
Amount of gain (loss) recognized in earnings (loss):
Adjustment to fair value of interest rate swaps and caps	Unrealized gain (loss) on investments and other	$(20,956)	$(87,475)	$8,184
Net cash payment on derivatives	Unrealized gain (loss) on investments and other	(7,769)	(11,878)	(16,882)
Amount of swap gain (loss) amortization from OCI into earnings	Interest expense—mortgage and corporate borrowings	(775)	(934)	(915)

NorthStar Europe
Amount of gain (loss) recognized in earnings (loss):
Adjustment to fair value of interest rate swaps and caps	Income (loss) from discontinued operations	—	(8,659)	—
Adjustments to fair value of foreign currency forwards	Income (loss) from discontinued operations	—	(1,933)	—
Net cash payment on derivatives	Income (loss) from discontinued operations	—	(214)	—
The Company’s counterparties did not hold any cash margin as collateral against the Company’s derivative contracts as of December 31, 2016 and 2015.
Risk Management
Concentrations of credit risk arise when a number of tenants, operators or issuers related to the Company’s investments are engaged in similar business activities or located in the same geographic region to be similarly affected by changes in economic conditions. The Company monitors its portfolios to identify potential concentrations of credit risks. With respect to the Company’s healthcare portfolio, for the year ended December 31, 2016, Senior Lifestyle Holding Company, LLC was the healthcare operator as it related to 74.3% of the Company’s resident fee income and 11.1% of the Company’s total revenue. Otherwise, the Company has no other tenant or operator that generates 10% or more of its total revenue. The Company believes the remainder of its portfolios are reasonably well diversified and do not contain any unusual concentrations of credit risks.
16.    Commitments and Contingencies
The Company is involved in various litigation matters arising in the ordinary course of its business. Although the Company is unable to predict with certainty the eventual outcome of any litigation, in the opinion of management, the current legal proceedings are not expected to have a material adverse effect on the Company’s financial position or results of operations.
Merger Related Arrangements and Other Costs
The Company entered into fee arrangements with service providers and advisors pursuant to which certain fees incurred by the Company in connection with the Mergers became payable upon consummation of the Mergers. The Company incurred other professional fees related to the Mergers. Subsequent to December 31, 2016, the Company incurred $31.0 million related to the Mergers.
Guaranty Agreements
In connection with certain hotel acquisitions, the Company entered into guaranty agreements with various hotel franchisors, pursuant to which the Company guaranteed the franchisees’ obligations, including payments of franchise fees and marketing fees, for the term of the agreements, which expires from 2029 to 2034. As of December 31, 2016, the aggregate amount under these guarantees is $1.2 million.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Other
Effective January 1, 2005, the Company adopted the NorthStar Realty Limited Partnership 401(k) Retirement Plan (the “401(k) Plan”) for its employees.  Eligible employees under the 401(k) Plan may begin participation on the first day of the month after they have completed 30 days of employment.  The Company’s matching contribution is calculated as 100% of the first 3% and 50% of the next 2% of participant’s eligible earnings contributed (utilizing earnings that are not in excess of the amount established by the Internal Revenue Service).  The Company’s aggregate matching contribution for the years ended December 31, 2016, 2015 and 2014 was $0.1 million, $0.1 million and $1.0 million, respectively. The decrease from 2013 is due to most of the Company’s existing employees at the time of the NSAM Spin-off becoming employees of NSAM.
Obligations Under Ground Leases
The following table presents minimum future rental payments under the Company’s contractual ground lease obligations for certain building leaseholds as of December 31, 2016 (dollars in thousands):

Years Ending December 31:	Total(1)
2017	$5,007
2018	5,117
2019	5,053
2020	5,076
2021	5,160
Thereafter	113,262
Total minimum lease payments	$138,675
__________________

(1)	Represents 48 ground leases of which 18 leases ground rent are paid directly by the tenants/operators.

17.	Variable Interest Entities
As of December 31, 2016, the Company has identified certain consolidated and unconsolidated VIEs. Assets of each of the VIEs, other than the Operating Partnership, may only be used to settle obligations of the respective VIE. Creditors of each of the VIEs have no recourse to the general credit of the Company. The Company identified several VIEs which were originally consolidated under the voting interest model prior to changes in the consolidation rules under U.S. GAAP (refer to Note 2).
Consolidated VIEs
The Company’s most significant newly identified consolidated VIEs are its Operating Partnership and certain properties that have non-controlling interests. These entities are VIEs because the non-controlling interests do not have substantive kick-out or participating rights and the Company is the primary beneficiary. The Operating Partnership consolidates certain properties that have non-controlling interests. Included in operating real estate, net on the Company’s consolidated balance sheets as of December 31, 2016 is $6.1 billion related to such consolidated VIEs. Included in mortgage and other notes payable on the Company’s consolidated balance sheets as of December 31, 2016 is $5.0 billion collateralized by the real estate assets of the related consolidated VIEs. Included in assets held for sale on the Company’s consolidated balance sheets as of December 31, 2016 is $1.7 billion related to such consolidated VIEs. Included in liabilities related to assets held for sale on the Company’s consolidated balance sheets as of December 31, 2016 is $1.3 billion collateralized by the real estate assets of the related consolidated VIEs. These balances are separate from the assets and liabilities related to the N-Star CDOs. Included in real estate securities, available for sale on the Company’s consolidated balance sheets as of December 31, 2016 is $0.3 billion related to the N-Star CDOs. Included in CDO bonds payable, at fair value on the Company’s consolidated balance sheets as of December 31, 2016 is $0.2 billion collateralized by the real estate securities of the related N-Star CDOs.
N-Star CDOs
As of December 31, 2016, the Company serves as collateral manager and/or special servicer for N-Star CDOs I and IX which are primarily collateralized by CRE securities. The Company consolidates these entities as the Company has the power to direct the activities that most significantly impact the economic performance of these CDOs, and therefore, continues to be the primary beneficiary.
The Company is not contractually required to provide financial support to any of the consolidated N-Star CDOs, however, the Company, in its capacity as collateral manager and/or special servicer, may in its sole discretion provide support such as protective and other advances it deems appropriate. The Company did not provide any other financial support to any of the consolidated N-Star CDOs for the years ended December 31, 2016, 2015 and 2014.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unconsolidated VIEs
N-Star CDOs
The Company delegated the collateral management rights for N-Star CDOs IV, VI and VIII and the CapLease CDO on September 30, 2013 and the CSE CDO on December 31, 2013 to a third-party collateral manager/collateral manager delegate who is entitled to a percentage of the senior and subordinate collateral management fees. The Company continues to receive fees as named collateral manager or collateral manager delegate and retained administrative responsibilities. The Company evaluated the fees paid to the third-party collateral manager/collateral manager delegate and concluded that such fees represented a variable interest in the deconsolidated loan CDOs and that the third party was functioning as a principal. The Company determined that the delegation of the Company’s collateral management power in the CDOs was a VIE reconsideration event and concluded that these CDOs were still VIEs as the equity investors do not have the characteristics of a controlling financial interest. The Company then reconsidered if it was the primary beneficiary of such VIEs and determined that it no longer has the power to direct the activities that most significantly impact the economic performance of these CDOs, which includes but is not limited to selling collateral, and therefore is no longer the primary beneficiary of such CDOs. As a result, the Company does not consolidate the assets and liabilities for N-Star CDOs IV, VI and VIII, CSE CDO and the CapLease CDO. In September 2015, N-Star CDO IV was liquidated.
In March 2014, the Company determined it no longer had the power to direct the activities that most significantly impact the economic performance of N-Star CDO V due to the ability of a single party to remove the Company as collateral manager as a result of an existing event of default. The Company was no longer the primary beneficiary of N-Star CDO V, and as a result, in the first quarter 2014, the Company deconsolidated the assets and liabilities of this CDO.
In May 2014, the Company determined it no longer had the power to direct the activities that most significantly impact the economic performance of N-Star CDO III due to the ability of a single party to remove the Company as collateral manager as a result of an existing event of default. The Company was no longer the primary beneficiary of N-Star CDO III, and as a result, in the second quarter 2014, the Company deconsolidated the assets and liabilities of this CDO.
Similar events of default in the future, if they occur, could cause the Company to deconsolidate its remaining consolidated N-Star CDO financing transactions.
For the year ended December 31, 2014, the deconsolidation of N-Star CDOs III and V resulted in an aggregate non-cash realized loss on deconsolidation of $31.4 million recorded in the consolidated statement of operations, which was the result of the deconsolidation of an aggregate $192.5 million of assets, $149.0 million of liabilities, net of $8.8 million of fair value of N-Star CDO bonds recorded that no longer eliminated in consolidation and the reclassification of $3.3 million of unrealized gain to loss from deconsolidation.
Other Unconsolidated VIEs
Based on management’s analysis, the Company is not the primary beneficiary of the VIEs summarized below and as such, these VIEs are not consolidated into the Company’s financial statements as of December 31, 2016. These unconsolidated VIEs are summarized as follows:
Real Estate Debt Investments
The Company identified certain CRE debt investments with a carrying value of $174.1 million as a variable interest in a VIE. The Company determined that it is not the primary beneficiary of such VIE, and as such, the VIE is not consolidated in the Company’s financial statements. For all other CRE debt investments, the Company determined that these investments are not VIEs and, as such, the Company continues to account for all CRE debt investments as loans.
Real Estate Securities
The Company identified N-Star CDO bonds, equity and CMBS and other securities (excluding CRE securities in consolidated N-Star CDOs) with a fair value of $130.7 million as variable interests in VIEs. The Company determined that either it was not the controlling class of such securitization or was the controlling class and the Company determined at that time and continues to believe that it does not currently or potentially hold a significant interest in such securitizations and, therefore, is not the primary beneficiary.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NorthStar Realty Finance Trusts
The Company owns all of the common stock of the Trusts. The Trusts were formed to issue trust preferred securities. The Company determined that the holders of the trust preferred securities were the primary beneficiaries of the Trusts. As a result, the Company did not consolidate the Trusts and has accounted for the investment in the common stock of the Trusts under the equity method. As of December 31, 2016, the Company’s carrying value and maximum exposure to loss related to its investment in the Trusts is $3.7 million and is recorded in investments in unconsolidated ventures on the consolidated balance sheets.
PE Investments
The Company determined all PE Investments are VIEs, with the exception of PE Investment I and II, as the non-controlling interests do not have substantive kick-out or participating rights. As of December 31, 2016, the Company’s investment in these entities is $333.3 million and the amount of expected future contributions is $3.5 million.
Summary of Unconsolidated VIEs
The following table presents the classification, carrying value and maximum exposure of unconsolidated VIEs as of December 31, 2016 (dollars in thousands):

	Junior Subordinated Notes, at Fair Value	Real Estate Debt Investments, Net	Real Estate Securities, Available for Sale	PE Investments	Total	Maximum Exposure to Loss(1)
Real estate debt investments, net	$—	$174,139	$—	$—	$174,139	$174,139
Investments in unconsolidated ventures	3,742	—	—	—	3,742	3,742
Investments in private equity funds, at fair value	—	—	—	333,282	333,282	333,282
Real estate securities, available for sale:
N-Star CDO bonds	—	—	88,223	—	88,223	88,223
N-Star CDO equity	—	—	20,954	—	20,954	20,954
CMBS and other securities	—	—	21,515	—	21,515	21,515
Subtotal real estate securities, available for sale	—	—	130,692	—	130,692	130,692
Total assets	3,742	174,139	130,692	333,282	641,855	641,855
Junior subordinated notes, at fair value	194,980	—	—	—	194,980	NA
Total liabilities(2)	194,980	—	—	—	194,980	NA
Net	$(191,238)	$174,139	$130,692	$333,282	$446,875	$641,855
____________________________________________________________

(1)	The Company’s maximum exposure to loss as of December 31, 2016 would not exceed the carrying value of its investment.

(2)	Excludes a secured borrowing with a carrying value of $52.2 million related to a real estate debt investment.
Other than described above as it relates to expected future fundings on PE Investments, the Company is not contractually required to provide financial support to any of its unconsolidated VIEs during the years ended December 31, 2016, 2015 and 2014 however, the Company, in its capacity as collateral manager/collateral manager delegate and/or special servicer of the deconsolidated N-Star CDOs, may in its sole discretion provide support such as protective and other advances it deems appropriate. As of December 31, 2016, there were no explicit arrangements or implicit variable interests that could require the Company to provide financial support to any of its unconsolidated VIEs.

18.	Segment Reporting
The Company conducted its business through the following five segments (excluding the asset management business and the European real estate business which the Company spun off on June 30, 2014 and October 31, 2015, respectively, which are no longer separate operating segments), based on how management reviews and manages its business:

•
Real Estate - The real estate business pursues various types of investments in commercial real estate located throughout the United States that includes healthcare, hotel, net lease and multi-tenant office properties. In addition, it includes certain healthcare properties located outside of the United States and PE Investments diversified by property type and geography. In addition, the Company is also invested in manufactured housing communities and multifamily properties.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

•
Healthcare - The healthcare properties are comprised of a diverse portfolio of medical office buildings, senior housing, skilled nursing and other healthcare properties. The majority of the healthcare properties are medical office buildings and properties structured under a net lease to healthcare operators. In addition, the Company owns senior operating facilities, which include healthcare properties that operate through management agreements with independent third-party operators, predominantly through structures permitted by RIDEA that permit the Company, through a TRS, to have direct exposure to resident fee income and incur customary related operating expenses. In March 2016, the Company sold its 60% interest in a $899 million Senior Housing Portfolio for $534.5 million. The buyer assumed the Company’s portion of the $648.2 million of related mortgage financing and the Company received approximately $149.4 million of proceeds, net of sales costs. In December 2016, the Company sold a subset of its portfolio of medical office buildings within the Griffin-American Portfolio for $767.8 million with $658.7 million of related mortgage financing paid off as part of the transaction. The Company received $78.0 million of net proceeds. In January 2017, the Company sold an interest in its healthcare portfolio for net proceeds of approximately $340 million. Refer to Note 20. Subsequent Events for further disclosure.

•
Hotel - The hotel portfolio is a geographically diverse portfolio primarily comprised of extended stay hotels and premium branded select service hotels primarily located in major metropolitan markets with the majority affiliated with top hotel brands.

•
Manufactured Housing - The manufactured housing portfolio consists of communities that lease pad rental sites for placement of factory built homes located throughout the United States. In addition, the portfolio includes manufactured homes and receivables related to the financing of homes sold to residents. In May 2016, the Company entered into an agreement to sell its manufactured housing portfolio for $2.0 billion with $1.3 billion of related mortgage financing expected to be assumed as part of the transaction. The Company expects to receive $614.8 million of net proceeds. The Company expects the transaction to close in the first quarter 2017. There is no assurance the transaction will close on the terms anticipated, if at all.

•
Net Lease - The net lease properties are primarily industrial, office and retail properties typically under net leases to corporate tenants. In September 2016, the Company redeemed its interests in the Industrial Portfolio for $169.6 million of net proceeds.

•
Multifamily - The multifamily portfolio primarily focuses on properties located in suburban markets that are well suited to capture the formation of new households. In 2016, the Company sold ten multifamily properties for $306.9 million with $209.9 million of mortgage financing assumed as part of the transaction. The Company received $84.7 million of net proceeds.

•	Multi-tenant Office - The Company pursues the acquisition of multi-tenant office properties currently focused on the western United States.

•
PE Investments - The real estate business also includes investments (directly or indirectly in joint ventures) owning PE Investments managed by institutional quality sponsors and diversified by property type and geography. In February 2016, the Company sold substantially all of its interest in PE Investment II for proceeds of $184.1 million. In September 2016, the Company sold a portfolio of PE Investments for a gross sales price of $317.6 million with $44.7 million of deferred purchase price assumed as part of the transaction, including $5.6 million of deferred purchase price which was the obligation of an unconsolidated joint venture. The Company received $238.6 million of net proceeds. Refer to Note 10. Related Party Arrangements for further disclosure.

•
Commercial Real Estate Debt - The CRE debt business is focused on originating, acquiring and asset managing senior and subordinate debt investments secured primarily by commercial real estate and includes first mortgage loans, subordinate mortgage and mezzanine loans and participations in such loans and preferred equity interests. The Company may from time to time take title to collateral in connection with a CRE debt investment as REO which would be included in the CRE debt business. In 2016, the Company sold or received repayment for 15 debt investments and a REO with a total principal amount of $388.6 million and used $72.1 million of proceeds to pay down the Company’s loan facility in full, resulting in $313.2 million of net proceeds.

•
Commercial Real Estate Securities - The CRE securities business is predominately comprised of N-Star CDO bonds and N-Star CDO equity of deconsolidated N-Star CDOs and includes other securities, mostly CMBS meaning each asset is a pool backed by a large number of commercial real estate loans. The Company also invests in opportunistic CRE securities such as an investment in a “B-piece” CMBS. In 2016, the Company sold certain CRE securities for $53.9 million of net proceeds.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

•
N-Star CDOs - The Company historically originated or acquired CRE debt and securities investments that were predominantly financed through permanent, non-recourse CDOs. The Company’s remaining consolidated CDOs are past the reinvestment period and given the nature of these transactions, these CDOs are amortizing over time as the underlying assets pay down or are sold. The Company has been winding down its legacy CDO business and investing in a broad and diverse range of CRE assets. As a result, this distinct business is a significantly smaller portion of its business today than in the past. As of December 31, 2016, only N-Star securities CDOs I and IX continue to be consolidated. Refer to Note 17 for further disclosure regarding deconsolidated N-Star CDOs. The Company continues to receive collateral management fees related to administrative responsibilities for deconsolidated N-Star CDO financing transactions, which are recorded in other revenue and included in the N-Star CDOs segment.

•	Corporate - The corporate segment includes NSAM management fees incurred, corporate level interest income and interest expense and general and administrative expenses.
The Company primarily generated revenue from rental income from its real estate properties, operating income from healthcare and hotel properties permitted by the RIDEA and net interest income on the CRE debt and securities portfolios. Additionally, the Company records equity in earnings of unconsolidated ventures, including from PE Investments. The Company’s income was primarily derived through the difference between revenue and the cost at which the Company was able to finance its investments.
Prior to the NSAM Spin-off, the Company generated fee income from asset management activities. The asset management segment represented the consolidated results of operations and balance sheet of such asset management business which was transferred to NSAM in connection with the NSAM Spin-off. Amounts related to the asset management business are reported in discontinued operations and include an allocation of indirect expenses related to managing the NSAM Retail Companies and owning NorthStar Securities, including salaries, equity-based compensation and other general and administrative expenses (primarily occupancy and other costs) based on an estimate had the asset management business been run as an independent entity.
Prior to the NRE Spin-off, the Company generated rental and escalation income from its European properties. The European real estate segment represented the consolidated results of operations and balance sheet of such European real estate business which was transferred to NRE in connection with the NRE Spin-off. Amounts related to the European real estate business are reported in discontinued operations.
The following tables present segment reporting for the years ended December 31, 2016, 2015 and 2014 (dollars in thousands):

Statement of Operations:					N-Star CDOs(2)
Year Ended December 31, 2016	Real Estate(1)		CRE Debt	CRE Securities	CRE Securities		Corporate		Total
Rental and escalation income	$678,909		$—	$—	$—		$—		$678,909
Hotel related income	826,147		—	—	—		—		826,147
Resident fee income	293,006		—	—	—		—		293,006
Net interest income on debt and securities	11,290	(3)	33,908	46,491	27,342	(4)	18,373	(4)	137,404
Interest expense—mortgage and corporate borrowings	426,715		—	—	—		41,365		468,080
Income (loss) before equity in earnings (losses) and income tax benefit (expense)	19,265	(5)	23,723	(13,540)	(43,841)		(319,206)	(6)	(333,599)
Equity in earnings (losses) of unconsolidated ventures	124,639		—	—	—		79		124,718
Income tax benefit (expense)	(13,303)		(532)	—	—		—		(13,835)
Income (loss) from continuing operations	130,601		23,191	(13,540)	(43,841)		(319,127)		(222,716)
Net income (loss)	130,601		23,191	(13,540)	(43,841)		(319,127)		(222,716)
Balance Sheet:
December 31, 2016
Investments in private equity funds, at fair value	416,919		—	—	—		—		416,919
Investments in unconsolidated ventures	138,244		8,526	—	—		21,008		167,778
Total Assets	10,436,706		254,781	131,566	331,302		1,062,534		12,216,889
___________________________________

(1)	Includes $33.9 million of rental and escalation income and $1.9 million of net income from a portfolio of healthcare assets located in the United Kingdom.

(2)
Based on CDO financing transactions that were primarily collateralized by CRE securities and may include other types of investments. $2.6 million of collateral management fees were earned from CDO financing transactions, of which $0.7 million were eliminated in consolidation.

(3)	Primarily represents interest income earned from notes receivable on manufactured homes and interest income on loans in the Company’s healthcare portfolio.

(4)
Represents income earned from N-Star CDO bonds repurchased at a discount, recognized using the effective interest method, that is eliminated in consolidation. The corresponding interest expense is recorded in net interest income in the N-Star CDOs segment.

(5)	Primarily relates to depreciation and amortization of $337.2 million.

(6)	Includes management fees to NSAM of $186.8 million and an unrealized loss on a derivative instrument of $27.3 million.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Statement of Operations:					N-Star CDOs(2)
Year Ended December 31, 2015	Real Estate(1)		CRE Debt	CRE Securities	CRE Securities		Corporate		European Real Estate(3)		Total
Rental and escalation income	$732,123		$—	$—	$302		$—		$—		$732,425
Hotel related income	784,151		—	—	—		—		—		784,151
Resident fee income	271,394		—	—	—		—		—		271,394
Net interest income on debt and securities	10,546	(4)	88,893	62,235	44,393	(5)	12,738	(5)	—		218,805
Interest expense—mortgage and corporate borrowings	433,023		—	—	—		53,385		—		486,408
Income (loss) before equity in earnings (losses) and income tax benefit (expense)	(163,974)	(6)	86,476	85,618	(15,612)		(355,973)	(7)	—		(363,465)
Equity in earnings (losses) of unconsolidated ventures	218,766		—	—	—		311		—		219,077
Income tax benefit (expense)	(13,776)		(555)	6	—		—		—		(14,325)
Income (loss) from continuing operations	41,016		85,921	85,624	(15,612)		(355,662)		—		(158,713)
Income (loss) from discontinued operations	(11)		—	—	—		—		(108,543)	(8)	(108,554)
Net income (loss)	41,005		85,921	85,624	(15,612)		(355,662)		(108,543)		(267,267)
Balance Sheet:
December 31, 2015
Investments in private equity funds, at fair value	1,101,650		—	—	—		—		—		1,101,650
Investments in unconsolidated ventures	129,457		8,526	—	—		17,754		—		155,737
Total Assets	13,871,796		661,348	319,937	422,953		128,367		—		15,404,401
___________________________________

(1)	Includes $37.6 million of rental and escalation income and $2.3 million of net income from a portfolio of healthcare assets located in the United Kingdom.

(2)
Based on CDO financing transactions that were primarily collateralized by either CRE debt or securities and may include other types of investments. $5.2 million of collateral management fees were earned from CDO financing transactions, of which $2.3 million were eliminated in consolidation.

(3)
Prior to the NRE Spin-off, the Company generated rental and escalation income from its European properties. The European real estate segment represents the consolidated results of operations and balance sheet of such European real estate business which was transferred to NorthStar Europe in connection with the NRE Spin-off. Amounts related to the European real estate business are reported in discontinued operations. Represents the consolidated statements of operations of NorthStar Europe reported in discontinued operations and includes an allocation of indirect expenses from the Company (refer to Note 9).

(4)	Primarily represents interest income earned from notes receivable on manufactured homes and interest income on loans in the Company’s healthcare portfolio.

(5)
Represents income earned from N-Star CDO bonds repurchased at a discount, recognized using the effective interest method, that is eliminated in consolidation. The corresponding interest expense is recorded in net interest income in the N-Star CDO segments.

(6)	Primarily relates to depreciation and amortization of $454.8 million.

(7)	Includes management fees to NSAM of $198.7 million.

(8)	Primarily relates to transaction costs of $109.5 million and depreciation and amortization of $42.4 million.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Statement of Operations:					N-Star CDOs(1)
Year Ended December 31, 2014	Real Estate		CRE Debt	CRE Securities	CRE Securities	Corporate		Asset Management(2)	European Real Estate(3)		Consolidated Total
Rental and escalation income	$348,666		$—	$—	$1,285	$—		$—	$—		$349,951
Hotel related income	237,039		—	—	—	—		—	—		237,039
Resident fee income	77,516		—	—	—	—		—	—		77,516
Net interest income on debt and securities	5,951	(4)	145,159	82,246	63,216	1,567	(5)	—	—		298,139
Interest expense—mortgage and corporate borrowings	183,042		—	—	—	48,852		—	—		231,894
Income (loss) before equity in earnings (losses) and income tax benefit (expense)	(170,495)	(6)	139,581	101,691	(185,730)	(309,879)		—	—		(424,832)
Equity in earnings (losses) of unconsolidated ventures	162,126		2,644	—	—	283		—	—		165,053
Income tax benefit (expense)	(15,904)		(70)	(205)	(352)	(75)		—	—		(16,606)
Income (loss) from continuing operations	(24,273)		142,155	101,486	(186,082)	(309,671)		—	—		(276,385)
Income (loss) from discontinued operations	(925)		—	—	—	—		(7,203)	(36,573)	(7)	(44,701)
Net income (loss)	(25,198)		142,155	101,486	(186,082)	(309,671)		(7,203)	(36,573)	(7)	(321,086)
Balance Sheet:
December 31, 2014:
Investments in private equity funds, at fair value	962,038		—	—	—	—		—	—		962,038
Investments in unconsolidated ventures	184,026		8,526	—	—	15,225		—	—		207,777
Total Assets	12,771,368		1,158,947	417,884	506,616	163,264		—	160,633		15,178,712
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(1)
Based on CDO financing transactions that were primarily collateralized by CRE securities and may include other types of investments. $5.9 million of collateral management fees were earned from CDO financing transactions for the year ended December 31, 2014, of which $2.6 million were eliminated in consolidation. The eliminated amounts are recorded as other revenue in the Corporate segment and as an expense in the N-Star CDO segment.

(2)	Represents the consolidated statements of operations of NSAM reported in discontinued operations and includes an allocation of indirect expenses from the Company (refer to Note 9).

(3)	Represents the consolidated statements of operations of NorthStar Europe reported in discontinued operations and includes an allocation of indirect expenses from the Company (refer to Note 9).

(4)	Primarily represents interest income earned from notes receivable on manufactured homes.

(5)
Represents income earned from CDO bonds repurchased at a discount, recognized using the effective interest method, that is eliminated in consolidation. The corresponding interest expense is recorded in net interest income in the N-Star CDOs segment.

(6)	Includes depreciation and amortization of $182.1 million.

(7)	Primarily relates to transaction costs of $27.5 million.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19.	Supplemental Disclosures of Non-cash Investing and Financing Activities
The following table presents non-cash investing and financing activities for the years ended December 31, 2016, 2015 and 2014 (dollars in thousands):

	Years Ended December 31,
	2016	2015	2014
Reclassification of operating real estate, net to assets held for sale	$1,119,985	$2,627,551	$22,323
Assignment / reduction of mortgage note payable upon sale / redemption of real estate	1,081,732	—	—
Reclassification of intangible assets to assets held for sale	126,466	49,530	—
Reclassification of assets held for sale to operating real estate, net	107,882	—	—
Non-controlling interest – sale or deconsolidation of subsidiary	104,906	—	—
Reclassification of other assets to assets held for sale	44,120	57,323	—
Reclassification of liabilities held for sale to mortgage and other notes payable	39,150
PE Investments deferred purchase price assumed by buyer upon sale	39,059	—	—
Reclassification of CRE debt investment to held for sale	34,000	224,677	15,223
Reclassification of restricted cash to assets held for sale	22,941	—	—
Reclassification of intangible liabilities to liabilities held for sale	19,229	—	—
Escrow deposit payable related to CRE debt investments	8,789	47,303	34,521
Non-controlling interests—reallocation of interest in Operating Partnership	8,760	14,548	—
Amounts payable relating to improvements of operating real estate	5,292	—	—
Non-cash related to PE Investments	2,795	218	15,581
Dividends payable related to RSUs	2,139	3,548	—
Conversion of exchangeable senior notes	1,871	13,590	320,304
Amounts payable relating to real estate related pending deal costs	1,180	—	—
Reclassification of mortgage note payable to liabilities held for sale	—	2,195,975	—
Net assets distributed in spin-off of European real estate business (refer to Note 9)	—	539,491	—
Assumption of mortgage note payable upon purchase	—	273,023	870,871
Reclassification of operating real estate to intangible assets	—	247,602	160,511
Reclassification of CRE debt investment and secured borrowing (refer to Note 10)	—	54,056	—
Acquired assets and liabilities in connection with European real estate acquisitions	—	49,942	—
Reclassification of deferred financing costs to mortgage notes and other payables	—	49,050	—
Deferred purchase price for PE Investment	—	47,808	—
Reclassification of other liabilities to intangible liabilities	—	37,836	—
Reduction of assets and liabilities held for sale via taking title	—	28,962	—
Reclassification of other assets to operating real estate	—	25,577	—
Conversion of Deferred LTIP Units to LTIP Units (refer to Note 13)	—	18,730	—
Reclassification of escrow deposit payable to other liabilities	—	17,377	—
Reclassification of deferred financing costs to credit facilities	—	9,525	—
Retirement of shares of common stock	—	2,001	—
Contribution from non-controlling interest	—	1,461	75,428
Reclassification of deferred financing costs to exchangeable senior notes	—	384	—
Issuance of common stock in connection with the merger of Griffin-American	—	—	1,075,930
Acquired assets in connection with the merger of Griffin-American	—	—	503,784
Exchangeable senior notes exchanged for senior notes	—	—	296,382
Acquired liabilities in connection with the merger of Griffin-American	—	—	229,015
Reclassification of operating real estate to other assets	—	—	67,655
CRE debt investment payoff due from servicer	—	—	64,092
Net assets distributed in spin-off of asset management business (refer to Note 9)	—	—	39,709
Conversion of Old LTIP Units (refer to Note 11)	—	—	18,611
Common stock related to transactions	—	—	6,801

Cash Paid for Interest and Income Taxes
For the years ended December 31, 2016, 2015 and 2014, cash paid for interest on outstanding borrowings was $395.6 million, $429.0 million and $223.0 million, respectively. The difference between interest expense on the consolidated statements of

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

operations and cash paid for interest is primarily due to reclassification of losses related to derivative instruments from OCI into earnings and non-cash interest expense recorded on amortization of deferred financing costs related to borrowings. For the years ended December 31, 2016, 2015 and 2014 cash paid for income taxes was $33.8 million, $26.5 million and $3.4 million, respectively.

20.	Subsequent Events
Colony NorthStar
On January 10, 2017, the Company completed the tri-party merger with Colony and NSAM under which the companies combined in an all-stock merger of equals transaction to create an internally-managed, diversified real estate and investment management company. The Mergers create a leading global equity REIT with an embedded investment management platform with increased scale and capabilities.
Under the terms of the merger agreement NSAM redomesticated to Maryland and elected to be treated as a REIT beginning in 2017 and Colony and the Company, through a series of transactions, merged with and into the redomesticated NSAM, which was renamed Colony NorthStar. The Company’s common stockholders received 1.0996 shares of Colony NorthStar’s common stock for each share of the Company’s common stock they owned. Holders of preferred stock received shares of preferred stock of Colony NorthStar that were substantially similar to the preferred stock held prior to the closing of the transaction. NSAM’s stockholders received approximately 32.85%, Colony stockholders received approximately 33.25% and the Company’s stockholders received approximately 33.90% of the combined company on a fully diluted basis, excluding the effect of certain equity-based awards issued in 2017 in connection with the Mergers.
Healthcare Joint Venture
In January 2017, Colony NorthStar completed the sale of an 18.7% interest in the Company’s healthcare real estate portfolio for net proceeds of approximately $340 million. The healthcare real estate portfolio is currently comprised of the Company’s ownership interest, excluding existing minority interest holders, in 191 senior housing properties, 113 medical office properties, 14 hospitals and 107 skilled nursing facilities (such properties collectively referred to as the “Healthcare Properties”). The transaction represents an implied valuation for the Healthcare Properties of approximately $5.4 billion.